                                                         File No. 30-150
                SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.




                             FORM U5S

                          ANNUAL REPORT





               For the year ended December 31, 1998






 Filed Pursuant to the Public Utility Holding Company Act of 1935
                                by






              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 1998

                               TABLE OF CONTENTS                          Page


ITEM  1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF
          DECEMBER 31, 1998. . . . . . . . . . . . . . . . . . . . . .

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS. . . . . . . . . . .

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
          SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES .

ITEM  5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES. . . . . .

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I. Names, principal business address and positions
                    held as of December 31, 1998 . . . . . . . . . .
          Part  II. Banking connections. . . . . . . . . . . . . . .
          Part III. Compensation and other related information . . .

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS . . . . . . . . . . . . .

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I. Contracts for services or goods between system
                    companies. . . . . . . . . . . . . . . . . . . .
          Part  II. Contracts to purchase services or goods between
                    any system company and any affiliate . . . . . .
          Part III. Employment of any person by any system company for the performance on a continuing basis of management services. . . . . . . . . . . . . . .

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES . . . . .

ITEM 10   FINANCIAL STATEMENTS AND EXHIBITS (Index). . . . . . . . . .

SIGNATURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998.
                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)
                                                                         (in thousands)
American Electric Power Company, Inc. (AEP)                 None            None              None            None
  AEP Communications, Inc. (AEPC)                           100 Shares       100         $    5,624      $     5,624
    AEP Communications, LLC (AEPCLLC)                   Uncertificated       100              4,977            4,977
  AEP Energy Services, Inc. (AEPES)                         100 Shares       100            (15,141)         (15,141)
  AEP Generating Company (AEGCo)                          1,000 Shares       100             39,005           39,005
  AEP Investments, Inc. (AEPINV)                            100 Shares       100              7,378            7,378
  AEP Power Marketing, Inc.                                 100 Shares       100               -                -
  AEP Resources, Inc. (AEPR)                                100 Shares       100            155,274          155,274
    AEP Resources Australia Holdings Pty Ltd (AEPRAH)         1 Share        100            333,764          333,764
      AEP Resources CitiPower I Pty Ltd (AECP1)               1 Share        100            106,803          106,803
        Australia's Energy Partnership (AEPNP)            Partnership         99 (A)      1,042,438        1,042,438
          Marragon (No. 2) Pty Ltd (LDC1)                                     99             48,049           48,049
            CitiPower Pty (PTY)                                               99              7,935            7,935
              Citipower Trust (TRUST)                                         99            954,551          954,551
            Marregon Pty Ltd (AEMAR)                                          99               -                -
        AEP Resources CitiPower II Pty Ltd (AECP2)            1 Share        100              3,052            3,052
          Australia's Energy Partnership (AEPNP)          Partnership          1 (A)         10,530           10,530
            Marregon (No. 2) Pty Ltd (LDC1)                                    1                485              485
              CitiPower Pty (PTY)                                              1                 80               80
                CitiPower Trust (TRUST)                                        1              9,642            9,642
              Marregon Pty Ltd (AEMAR)                                         1               -                -
    AEP Resources Australia Pty., Ltd. (AEPRA)        3,753,752 Shares       100              9,364            9,364
      Pacific Hyrdo Limited                          11,600,000 Shares        20 (B)          7,015            9,425
    AEP Resources Delaware, Inc. (AEPRD)                  1,000 Shares       100             67,196           67,196
    AEP Resources Gas Holding Company (AEPRGH)               10 Shares       100            324,800          324,800
      AEP Resources Investments, Inc. (AEPRINV)(C)          100 Shares       100            115,554          115,554
        LIG Pipeline Company (LIGLINE)                      100 Shares       100            115,554          115,554
          LIG, Inc. (LIGINC)                                100 Shares       100             11,551           11,551
            Louisiana Intrastate Gas Company, L.L.C. (LIG)  100 Shares        10 (D)         11,552           11,551
              LIG Chemical Company (LIGCHEM)                100 Shares        10               (162)            (162)
                LIG Liquids Company, L.L.C. (LIGLIQ)         10 Shares         1 (E)            116              116
              LIG Liquids Company, L.L.C. (LIGLIQ)           90 Shares         9 (E)          1,044            1,044
              Tuscaloosa Pipeline Company (TUSCALOOSA)      100 Shares        10                 89               89
          Louisiana Intrastate Gas Company, L.L.C. (LIG)    900 Shares        90 (D)        103,971          103,971
            LIG Chemical Company (LIGCHEM)                  900 Shares        90             (1,462)          (1,462)
              LIG Liquids Company, L.L.C. (LIGLIQ)           90 Shares         9 (E)          1,044            1,044
            LIG Liquids Company, L.L.C. (LIGLIQ)            810 Shares        81 (E)          9,399            9,399
            Tuscaloosa Pipeline Company (TUSCALOOSA)        900 Shares        90                801              801

                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)
      AEP Resources Ventures, Inc. (VENTURES)(F)            100 Shares       100             26,275           26,275
         AEP Acquisition L.L.C. (AEPACQ)                Uncertificated        50   (G)       26,166           26,166
           Jefferson Island Storage & Hub L.L.C. (JISH)      50 Shares        50            104,488          104,488
      AEP Resources Ventures II, Inc. (VENTURES II)          10 Shares       100             26,276           26,276
         AEP Acquisition L.L.C. (AEPACQ)                Uncertificated        50   (G)       26,166           26,166
           Jefferson Island Storage & Hub L.L.C. (JISH)      50 Shares        50            104,488          104,488
      AEP Resources Ventures III, Inc. (VENTURES III)        10 Shares       100               -                -

    AEP Resources International, Ltd. (AEPRI)                 2 Share        100             32,354           32,354
      AEP Pushan Power, LDC (PUSHAN)                         99 Shares        99   (H)       31,942           31,942
        Nanyang General Light Electric Co., Ltd. (NGLE)      (I)              69.3 (I)       34,721           35,088
      AEP Resources Mauritius Company (MAURITIUS)         9,900 Shares        99   (H)           81               81
      AEP Resources Mauritius Investment Company                             100               -                -
      AEP Resources Project Management Company, Ltd. (AEPRPM) 1 Share        100                327              313
        AEP Pushan Power, LDC (PUSHAN)                        1 Share          1   (H)          323              323
          Nanyang General Light Electric Co., Ltd. (NGLE)    (I)             0.7   (I)          351              355
        AEP Resources Mauritius Company (MAURITIUS)         100 Shares         1   (H)            1                1

          Total AEP Resources Project Management Co., Ltd.                                      324              324

          Total AEP Resources International, Ltd.                                            32,350           32,336
    AEP Resources Limited (AEPRL)                             1 Share        100                203              203

    AEPR Global Investments B.V. (AEPRGI)                    40 Shares       100                 10               10
      AEPR Global Holland Holding B.V. (AEPRGHH)             40 Shares       100                 12               12
    AEPR Global Ventures B.V. (AEPRGV)                       40 Shares       100                  8                8
      Australian Energy International Pty. Ltd.             100 Shares        16   (J)         -                -
        AEI (Loy Yang) Pty. Ltd.                              1 Shares       100               -                -
    Yorkshire Power Group Limited                   220,000,001 Shares        50   (K)      333,000          325,772
      Yorkshire Cayman Holding Limited                          Shares       100               -                -
      Yorkshire Holdings plc                             50,000 Shares       100               -                -
        Yorkshire Electricity Group plc             159,270,953 Shares       100               -                -
        Yorkshire Power Finance Limited                      20 Shares         2   (L)         -                -
      Yorkshire Power Finance Limited                       980 Shares        98   (L)         -                -

          Total AEP Resources, Inc.                                                       1,100,699        1,093,471
  AEP Resources Service Company (AEPRESC)                   110 Shares       100              2,186            2,186
    AEP Energy Services International, Limited                1 Shares       100               -                -
  American Electric Power Service Corporation (AEPSC)    13,500 Shares       100              2,450            2,450

                                                                                          Issuer          Owner's
                                                      Number of Common    Percent of       Book            Book
         Name of Company                                Shares Owned     Voting Power     Value (P)        Value (P)
               (1)                                           (2)             (3)            (4)             (5)
                                                                                               (in thousands)
 Appalachian Power Company* (APCo)                   13,499,500 Shares        98.6        1,103,552        1,124,591
    Cedar Coal Co. (CeCCo)                                2,000 Shares       100              2,381            2,381
    Central Appalachian Coal Company** (CACCo)            3,000 Shares       100                273              273
    Central Coal Company** (CCCo)                         1,500 Shares        50   (M)          604              604
    Central Operating Company (COpCo)                     1,500 Shares        50   (M)           -                -
    Southern Appalachian Coal Company** (SACCo)           6,950 Shares       100              8,068            8,068
    West Virginia Power Company** (WVPCo)                   100 Shares       100                247              237

          Total Appalachian Power Company                                                    11,573           11,563

 Columbus Southern Power Company (CSPCo)*            16,410,426 Shares       100            799,959          799,959
    Colomet, Inc.** (COLM)                                1,500 Shares       100              1,770            1,770
    Conesville Coal Preparation Company (CCPC)              100 Shares       100              1,390            1,390
    Simco Inc.** (Simco)                                 90,000 Shares       100                383              383
    Ohio Valley Electric Corporation (OVEC)               4,300 Shares         4.3              518              430

          Total Columbus Southern Power Company                                               4,061            3,973

  Franklin Real Estate Company (FRECo)                      100 Shares       100                 30               28
    Indiana Franklin Realty, Inc. (IFRI)                     10 Shares       100                  1                1

  Indiana Michigan Power Company* (I&M)               1,400,000 Shares       100          1,042,343        1,049,530
    Blackhawk Coal Company** (BHCCo)                     39,521 Shares       100             66,441           66,441
    Price River Coal Company** (PRCCo)                    1,091 Shares       100                 27               27

          Total Indiana Michigan Power Company                                               66,468           66,468

  Kentucky Power Company (KEPCo)                      1,009,000 Shares       100            270,652          273,438
  Kingsport Power Company (KGPCo)                       410,000 Shares       100             24,999           25,655

  Ohio Power Company* (OPCo)                         27,952,473 Shares        99.1        1,371,036        1,375,449
    Cardinal Operating Company (CdOpCo)                     250 Shares        50   (N)          101              101
    Central Coal Company** (CCCo)                         1,500 Shares     50   (M)          604              604
    Central Ohio Coal Company (COCCo)                    69,000 Shares       100                  8                8
    Central Operating Company (COpCo)                     1,500 Shares        50   (M)         -                -
    Southern Ohio Coal Company (SOCCo)                    5,000 Shares       100             68,032           68,032
    Windsor Coal Company (WCCo)                           4,064 Shares       100                 15              187

          Total Ohio Power Company                                                           68,760           68,932

 Ohio Valley Electric Corporation* (OVEC)                39,900 Shares        39.9            4,804            4,082
    Indiana-Kentucky Electric Corporation (IKEC)         17,000 Shares       100   (O)        3,400            3,400

  Wheeling Power Company (WPCo)                         150,000 Shares       100             23,911           24,892

  Equity in Subsidiaries - Unallocated                                                       11,476           11,476
          Total American Electric Power Company, Inc.                                     4,849,538        4,885,876

            Total All Companies                                                          $9,050,725       $9,082,675

                          ________________________________________________


New subsidiaries added during 1998 are:

Name of Company                            Date and Place of Organization           Description of Business

AEP Acquistion,L.L.C.                   November 19, 1998 in State of Delaware  To acquire natural gas assets.

AEP Resources Australia Holdings Pty Ltd     November 13, 1998 in Australia          To acquire electric assets.

AEP Resources CitiPower I Pty Ltd       November 13, 1998 in Australia          To acquire electric assets.

AEP Resources CitiPower II Pty Ltd      November 13, 1998 in Australia          To acquire electric assets.

AEP Resources Gas Holding Company       November 18, 1998 in State of Delaware  To acquire natural gas assets.

AEP Resources Mauritius Investment
 Company                                  June 18, 1998 in Mauritius            To own and finance electric
                                                                      projects in Mauritius.

AEP Resources Ventures II, Inc.         November 18, 1998 in State of Delaware  To own gas assets.

AEP Resources Ventures III, Inc.        November 18, 1998 in State of Delaware  To provide financing for acquisition of gas assets.

Australia's Energy Partnership          November 17, 1998 in Australia          To acquire electric assets in
                                                                      Australia.

CitiPower Pty                      May 11, 1994 in Australia acquired      To own electric assets in
                                     December 31, 1998                Australia.

CitiPower Trust                                                            To own electric assets in
                                                                      Australia.

Jefferson Island Storage & Hub L.L.C.   August 15, 1996 in State of Delaware.   To own natural gas assets.
                                     Name changed December 1, 1998 from
                                     Equitable Storage Company L.L.C.

LIG Chemical Company                    May 5, 1980 in State of Louisiana       To own natural gas assets.
                                     acquired December 1, 1998

LIG, Inc.                          September 5, 1995 in State of Nevada    To own natural gas assets.
                                            acquired December 1, 1998

LIG Liquids Company, L.L.C.             December 29, 1993 in State of Louisiana To own natural gas assets.
                                     acquired December 1, 1998

LIG Pipeline Company                    September 5, 1998 in State of Nevada.   To own natural gas assets.
                                     Name changed from Equitable Pipeline
                                     Company on December 1, 1998

Louisiana Intrastate Gas Company, L.L.C.     December 29, 1993 in State of Louisiana To acquire natural gas assets.
                                     acquired December 1, 1998

Pacific Hydro Limited                   October 30, 1992 in Australia
                                   20% ownership acquired March 24, 1998   To own hydroelectric projects.

Marregon Pty Ltd                          November 17, 1998 in Australia        To own electric assets in
                                                                      Australia.
Marregon (No. 2) Pty Ltd                  August 19, 1998 in Australia               To own electric assets in
                                                                      Australia.

Tuscaloosa Pipeline Company               May 5, 1980 in State of Louisiana          To own natural gas assets.
                                            acquired December 1, 1998

Yorkshire Cayman Holding Limited        May 21, 1998 in Caymon Islands          To provide financing for
                                                                      Yorkshire Electricity Plc.

(A)  Owned 99% by AEP Resources CitiPower I Pty Ltd and 1% by AEP Resources CitiPower II Pty Ltd.
(B)  Owned 20% by AEP Resources Australia Pty., Ltd. and 80% by unaffiliated companies.
(C)  Name changed from AEP Resources Australia Investments, Inc on September 21, 1998.
(D)  Owned 10% by LIG, Inc. and 90% by LIG Pipeline Company.
(E)  Owned 10% by LIG Chemical Company and 90% by Louisiana Intrastate Gas Company.
(F)  Name changed from AEP Resources Australia Ventures, Inc. on September 21, 1998.
(G)  Owned 50% by AEP Resources Ventures, Inc and 50% by AEP Resources Ventures II, Inc.
(H)  Owned 99% by AEP Resources International Ltd. and 1% by AEP Resources Project Management Company Ltd.
(I)  AEP Pushan Power, LDC owns 70%; the other 30% is owned by unaffiliated companies.  The Company is a joint venture company domiciled in the People's Republic of China.  It has registered capital totaling Renminbi four hundred seventy six million six hundred sixty seven thousand Yuan.
(J)   AEP Resources Global Ventures B.V. owns 16% and the remaining 84% is owned an unaffiliated company.
(K)   AEP Resources, Inc. owns 50% and the remaining 50% is owned by an unaffiliated company.
(L)  Owned 2% by Yorkshire Holdings plc and 98% by Yorkshire Power Group Limited.
(M)  Owned 50% by Appalachian Power Company and 50% by Ohio Power Company.
(N)  Ohio Power Company owns 50% of the stock; the other 50% is owned by a corporation not affiliated with
      American Electric Power Company, Inc.

(O)  This Company is a wholly-owned subsidiary of Ohio Valley Electric Corporation, 44.2% of whose voting securities are owned by the American Electric Power System, the balance by unaffiliated companies.
(P)  Includes unsecured debt as follows: for AEPRAH - $199,498,000, AEPRA - $4,553,000, AEPRGH - $243,600,000, AEPSC
     - $1,100,000, AEPCLLC - $150,000, BHCCo - $9,950,000, CdOpCo - $101,000 and MAURITIUS $818,000.

  *Exempt under Section 3(A) pursuant to Rule 2 thereof.
 **Inactive.
***Exempt under Securities and Exchange Commission Release No. 35-24295.

All of the active subsidiaries of AEP are involved in the electric utility business in the United States with the exceptions of AEPC, AEPCLLC, AEPES, AEPINV, AEP Power Marketing, Inc., AEPR, AEPRAH, AECP1, AEPNP, LDC1, PTY, TRUST,
AEMAR, AECP2, AEPRA, Pacific Hyrdo Limited, AEPRD, AEPRGH, AEPRINV, LIGLINE, LIGINC, LIG, LIGCHEM, LIGLIQ, TUSCALOOSA,
VENTURES, AEPACQ, JISH, VENTURES II, VENTURES III, AEPRI, PUSHAN, NGLE, MAURITIUS, AEP Resources Mauritius Investment
Company, AEPRPM, AEPRL, AEPRGI, AEPRGHH, AEPRGV, Australian Energy International Pty. Ltd., AEI (Loy Yang) Pty. Ltd.,
Yorkshire Power Group Limited, Yorkshire Cayman Holding Limited, Yorkshire Holdings plc, Yorkshire Electricity Group plc,
Yorkshire Power Finance Limited, AEPRESC and AEP Energy Services International, Limited.  AEPRESC offers consulting services to unaffiliated entities in AEP and its subsidiaries' areas of expertise.  AEPINV is involved in the development of demand side management technologies.  Yorkshire Power Group Limited and its subsidiaries are involved in the electric utility business in the United Kingdom.  AEPRAH and its subsidiaries own electric distribution assets in Melbourne,
Australia.  Pacific Hydro Limited owns hydroelectric facilities.  AEPRGH and its subsidiaries owns and operates midstream gas operations in Louisiana.  AEPES operates a gas trading business.  The other listed subsidiaries are pursuing opportunities in non-regulated electric and related activities.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

        Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 are as follows:

        NONE

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
                                                                          (in thousands)
AEP Resources, Inc.:

  Senior Unsecured Notes Payable
    6-1/2% Series Due 2003            11/24/98 - Public Offering             397,080           Rule 52

Appalachian Power Company:

  Senior Unsecured Notes Payable
    7.20% Series Due 2038               3/3/98 - Public Offering              96,781           Rule 52
    7.30% Series Due 2038              4/22/98 - Public Offering              96,650           Rule 52

Columbus Southern Power Company:

  Senior Unsecured Notes Payable
    6.51% Series Due 2008               2/9/98 - Public Offering              51,553           Rule 52
    6.55% Series Due 2008              6/26/98 - Public Offering              59,523           Rule 52

Indiana Michigan Power Company:

  Senior Unsecured Notes Payable
    6.45% Series Due 2008              11/9/98 - Public Offering              48,453           Rule 52

  Junior Subordinated
    Deferrable Interest Debentures
    7.60% Series B Due 2038             5/7/98 - Public Offering             122,222           Rule 52

ITEM 3. (CONTINUED)


Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
                                                                          (in thousands)
Kentucky Power Company:

  Senior Unsecured Notes Payable
    6.45% Series Due 2008               11/9/98 - Public Offering             29,742           Rule 52

Ohio Power Company:

  Senior Unsecured Notes Payable
    7-3/8% Series Due 2038              4/29/98 - Public Offering            137,566           Rule 52
    6.24% Series Due 2008               12/4/98 - Public Offering             48,560           Rule 52


GUARANTEE:

At December 31, 1998, American Electric Power Company, Inc. had outstanding parental guaranties on behalf of
AEP Communications, LLC with Nationsbank, NA.  The net exposure under the guaranties at December 31, 1998 was approximately $16,400,000.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
                                             Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)
AEP Resources, Inc.:

  Revolving Credit Agreement
    Libor Rate - Due 2000                        AEPR                $350,000             EXT             Rule 42

American Electric Power Service Corp:

  Mortgage Notes
    9%    Series D Due 1999                      AEPSC                  2,500             EXT             Rule 42
    9.60% Series E Due 2008                      AEPSC                  2,500             EXT             Rule 42
  Notes Payable
    5.293% Due 1998                              AEPSC                 10,000             EXT             Rule 42

Appalachian Power Company:

  Cumulative Preferred Stock,
    No Par Value
      4-1/2% Series                              APCo                     294             EXT             Rule 42

  First Mortgage Bonds
    7.95%  Series Due 2002                       APCo                  60,684             EXT             Rule 42
    8.75%  Series Due 2022                       APCo                  30,063             EXT             Rule 42
    8.70%  Series Due 2022                       APCo                  35,068             EXT             Rule 42
    8.43%  Series Due 2022                       APCo                  12,529             EXT             Rule 42

Columbus Southern Power Company:

  First Mortgage Bonds
    9.15%  Series Due 1998                       CSPCo                 57,000             EXT             Rule 42
    7.00%  Series Due 1998                       CSPCo                 24,750             EXT             Rule 42
    7.95%  Series Due 2002                       CSPCo                 40,456             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
                                                                  (in thousands)

Indiana Michigan Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
       4-1/8% Series                             I&M                 $    56              EXT             Rule 42
       4.56% Series                              I&M                      49              EXT             Rule 42
       4.12% Series                              I&M                      15              EXT             Rule 42

  First Mortgage Bonds
    7.00% Series Due 1998                        I&M                  35,000              EXT             Rule 42
    7.80% Series Due 2023                        I&M                  20,000              EXT             Rule 42

Kentucky Power Company:

  First Mortgage Bonds
    7.90% Series Due 2023                        KEPCo                 2,203              EXT             Rule 42

Ohio Power Company:

  Cumulative Preferred Stock,
    $100 Par Value
      4.08%  Series                             OPCo                      31              EXT             Rule 42
      4-1/2% Series                             OPCo                      85              EXT             Rule 42
      4.40%  Series                             OPCo                      17              EXT             Rule 42

  First Mortgage Bonds
    6-3/4% Series Due 1998                      OPCo                  55,661              EXT             Rule 42
    8.10%  Series Due 2002                      OPCo                  50,169              EXT             Rule 42
    8.25%  Series Due 2002                      OPCo                  50,000              EXT             Rule 42

Southern Ohio Coal Company:

  Notes Payable
    6.85% Due 1998                              SOCCo                 16,681              EXT             Rule 42
    Libor Rate - Due 1999                       SOCCo                 15,000              EXT             Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES
AS OF DECEMBER 31, 1998.

1.   Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.
                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                          (4)
                           (in thousands)
 APCo                          $  727                             8            Industrial  Development Corporations

 AEPCLLC                        5,993                             2            Personal Communications Services Provider

 AEPINV                           601                             1            Economic Development Company

 AEPINV                            50                             1            Economic Development Company

 I&M                               11                             1            Economic Development Company

 WPCo                              13                             1            Industrial Development Corporation

2.   Securities owned not included in 1 above.
Name of                             Nature of           Description         Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities      of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)              (5)            (6)           (7)
                                                                                                     (in thousands)
AEPINV   Intersource            Research &
         Technologies, Inc.     Technology Development  Common Stock       800,000          9.9         $11,500
                                                        Preferred Stock     95,000

AEPINV   EnviroTech Investment  Research &
         Fund I                 Technology Development  Limited Partner         *           9.9           1,905

AEP      Integrated Communica-  Development of
         tions System, Inc.     Demand Side Management  Common Stock        80,000          8.4            -


 * Limited Partnership Interests

ITEM 6.  OFFICERS AND DIRECTORS

PART I as of December 31, 1998

The following are the abbreviations to
be used for principal business address
and positions.

Principal Business Address        Code

1 Riverside Plaza
Columbus, OH     43215               (a)

40 Franklin Road
Roanoke, VA     24022               (b)

700 Morrison Road
Gahanna, OH 43230               (c)

One Summit Square
Fort Wayne, IN 46801            (d)

One Memorial Drive
Lancaster, OH 43130                (e)

Dayuan Zhuan Village
Pushan Town, Nanyang City
People's Republic of China      (f)

Mary Street
George Town, Grand Cayman
Cayman Islands                  (g)

Les Cascades Building
Edith Cavell Street
Port Louis, Mauritius           (h)

1105 North Market Street
Wilmington, DE 19899            (i)

600 Bourke Street
Melbourne, Victoria 3000
Australia                       (j)

29/30 St. James Street London
Great Britain SW1A 1HB          (k)

P.O. Box B
Brilliant, OH 43913               (l)

301 Cleveland Ave., SW
Canton, OH 44702               (m)

225 South 15th Street
Philadelphia, PA 19102          (n)

Wetherby Road, Scarcroft,Leeds
LS14 3HS Great Britain          (o)

P.O. Box 309 George Town,
Grand Cayman, Cayman Islands     (p)

Herengracht 548,
1017 CG Amsterdam
The Netherlands                (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111        (r)

1701 Central Avenue
Ashland, KY 41101                (s)


301 Virginia Street East
Charleston, WV 25301        (t)

P.O. Box 751
Wheeling, WV 26003             (u)

P.O. Box 389
New Haven, WV 25265             (v)

P.O. Box 468
Piketon, Ohio 45661             (w)

1225 17th Street, Suite 500
Denver, CO 80202             (x)

474 Flinders Street
Melbourne, Victoria 3000
Australia                  (aa)

8090 Highway 3128
Pineville, LA 71360             (bb)

Position                      Code

Director                      D
Chairman of the Board         CB
Vice Chairman of the Board    VCB
President                     P
Chief Executive Officer       CEO
Chief Operating Officer       COO
Executive Vice President      EVP
Senior Vice President         SVP
Vice President                VP
Controller                    C
Secretary                     S
Treasurer                     T
General Counsel               GC
Chief Financial Officer       CFO
Chief Accounting Officer      CAO
Managing Director             MD
Board of Managers             B

The officer's or director's principal
business address is the same as
indicated in the Company heading unless
another address is provided with the
individual's name.

American Electric Power Company, Inc.
Name and Principal Address(a) Position

John P. DesBarres             D
32064 Pacifica Drive
Rancho Palos Verdes, CA 90275
E. Linn Draper, Jr.             D,CB,P,CEO
Robert M. Duncan             D
1397 Haddon Road
Columbus, OH 43209
Robert W. Fri             D
6001 Overlea Road
Bethesda, MD 20816
Lester A Hudson, Jr.        D
P.O. Box 8583
Greenville, SC 29604
Leonard J. Kujawa             D
225 Peachtree St.,NE
Atlanta, GA 30303
Angus E. Peyton             D
P.O. Box 226
Charleston, WV 25321

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

American Electric Power Company, Inc.
(continued)
Name and Principal Address(a) Position

Donald G. Smith             D
P.O. Box 13948
Roanoke, VA 24038
Linda Gillespie Stuntz        D
1275 Pennsylvania Ave.,NW
Washington, DC 20004
Kathryn D. Sullivan             D
795 Old Oak Trace
Columbus, OH 43235
Dr. Morris Tanenbaum         D
74 Falmouth Street
Short Hills, NJ 07078
Henry W. Fayne             VP,CFO
Leonard V. Assante             C,CAO
Armando A. Pena             T
Susan Tomasky             S

AEI (Loy Yang) Pty Ltd
Name and Principal Address(j) Position

Jeffrey James Bateson        D
147 Argyle Street
Kowloon, Hong Kong
Alan John Bielby              D
147 Argyle Street
Kowloon, Hong Kong
Donald Boyd (a)             D
Kenneth Warren Oberg        D
10/F, Chi Wo Commercial Blg
20 Saigon Street
Kowloon, Hong Kong
Paul Robert Rainey             D,S

AEP Acquisition, L.L.C.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       CB,P
Jeffrey D. Cross              VP,S
Armando A. Pena               VP,T

AEP Communications, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D,VP
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
David Mustine             VP
Peter R. Thomas             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Communications, LLC
Name and Principal Address(a) Position

Donald M. Clements, Jr.        B,P
Armando A. Pena             B,T
Peter R. Thomas             B,VP
Jeffrey D. Cross             S

AEP Energy Services, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
Steven Lewis                  SVP
Eric J. van der Walde        SVP
Steven A. Appelt             VP
Thomas A. Barry             VP
Bruce H. Braine             VP
Joseph A. Curia, Jr.        VP
David B. Dunn             VP
Douglas K. Penrod             VP
Glenn Riepl                  VP
George Rooney             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Energy Services International,
Limited
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T

AEP Generating Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.             D,P,CEO
Henry W. Fayne             D,VP
John R. Jones             D
William J. Lhota             D
James J. Markowsky             D,VP
Armando A. Pena              D,VP,T,CFO
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Investments, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D,VP
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
David Mustine             SVP
Jeffrey D. Cross             VP,GC
Dennis A. Lantzy             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

AEP Power Marketing, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
James J. Markowsky             D
Armando A. Pena             D,VP,T
Leonard V. Assante             C
John F. DiLorenzo, Jr.        S

AEP Pushan Power, LDC
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D
Armando A. Pena (a)           D,VP,T
W.S. Walker & Co.             S

AEP Resources, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D
Gerald P. Maloney             D
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
Donald E. Boyd             SVP
David Mustine             SVP
Jeffrey D. Cross             VP,GC
Thomas S. Jobes             VP
John R. Jones             VP
Dennis A. Lantzy             VP
James H. Sweeney             VP
Paul J. Wielgus             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Resources Australia Holdings Pty Ltd
Name and Principal Address(j) Position
Paul D. Addis (a)             D
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Level 15, 624 Bourke Street
Melbourne 3000 Australia
Armando A. Pena (a)           D,T
Paul Robert Rainey            S

AEP Resources Australia Pty. Ltd.
Name and Principal Address(j) Position

Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D,CB
Jeffrey D. Cross (a)          D,S
David Mustine (a)             D
Armando A. Pena (a)           D
Mark A. Snape                 D,S
100 Walker Street
North Sydney 2060
Australia

AEP Resources CitiPower I Pty Ltd
Name and Principal Address(j) Position

Paul D. Addis (a)             D
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Level 15, 624 Bourke Street
Melbourne 3000 Australia
Armando A. Pena (a)           D,T
Paul Robert Rainey            S

AEP Resources CitiPower II Pty Ltd
Name and Principal Address(j) Position

Paul D. Addis (a)             D
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Level 15, 624 Bourke Street
Melbourne 3000 Australia
Armando A. Pena (a)           D,T
Paul Robert Rainey            S

AEP Resources Delaware, Inc.
Name and Principal Address(a) Position

Donald M. Clements, Jr.       D,P
Jeffrey D. Cross              D,VP
David W. Dupert (i)           D
John A. Oscar, Jr. (i)        D,S
Armando A. Pena               D,T

AEP Resources Gas Holding Company
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
John A. Oscar, Jr.(i)        D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Paul J. Wielgus                 D

AEP Resources International, Limited
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
David Mustine (a)             SVP
Jeffrey D. Cross (a)          VP,GC
John R. Jones (a)             VP
Dennis A. Lantzy (a)          VP
Leonard V. Assante(a)         C,CAO
John F. DiLorenzo, Jr. (a)    S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

AEP Resources Investments, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
John A. Oscar, Jr.(i)        D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Paul J. Wielgus             D
Leonard V. Assante             C

AEP Resources Limited
Name and Principal Address(k) Position

Donald M. Clements, Jr. (a)   D
Jeffrey D. Cross (a)          D,S
David Mustine (a)             MD
Armando A. Pena (a)           D,T

AEP Resources Mauritius Company
Name and Principal Address(h) Position

P.R. Sydney Bathfield         D
Donald M. Clements, Jr.(a)    D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
Ashraf Ramtoola               D
International Management
   (Mauritius) Ltd.             S

AEP Resources Mauritius Investment
Company
Name and Principal Address(h) Position

P.R. Sydney Bathfield         D
Donald M. Clements, Jr.(a)    D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
Ashraf Ramtoola               D
Christiane Yeung Chin Shing   D
Johnny Yan Man Shing          D
International Management
   (Mauritius) Ltd.           S

AEP Resources Project Management
Company, Ltd.
Name and Principal Address(g) Position

Donald M. Clements, Jr. (a)   D,P
Jeffrey D. Cross (a)          D
David Mustine (a)             D,VP
Armando A. Pena (a)           D,T
W.S. Walker & Company         S

AEP Resources Service Company
Name and Principal Address(a) Position

Donald M. Clements, Jr.        D,P
E. Linn Draper, Jr.             D,CB,CEO
Henry W. Fayne             D,VP
William J. Lhota             D
James J. Markowsky             D
Armando A. Pena             D,VP,T,CFO
Donald E. Boyd             SVP
David Mustine             SVP
Jeffrey D. Cross             VP,GC
Dennis A. Lantzy             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.        S

AEP Resources Ventures, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
John A. Oscar, Jr.(i)        D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Paul J. Wielgus                 D
Leonard V. Assante             C

AEP Resources Ventures II, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
John A. Oscar, Jr.(i)        D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Paul J. Wielgus                 D

AEP Resources Ventures III, Inc.
Name and Principal Address(a) Position

Paul D. Addis             D
Donald M. Clements, Jr.        D,CB,P
Jeffrey D. Cross             D,VP,S
Steven J. Lewis             D
John A. Oscar, Jr.(i)        D
Armando A. Pena             D,VP,T
Thomas Strauss (i)             D
Paul J. Wielgus                 D

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position

AEP Resources, Inc. (a)        MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
David Mustine (a)             MD
Armando A. Pena (a)           MD
Frans van der Meij, RA        MD
Herengracht 548
1000 AZ Amsterdam
The Netherlands
Frank Marie Lhoest            MD
Jasomirgottstrasse 6
A-1010 Vienna Austria

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

AEPR Global Ventures B.V.
Name and Principal Address(q) Position

Donald M. Clements, Jr. (a)   MD
Jeffrey D. Cross (a)          MD
David Mustine (a)             MD
Armando A. Pena (a)           MD
Frans van der Meij, RA        MD
Herengracht 548
1000 AZ Amsterdam
The Netherlands
Frank Marie Lhoest            MD
Jasomirgottstrasse 6
A-1010 Vienna Austria

American Electric Power Service
Corporation
Name and Principal Address(a) Position

Paul D. Addis             D,EVP
Donald M. Clements, Jr.        D,EVP
E. Linn Draper, Jr.             D,CB,P,CEO
Charles A. Ebetino,Jr.(e)        D,SVP
Henry W. Fayne             D,EVP
Luke M. Feck                  D,SVP
John R. Jones             D,SVP
William J. Lhota             D,EVP
James J. Markowsky             D,EVP
Michael F. Moore             D,SVP
R. E. Munczinski            D,SVP
Armando A. Pena            D,SVP,T,CFO
Rodney B. Plimpton             D,SVP
Robert P. Powers             D,SVP
500 Circle Drive
Buchanan, MI 49107
Peter Splawnyk (c)             D,SVP
Susan Tomasky             D,SVP,GC
Andrew P. Varley             D,SVP
Joseph H. Vipperman             D,EVP
Melinda S. Ackerman             VP
Leonard V. Assante             VP,C,CAO
J. C. Baker                  VP
Bruce M. Barber             VP
Bruce A. Beam             VP
801 Pennsylvania Ave.
Washington DC 20004
David H. Crabtree (c)        VP
John F. DiLorenzo, Jr.        VP,S
W. N. D'Onofrio              VP
Carl A. Erikson             VP
Dale E. Heydlauff             VP
Marshall O. Julien             VP
W. Robert Kelley             VP
V. A. Lepore                  VP
Hugh H. Lucas (e)             VP
Thomas R. McCaffrey             VP
J. K. McWilliams             VP
Patrick M. O'Brien (e)        VP
Ron E. Prater             VP
Bruce A. Renz (c)             VP
William L. Scott             VP
Joseph A. Valentine             VP
3455 Mill Run Drive
Hilliard, OH 43026
T. R. Watkins (c)             VP


Appalachian Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky     (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman      (a)        D,VP
R. D. Carson, Jr.             VP
Dana E. Waldo (t)             VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Australian Energy International Pty Ltd
Name and Principal Address(j) Position

Jeffrey James Bateson        D
147 Argyle Street
Kowloon, Hong Kong
Alan John Bielby             D
147 Argyle Street
Kowloon, Hong Kong
Donald Boyd (a)             D
Kenneth Warren Oberg        D
10/F,Chi Wo Commercial Blg.
20 Saigon Street
Kowloon, Hong Kong
Paul Robert Rainey             D,S
Mark Snape                  D
100 Walker Street
North Sydney 2060, Australia

Australia's Energy Partnership
Name and Principal Address(j) Position

Armando A. Pena (a)             T

Blackhawk Coal Company
Name and Principal Address(r) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

Cardinal Operating Company
Name and Principal Address(l) Position

Anthony J. Ahern             D
6677 Busch Blvd.
Columbus, OH 43226
J. C. Baker (a)             D
Richard K. Byrne             D,VP
6677 Busch Blvd.
Columbus, OH 43226
E. Linn Draper, Jr. (a)        D,P
James A. Johnson             D
406 Colgate Dr.,PO BOX 664
Marietta, OH 45750
John R. Jones (a)             D,VP
William J. Lhota (a)        D,VP
Steven K. Nelson             D,VP
P.O. Box 280
Coshocton, OH 43812
James J. Markowsky (a)        D,VP
Samuel P. Riggle, Jr.        D,VP
6060 State Route 83
Millersburg, OH 44654
Leonard V. Assante (a)        C
Armando A. Pena (a)             T
John F. DiLorenzo, Jr.(a)        S

Cedar Coal Co.
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr.(e)    D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S

Central Appalachian Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S

Central Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr.(a)        D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S




Central Ohio Coal Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Charles A. Ebetino, Jr. (e)   D,P,COO
Henry W. Fayne (a)            D,VP
William J. Lhota (a)          D
James J. Markowsky (a)        D
Armando A. Pena (a)           D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr. (a)    S

Central Operating Company
Name and Principal Address(v) Position

E. Linn Draper, Jr. (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

CitiPower Pty
Name and Principal Address(j) Position

Paul D. Addis (a)             D
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Level 15, 624 Bourke Street
Melbourne 3000 Australia
Armando A. Pena (a)           D,T
Paul Robert Rainey            S

CitiPower Trust
Principal Address (j)

NONE

Colomet, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,P,CEO
Henry W. Fayne              D,VP
William J. Lhota            D,VP
James J. Markowsky            D,VP
Armando A. Pena                 D,VP,T,CFO
Joseph H. Vipperman             VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

Columbus Southern Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,CB,CEO
Henry W. Fayne                  D,VP
William J. Lhota            D,P,COO
James J. Markowsky            D,VP
Armando A. Pena                 D,VP,T,CFO
Joseph H. Vipperman            D,VP
Marsha P. Ryan                 VP
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

ITEM 6.  OFFICERS AND DIRECTORS
     PART I (Continued)

Conesville Coal Preparation Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne             D,VP
William J. Lhota            D
James J. Markowsky            D
Armando A. Pena                 D,VP,T,CFO
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

Franklin Real Estate Company
Name and Principal Address(n) Position

E. Linn Draper, Jr. (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,VP
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Bruce A. Renz (c)             VP
Joseph H. Vipperman (a)        VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,VP
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Bruce A. Renz (c)             VP
Joseph H. Vipperman (a)        VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position

C. R. Boyle, III (d)        D
E. Linn Draper, Jr. (a)        D,P
W. R. Holland             D
76 South Main Street
Akron, OH 44308
J. Gordon Hurst             D
20 NW Fourth Street
Evansville, IN 47741
Ronald G. Reherman             D
20 NW Fourth Street
Evansville, IN 47741
Peter J. Skrgic             D
800 Cabin Hill Drive
Greensburg, PA 15601
William E. Walters             D
100 East Wayne Street
South Bend, IN 46601
David L. Hart (a)             VP
David E. Jones             VP
Armando A. Pena (a)             VP
John D. Brodt             S,T





Indiana Michigan Power Company
Name and Principal Address(d) Position

Karl G. Boyd              D
C. R. Boyle, III             D,VP
G. A. Clark                  D
E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
James A. Kobyra             D
One Cook Place
Bridgman, MI 49106
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)          D,VP
Armando A. Pena (a)             D,VP,T,CFO
D. B. Synowiec             D
2791 N. U.S. Highway 231
Rockport, IN 46735
Joseph H. Vipperman (a)        D,VP
William E. Walters             D
100 East Wayne Steet
South Bend, IN 46601
E. H. Wittkamper             D
Robert P. Powers              VP
500 Circle Drive
Buchanan, MI 49107
Michael W. Rencheck             VP
One Cook Place
Bridgman, MI 49106
John R. Sampson             VP
One Cook Place
Bridgman, MI 49106
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Jefferson Island Storage & Hub L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Paul J. Wielgus (a)           B,MD
Michael K. Tate               P
Randy P. Mathews              VP

Kentucky Power Company
Name and Principal Address(s) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman     (a)        D,VP
T. C. Mosher                  VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Kingsport Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman (a)        D,VP
R. D. Carson                  VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

LIG Chemical Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Paul J. Wielgus (a)           B,MD
Michael K. Tate               P
Randy P. Mathews              VP

LIG, Inc.
Name and Principal Address(a) Position

Paul D. Addis                 D,CB
Donald M. Clements, Jr.       D,CB
Jeffrey D. Cross              D,VP,S
Steven J. Lewis               D,MD
Armando A. Pena               D,VP,T
Paul J. Wielgus               D,MD
Michael K. Tate (bb)          P
Randy P. Mathews (bb)         VP

LIG Liquids Company, L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Paul J. Wielgus (a)           B,MD
Michael K. Tate               P
Randy P. Mathews              VP

LIG Pipeline Company
Name and Principal Address(a)Position

Paul D. Addis                 D,CB
Donald M. Clements, Jr.       D,CB
Jeffrey D. Cross              D,VP,S
Steven J. Lewis               D,MD
Armando A. Pena               D,VP,T
Paul J. Wielgus               D,MD
Michael K. Tate (bb)          P
Randy P. Mathews (bb)         VP


Louisiana Intrastate Gas Company, L.L.C.
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Paul J. Wielgus (a)           B,MD
Michael K. Tate               P
Randy P. Mathews              VP

Marregon Pty Limited
Name and Principal Address(j) Position

Paul D. Addis (a)             D
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Level 15, 624 Bourke Street
Melbourne 3000 Australia
Armando A. Pena (a)           D,T
Paul Robert Rainey            S

Marregon (No. 2) Pty Limited
Name and Principal Address(j) Position

Paul D. Addis (a)             D
Donald E. Boyd (a)            D
Donald M. Clements, Jr.(a)    D
Jeffrey D. Cross (a)          D,S
William J. Lhota (a)          D
John Marshall                 D
Level 15, 624 Bourke Street
Melbourne 3000 Australia
Armando A. Pena (a)           D,T
Paul Robert Rainey            S

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position

Donald E. Boyd (a)             D
Donald M. Clements,Jr.(a)        D,CB
Jeffrey D. Cross (a)        D,S
Bernard Hu                  D
2648 Durfee Ave., #B
El Monte, CA 91732
Dennis A. Lantzy (a)        D
David Mustine (a)             D
Armando A. Pena (a)             D
Lu Ming Tao                  D
Xu Xinglong                   D,VCB
Hao Zhengshan             D

Ohio Power Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D,VP
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman (a)        D,VP
Marsha P. Ryan (a)             VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Ohio Valley Electric Corporation
Name and Principal Address(w) Position

E. Linn Draper, Jr. (a)        D,P
Donald R. Feenstra              D
800 Cabin Hill Drive
Greensburg, PA 15601
Arthur R. Garfield             D
76 South Main Street
Akron, OH 44308
Chris Hermann             D
220 West Main Street
Louisville, KY 40202
Allen M. Hill             D
1065 Woodman Drive
Dayton, OH 45432
W. R. Holland              D
76 South Main Street
Akron, OH 44308
John R. Jones (a)             D
William J. Lhota (a)        D
Wayne T. Lucas             D
220 West Main Street
Louisville, KY 40202
James J. Markowsky (a)        D
Alan J. Noia              D
10435 Downsville Pike
Hagerstown, MD 21740
Guy L. Pipitone             D
76 South Main Street
Akron, OH 44308
J. H. Randolph              D
139 East Fourth Street
Cincinnati, OH 45202
Ronald G. Reherman             D
20 NW Fourth Street
Evansville, IN 47741
Peter J. Skrgic             D
800 Cabin Hill Drive
Greensburg, PA 15601
David L. Hart (a)             VP
David E. Jones              VP
Armando A. Pena (a)             VP
John D. Brodt             S,T

Pacific Hydro Limited
Name and Principal Address(aa)Position

Donald E. Boyd (a)             D
Kingsley G. Culley             D,CB
Michael C. Fitzpatrick        D
Jeffrey Harding             D,MD
Mark A. Snape             D
100 Walker Street
North Sydney 2060
Australia
Matthew G. C. Williams        D
Philip van der Riet             D
John L. C. McInnes             D
Peter F. Westaway             D
Peter L. Downie             D







Price River Coal Company, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Simco Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.            D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne             D,VP
William J. Lhota            D
James J. Markowsky            D
Armando A. Pena                 D,VP,T,CFO
Leonard V. Assante             C,CAO
John F. DiLorenzo, Jr.           S

Southern Appalachian Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Southern Ohio Coal Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Lance G. Sogan             VP
P.O. BOX 490
Athens, OH 45701
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Tuscaloosa Pipeline Company
Name and Principal Address(bb)Position

Paul D. Addis (a)             B,CB
Donald M. Clements, Jr. (a)   B,CB
Jeffrey D. Cross (a)          B,VP,S
Steven J. Lewis (a)           B,MD
Armando A. Pena (a)           B,VP,T
Paul J. Wielgus (a)           B,MD
Michael K. Tate               P
Randy P. Mathews              VP

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

West Virginia Power Company
Name and Principal Address(t) Position

E. Linn Draper, Jr.     (a)        D,P,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Wheeling Power Company
Name and Principal Address(u) Position
E. Linn Draper, Jr.     (a)        D,CB,CEO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D,P,COO
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Joseph H. Vipperman     (a)        D,VP
Dana E. Waldo (t)             VP
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Windsor Coal Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)        D,CB,CEO
Charles A. Ebetino,Jr.(e)        D,P,COO
Henry W. Fayne (a)             D,VP
William J. Lhota (a)        D
James J. Markowsky (a)        D
Armando A. Pena (a)             D,VP,T,CFO
Leonard V. Assante (a)        C,CAO
John F. DiLorenzo, Jr.(a)        S

Yorkshire Cayman Holding Limited
Name and Principal Address(p) Position

Stephen T. Haynes (a)        D
Brian P. Jackson (x)        D

Yorkshire Electricity Group plc
Name and Principal Address(o) Position

Wayne H. Brunetti (x)        D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr. (a)        D,CB
Graham J. Hall              D,CEO
Richard C. Kelly (x)        D
Teresa S. Madden (x)        D
Armando A. Pena (a)             D
Roger Dickinson              S

Yorkshire Holdings plc
Name and Principal Address(o) Position

Wayne H. Brunetti (x)        D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr.  (a)        D,CB
Richard C. Kelly (x)        D
Teresa S. Madden (x)        D
Armando A. Pena (a)             D
Jeffrey D. Cross (a)        S



Yorkshire Power Finance Limited
Name and Principal Address(p) Position

Roger Dickinson (o)             D
Andrew G. Donnelly (o)        D
Graham J. Hall (o)             D
Linda Martin                  S

Yorkshire Power Group Limited
Name and Principal Address(o) Position

Wayne H. Brunetti (x)        D,VCB
Donald M. Clements,Jr.(a)        D
E. Linn Draper, Jr. (a)        D,CB
Richard C. Kelly (x)        D
Teresa S. Madden (x)        D
Armando A. Pena (a)             D,CFO
Jeffrey D. Cross (a)        S

  Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:

                                                    Position
                      Name and Location              Held in          Applicable
Name of Officer          of Financial               Financial         Exemption
  or Director            Institution               Institution           Rule
      (1)                      (2)                     (3)                (4)

Robert M. Duncan  First Federal Savings and
                  Loan Association
                  Newark, Ohio                       Director            70(a)

L.A. Hudson, Jr.  American National Bankshares, Inc.
                  Danville, Virginia                 Director            70(a)
                  American National Bank & Trust Co.
                  Danville, Virginia                 Director            70(a)

W.J. Lhota        Huntington Bancshares, Inc.
                  Columbus, Ohio                     Director          70(c),(f)

A.E. Peyton       One Valley Bank, N.A.
                  Charleston, West Virginia          Director            70(a)
                  One Valley Bancorp, Inc.
                  Charleston, West Virginia          Director            70(a)

Samuel P.           CSB Bancorp, Inc.
Riggle, Jr.       Millersburg, Ohio                  Director         70(c),(f)
                  Commercial & Savings Bank
                  Millersburg, Ohio                  Director         70(c),(f)

Donald G. Smith   First Union National Bank
                  of Virginia
                  Roanoke, Virginia                  Director            70(a)

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:


(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table shows for 1998, 1997 and 1996 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP and the other AEP System companies at December 31, 1998.

                         Summary Compensation Table
                                                     Long-Term
                               Annual Compensation   Compensation    All Other

                                Salary     Bonus      Payouts       Compensation
 Name                Year       ($)       ($)(1)     LTIP Payouts($)(1)($)(2)


E. Linn Draper, Jr.  1998      780,000    194,376    345,906        104,941
                     1997      720,000    327,744    951,132         31,620
                     1996      720,000    281,664    675,903         31,990

William J. Lhota     1998      380,000     82,859    134,266         56,493
                     1997      355,000    141,396    364,436         20,570
                     1996      320,000    125,184    263,114         19,690

Donald M.
Clements, Jr. (3)    1998      350,000     76,317     60,047         39,040

James J. Markowsky   1998      350,000     76,317    127,115         51,859
                     1997      325,000    129,477    338,382         18,020
                     1996      303,000    118,534    254,535         19,480

Joseph H.
 Vipperman(3)        1998      310,000     67,595     82,859         58,435

Henry W. Fayne (3)   1998      290,000     63,234     61,555         34,124

Notes to Summary Compensation Table

(1) Amounts in the "Bonus" column reflect payments under the Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan). Payments are made in March of the succeeding fiscal year for performance in the year indicated. Amounts for 1998 are estimates but should not change significantly.
    Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the Performance Share Incentive Plan for the three-year performance periods.

(2)       Amounts in the "All Other Compensation" column include
(i) AEP's matching contributions under the AEP Employees Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan, and (ii) subsidiary companies director fees. For 1998, the amounts also include split-dollar insurance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 1998 amounts in the "All Other Compensation" column is shown below.

     Item                      Dr. Draper      Mr. Lhota      Mr. Clements      Dr. Markowsky    Mr. Vipperman   Mr. Fayne
Savings Plan Matching
     Contributions             $  3,200          $ 4,800          $ 3,469         $ 4,800        $ 4,800          $ 4,800
Supplemental Savings Plan
     Matching Contributions      20,200            6,600            7,031           5,700          4,500            3,900
Split-Dollar Insurance           71,621           35,173           28,340          31,439         43,135           17,399
Subsidiaries Directors Fee        9,920            9,920              200           9,920          6,000            8,025
Total All Other Compensation   $104,941          $56,493          $39,040         $51,859        $58,435          $34,124

(3)    No 1996 or 1997 compensation information is reported for Messrs. Clements, Vipperman and Fayne because they were not executive officers in these years.  Mr. Clements is an executive officer of AEP but is not an executive officer of AEP's operating electric utility subsidiaries.


Compensation of Directors

  Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference (except a trip or conference on the same day as a Board or Committee meeting).

  Deferred Compensation and Stock Plan.  The Deferred
Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Common Stock, or a combination of both, as elected by the director.

  Stock Unit Accumulation Plan.  The Stock Unit Accumulation
Plan for Non-Employee Directors awards 300 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits are forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

  Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $15,750). The current policy will expire on September 1, 2000, and AEP expects to renew the coverage. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $350 annually).

Directors of APCo, I&M and OPCo receive a fee of $100 for each meeting of the Board of Directors attended in addition to their salaries.

(b) OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of AEP
Common Stock and stock-based units as of January 1, 1999 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the persons named in the Summary
Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name.
Fractions of shares and units have been rounded to the nearest whole number.
                                                            STOCK
NAME             DIRECTOR OF          SHARES                UNITS(a)  TOTAL

K.G. Boyd        I&M                  1,679 (b)              158      1,837
C. R. Boyle, III I&M                  4,000 (b)              662      4,662
G. A. Clark      I&M                     16 (b)               -          16
D. M. Clements, Jr.                   1,134 (b)           11,418     12,552
J. P. DesBarres  AEP                  5,000 (c)              640      5,640
E. L. Draper, Jr.AEP, APCo, I&M, OPCo 7,934 (b)(c)        77,612     85,546
R. M. Duncan     AEP                  2,200                3,334      5,534
H. W. Fayne      APCo, I&M, OPCo      4,649 (b)           10,135     14,784
R. W. Fri        AEP                  1,000                1,290      2,290
L. A. Hudson, Jr.AEP                  1,853 (d)            3,334      5,187
J. A. Kobyra     I&M                  3,454 (b)(c)           415      3,869
L. J. Kujawa     AEP                    900                1,539      2,439
W. J. Lhota      APCo, I&M, OPCo     16,042 (b)(c)(e)     14,902     30,944
J. J. Markowsky  APCo, I&M, OPCo      3,942 (b)(d)        13,062     17,004
A. A. Pena       APCo, I&M, OPCo      4,886 (b)            5,213     10,099
A. E. Peyton     AEP                  4,960 (f)            4,224      9,184
D. G. Smith      AEP                  2,000                1,632      3,632
L. G. Stuntz     AEP                  1,500 (c)            2,428      3,928
K. D. Sullivan   AEP                     -                   865        865
M. Tanenbaum     AEP                  1,509                3,291      4,800
D. B. Synowiec   I&M                     74 (b)              366        440
J. H. Vipperman  APCo, I&M, OPCo     10,734 (b)(c)(e)      4,718     15,452
W. E. Walters    I&M                  6,181 (b)              316      6,434
E. H. Wittkamper I&M                  3,231 (b)(c)           307      3,538

All directors & executive
officers of AEP
as a group (16 persons)             145,939 (e)(g)       144,289    290,228

All directors & executive
officers of APCo
 as a group (6 persons)             133,418 (e)(g)       125,642    259,060

All directors & executive
officers of I&M
as a group (13 persons)             151,990 (e)(g)       127,866    279,856

All directors & executive
officers of OPCo
as a group (6 persons)              133,418 (e)(g)       125,642    259,060

Notes on Stock Ownership
     (a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans. Certain of these stock units are subject to forfeiture based on service as a director or length of employment.

     (b) Includes the following numbers of share equivalents held in the AEP Employees Savings Plan over which such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings Plan:

                               AEP EMPLOYEES
                               SAVINGS PLAN
          NAME                 (Share Equivalents)
          Mr. Boyd                           1,675
          Mr. Boyle                          4,000
          Mr. Clark                             16
          Mr. Clements                       1,134
          Dr. Draper                         3,033
          Mr. Fayne                          4,144
          Mr. Kobyra                         2,604
          Mr. Lhota                         13,862
          Dr. Markowsky                      3,888
          Mr. Pena                           3,464
          Mr. Synowiec                          74
          Mr. Vipperman                     10,002
          Mr. Walters                        6,118
          Mr. Wittkamper                     1,809

          All executive officers
          of AEP as a group                 36,063

          All executive officers
          of APCo as a group                38,393

          All directors and executive officers
          of I&M as a group                 54,689

          All executive officers
          of OPCo as a group                38,393


     (c) Includes the following numbers of shares held in joint tenancy with a family member:
     Mr. DesBarres, 5,000;  Dr. Draper, 4,901; Mr. Kobyra, 850;
     Mr. Lhota, 2,180; Ms. Stuntz, 300;
     Mr. Vipperman, 67 shares; and Mr. Wittkamper, 1,422 shares.

     (d) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Dr. Hudson, 750; and Dr. Markowsky, 20.

     (e)  Does not include, for Messrs. Lhota and Vipperman,
     85,231 shares in the American Electric Power
     System Educational Trust Fund over which Messrs. Lhota and
     Vipperman share voting and investment power as trustees (they disclaim beneficial ownership).
     The amount of shares shown for all directors and executive officers as a group includes these shares.

     (f) Includes 1,500 shares over which Mr. Peyton shares voting and investment power which are held by trusts of which he is a trustee, but he disclaims beneficial ownership of 1,000 of such shares.

     (g)  Represents less than 1% of the total number of shares outstanding.




     Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires AEP' executive officers and directors to file initial reports of ownership and reports of changes in ownership of Common Stock of AEP with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish AEP copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP's executive officers and directors during the fiscal year ended December 31, 1998, AEP notes that Leonard J. Kujawa, a director, did not timely report the three acquisitions of 200 shares each of AEP Common Stock that occurred in April, July and August 1998, although he reported them thereafter.



(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

     None


(d) INDEBTEDNESS TO SYSTEM COMPANIES

     None


(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND
OTHER BENEFITS

            Long-Term Incentive Plans   Awards In 1998

Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of AEP Common Stock, pursuant to AEP's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or AEP Common Stock.

                                                             Estimated Future Payouts of
                                             Performance      Performance Share Units Under
                             Number of      Period Until     Non-Stock Price-Based Plan
                             Performance    Maturation      Threshold       Target       Maximum
         Name                Share Units    or Payout         (#)            (#)          (#)

E. L. Draper, Jr.             7,730         1998-2000       1,932           7,730        15,460
W. J. Lhota                   2,636         1998-2000         659           2,636         5,272
D. M. Clements, Jr.           2,428         1998-2000         607           2,428         4,856
J. J. Markowsky               2,428         1998-2000         607           2,428         4,856
J. H. Vipperman               2,150         1998-2000         537           2,150         4,300
H. W. Fayne                   2,012         1998-2000         503           2,012         4,024



                       Retirement Benefits

The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.

                        Pension Plan Table

Highest Average                                Years of Accredited Service

Annual Earnings       15         20        25         30          35     40

$   300,000    $  69,525  $  92,700  $115,875   $139,050    $162,225 $182,175

    400,000       93,525    124,700   155,875    187,050     218,225  244,825

    500,000      117,525    156,700   195,875    235,050     274,225  307,475

    700,000      165,525    220,700   275,875    331,050     386,225  432,775

    900,000      213,525    284,700   355,875    427,050     498,225  558,075

  1,200,000      285,525    380,700   475,875    571,050     666,225  746,025

The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 55 and 62. If an employee retires after age 62, there is no reduction in the retirement annuity.

AEP maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1998, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows:
Dr. Draper, six years; Mr. Fayne, 23 years; Mr. Lhota, 34 years; Mr. Clements, four years; Dr. Markowsky, 27 years; and
Mr. Vipperman, 35 years.

Dr. Draper and Mr. Clements have agreements with AEP and AEP Service Corporation which provide them with supplemental retirement annuities that credit Dr. Draper with 24 years of service and Mr. Clements with 15 years of service in addition to their years of service with AEP. Their supplemental retirement benefits are reduced by their actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed Retirement Plan, a plan sponsored by their prior employer.

Ten AEP System employees (including Messrs. Fayne, Lhota and Vipperman and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1999 of the executive officers named in the Summary Compensation Table, none of them would receive any supplemental benefits.

AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                       1982 Program                                   1986 Program
                               Annual Amount of                      Annual Amount of
                Annual         Supplemental           Annual         Supplemental
                Amount         Retirement             Amount         Retirement
                Deferred       Payment                Deferred       Payment
Name           (4-Year Period) (15-Year Period)      (4-Year Period) (15-Year Period)

J. H. Vipperman   $11,000      $90,750                $10,000        $67,500
H. W. Fayne           -0-          -0-                  9,000         95,400



                         Severance Plan

In connection with the proposed merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes
Dr. Markowsky and Messrs. Lhota, Clements, Vipperman and Fayne. The severance plan provides for payments and other benefits if, within two years after the merger is completed, the officer's employment is terminated by AEP without "cause" or by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

  - A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

  - Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

  - Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

(f) RIGHTS TO INDEMNITY

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, CNA, Energy Insurance Mutual, The Federal Insurance Company and Great American Insurance Company, effective January 1, 1999 through December 31, 1999, and pays up to an aggregate amount of $195,000,000 on any one claim and in any one policy year. The total annual premium for the five policies is $1,318,684.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by The Federal Insurance Company, Zurich Insurance Company and Executive Risk Indemnity, Inc., was renewed, effective July 1, 1997 through June 30, 2000, for a premium of $402,658. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

      Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

          (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                  - NONE

          (2)  Any citizens group or public relations counsel.

                        Calendar Year 1998

                                           Accounts Charged,
Name of Company and Name                         if any,
or Number of Recipients                       Per Books of
    or Beneficiaries          Purpose      Disbursing Company       Amounts
                                                                (in thousands)

APCo
  Coalition for Energy
    and Economic Revitalization  A         426 Other Income
                                                Deductions           $54


I&M
 American Nuclear Society        A           "    "      "             2


A = Defray Expenses

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                       Calendar Year 1998

                          Company               Company                                                In Effect
     Nature of           Performing            Receiving                                Date of       On Dec. 31st
    Transactions          Service               Service             Compensation        Contract      (Yes or No)
        (1)                   (2)                  (3)                    (4)               (5)            (6)
                                                        (in thousands)
Consulting Services         RESCo                NGLE                 $  1,000           4/01/97          Yes
Administrative Services     RESCo                NGLE                  480,000           4/09/98          Yes
Machine Shop Services       APCo       System Operating Companies       11,306          12/08/78          Yes
Racine Hydro Service        APCo                 OPCo                      104          12/08/78          Yes
Simulator Training Services APCo       System Operating Companies          884          12/12/87          Yes
Coal Mine Shutdown Costs    BHCCo                I&M                       409           1/01/82          Yes
Coal Mine Shutdown Costs    CeCCo                APCo                    3,842          12/01/76          Yes
Coal Mine Shutdown Costs    CACCo                APCo                     (323)          9/14/48          Yes
Coal Washing                CCPC                 CSPCo                   9,481          11/05/84          Yes
Coal                        COCCo                OPCo                  109,484           4/01/83          Yes
Barging Transportation      I&M        System Operating Companies       23,494           5/01/86          Yes
Coal Mine Shutdown Costs    SACCo                APCo                     (283)          3/01/78          Yes
Coal                        SOCCo                OPCo                  225,132           2/01/74          Yes
Coal Mine Shutdown Costs    SOCCo                OPCo                      570          10/01/72          Yes
Coal                        WCCo                 OPCo                   45,541           1/01/83          Yes
Coal Transportation         Simco                CCPC                      278           5/01/91          Yes

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in Exhibit F of this U5S.
________________________

Part II.  Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services. - NONE.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

    Part I.

(a) Nanyang General Light Electric Co., Ltd. (NGLE) was formed as a 70% owned subsidiary by AEP Resources, Inc. (AEPR) through its AEP Resources International, Ltd. and AEP Resources Project Management Company, Ltd. subsidiaries who own AEP Pushan Power, LDC, (Pushan) NGLE's 70% parent on November 14, 1996. NGLE is domiciled in the People's Republic of China and its business address is Dayuan Zhaun Village, Pushan Town, Nanyang City, People's Republic of China. At December 31, 1998, the Company had invested $103.4 million in the construction of a two unit generating facility. The total cost of the facility is estimated to be $190 million.

In April 1997 AEPR and New Century Energies, Inc. through an equally owned joint venture, Yorkshire Power Group Limited (YPG), acquired all of the outstanding shares of Yorkshire Electricity Group plc, (Yorkshire) an electric distribution company in the United Kingdom. The business address of Yorkshire is Wetherby Road, Scarcroft, Leeds LS14 3HS, Great Britain. Yorkshire is one of twelve regional electricity companies in England and Wales licensed to distribute and supply electricity. Yorkshire's two principal businesses are the "distribution business" and the "supply business". Yorkshire's distribution business consists of the distribution of electricity to approximately two million residential, commercial and industrial customers in its franchise area. Yorkshire's supply business consists of the purchase and supply of electricity primarily to customers within the franchise area. Yorkshire owns, manages and operates the electricity distribution network within the franchise area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users connected to Yorkshire's distribution network. Since the distribution business is substantially a regulated monopoly, virtually all electricity supplied (whether by Yorkshire's supply business or by any other suppliers) to consumers within the franchise area is transported through Yorkshire's distribution network. Yorkshire also conducts ancillary business activities apart from the distribution and supply businesses that are not subject to price regulation, such as owning an interest in an off-shore gas field and supplying gas in the competitive market. AEPR's 50% interest is recorded using the equity method of accounting.

In March 1998, AEPR, through AEP Resources Australia Pty., Ltd.(AEPRA), a special purpose subsidiary of AEPR, acquired a 20% interest in Pacific Hydro Limited (Pacific Hydro) for $10,000,000. The business address of Pacific Hydro Limited is Level 8, 474 Flinders Street, Melbourne, Victoria, 3000 Australia. Pacific Hydro is principally engaged in the development and operation of, and ownership of interests in, hydroelectric facilities in the Asia Pacific region. AEPRA's 20% interest is accounted for by the equity method of accounting. Currently, Pacific Hydro has interests in six hydroelectric units that operate or are under construction in Australia and the Philippines. The hydroelectric facilities in which Pacific Hydro had interests as of December 31, 1998 (including those under construction) had total design capacity of approximately 178 megawatts.

In December 1998, AEPR, through wholly-owned subsidiaries, acquired CitiPower Pty. (CitiPower), an electric distribution and retail sales company in Victoria, Australia, for $1,100,000,000. The business address of CitiPower Pty., is 600 Bourke Street, Melbourne, Victoria, 3000 Australia. CitiPower serves approximately 240,000 customers in the city of Melbourne. With about 3,100 miles of distribution lines in a service area that covers approximately 100 square miles, CitiPower distributes about 4,800 gigawatt-hours annually.

(b) NGLE has registered capital. Pushan owns 70% of the registered capital and 30% is owned by two unaffiliated companies. Pushan contributed $35,709,000 for its 70% interest through the end of 1998. AEP Resources Delaware, Inc., another AEPR subsidiary, had loaned $67,701,000 to NGLE at December 31, 1998.

AEPR had contributed $362,967,000 to YPG for its 50% interest in Yorkshire through December 31, 1998.

AEPR had contributed $10,000,000 to AEPRA for its 20% interest in Pacific
Hydro.

AEPR had contributed $333,698,000 to AEP Resources Holding Pty., Ltd for its interest in CitiPower.

(c) NGLE's debt to common equity ratio was 2.0 to 1 at December 31, 1998. NGLE had no income or loss for the year ended December 31, 1998.

YPG's debt to common equity ratio was 3.2 to 1 at December 31, 1998. YPG reported a net income of $76,918,000 for the twelve months ended
December 31, 1998.

Pacific Hydro noncurrent liabilities to common equity ratio was 1 to 1 at December 31, 1998. It reported a net income of $1,637,000 for the twelve months ended December 31, 1998. CitiPower's debt to common equity ratio was
6.9 to 1 at December 31, 1998. Company was acquired December 31, 1998 and there was no income or loss applicable to AEPR.

(d) NGLE has a consulting services contract with AEP Resources Service Company where they will advise NGLE on construction, engineering, start up and personnel issues related to its generating facility which is under construction. NGLE will pay $1,000,000 under the contract.



    Part II.

         See Exhibit's H and I

    Part III.

 American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $810,049,000 which is 17.3% of its investment in domestic public utility subsidiary companies. American Electric Power Company, Inc. had no investment in EWG's at December 31, 1998.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                    Section and
  FINANCIAL STATEMENTS                                Page No.

    Consent of Independent Public Accountants           A-1

    Consolidating Statements of Income              B-1 to B-

    Consolidating Balance Sheets
      Assets                                        B-  to B-
      Capitalization and Liabilities                B-  to B-

    Consolidating Statements of Cash Flows          B-  to B-

    Consolidating Statements of Retained Earnings   B-  to B-

    Note to Consolidating Financial Statements           C-1

    Financial Statements of Subsidiaries
      Not Consolidated:

      CdOCo                                         D-1 to D-3
      IKEC                                          D-4 to D-6
      OVEC                                          D-7 to D-10
      Pacific Hydro                                 D-11
      Yorkshire Power Group                         D-11

   EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             **

    Exhibit G                                             **

    Exhibit H                                             **

    Exhibit I                                             ***

    Exhibit 27                                            **


 * Omitted pursuant to Securities and Exchange Commission Release No. 35-24295. ** These Exhibits are included only the in copy filed with the Securities and
    Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                    INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by refences in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of `1935, for the year ended December 31, 1998, of our reports dated February 23, 1999 on the consolidated financial statements of American Electric Power Company, Inc. and subsidiaries and of certain of its subsidiaries (AEP Generating Company, Appalachian Power Company and subsidiaries, Columbus Southern Power Company and subsidiaries, Indiana Michigan Power Company and subsidiaries, Kentucky Power Company, and Ohio Power Company and subsidiaries), incorporated by reference in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of American Electric Power Company, Inc. and its subsidiaries and of certain of its subsidiaries for the year ended December 31,1998.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio

April 30, 1999

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 1998, of our report dated June 10, 1998 on the consolidated financial statements of Yorkshire Power Group Limited and subsidiaries included in the Annual Report on Form 10-K of Yorkshire Power Group Limited for the fiscal year ended March 31, 1998.

/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Columbus, Ohio

April 30,  1999

        AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998                                                 JOURNAL            ELIMINATIONS
(in dollars, except shares and per share amount)                        AEP                   ENTRY                 AND
                                                                   CONSOLIDATED              NUMBERS            ADJUSTMENTS

Operating Revenues                                                      6,345,901,942         1,2,7               (1,343,508,123)
Equity of American Electric Power Inc.,
   in Earnings of Subsidiaries                                                      0          3                    (556,482,030)
     Total                                                              6,345,901,942                             (1,899,990,153)


Operating Expenses:
   Fuel                                                                 1,717,177,269          1                        (561,382)
   Purchased Power                                                        436,388,271          1                    (766,960,770)
   Other Operation                                                      1,303,084,068       1,2,7,11                (542,604,377)
   Maintenance                                                            542,934,877          7                      (4,641,144)
   Depreciation and Amortization                                          579,996,437          7                      (4,151,472)
   Taxes Other Than Federal Income Taxes                                  493,385,569          7                     (22,059,692)
   Federal Income Taxes                                                   316,201,426          6                       1,025,616

     Total Operating Expenses                                           5,389,167,917                             (1,339,953,221)

        Operating Income (Loss)                                           956,734,025                               (560,036,932)

Nonoperating Income (Loss)
   Other Nonoperating Income (Loss)                                         9,463,526   2,4,5,7,8,9,10,11                328,634
      Total Nonoperating Income (Loss)                                      9,463,526                                    328,634

Income (Loss) Before Interest Charges and
   Preferred Dividends                                                    966,197,551                               (559,708,298)

Interest Charges (Net)                                                    419,087,881         9,10                    (2,200,652)

Preferred Stock Dividend Requirments
   of Subsidiaries                                                         10,926,262

Net Income (Loss)                                                         536,183,408                               (557,507,646)

Average Number of Shares Outstanding                                      190,774,129

Earnings Per Share                                                               2.81

See Note to Consolidating Financial
   Statemtents on Page C-1
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)                     COMBINED                                       APCo
                                                                       TOTAL                   AEP              CONSOLIDATED


Operating Revenues                                                      7,689,410,065                    0         1,672,243,717
Equity of American Electric Power Inc.,
   in Earnings of Subsidiaries                                            556,482,030          556,482,030                     0
     Total                                                              8,245,892,095          556,482,030         1,672,243,717


Operating Expenses:
   Fuel                                                                 1,717,738,651                    0           437,500,408
   Purchased Power                                                      1,203,349,041                    0           303,116,086
   Other Operation                                                      1,845,688,445           17,627,964           254,717,487
   Maintenance                                                            547,576,021                    0           134,855,424
   Depreciation and Amortization                                          584,147,909                    0           143,808,804
   Taxes Other Than Federal Income Taxes                                  515,445,261              190,980           116,070,127
   Federal Income Taxes                                                   315,175,810                    0            53,632,030

     Total Operating Expenses                                           6,729,121,138           17,818,944         1,443,700,366

        Operating Income (Loss)                                         1,516,770,957          538,663,086           228,543,351

Nonoperating Income (Loss)
   Other Nonoperating Income (Loss)                                         9,134,892              769,570            (8,301,066)
      Total Nonoperating Income (Loss)                                      9,134,892              769,570            (8,301,066)

Income (Loss) Before Interest Charges and
   Preferred Dividends                                                  1,525,905,849          539,432,656           220,242,285

Interest Charges (Net)                                                    421,288,533            3,249,247           126,912,144

Preferred Stock Dividend Requirments
   of Subsidiaries                                                         10,926,262                    0             2,497,292

Net Income (Loss)                                                       1,093,691,054          536,183,409            90,832,849

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statemtents on Page C-1
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)                       CSPCo                   I&M
                                                                   CONSOLIDATED           CONSOLIDATED             KEPCo


Operating Revenues                                                      1,187,745,409        1,405,793,769           362,998,628
Equity of American Electric Power Inc.,
   in Earnings of Subsidiaries                                                      0                    0                     0
     Total                                                              1,187,745,409        1,405,793,769           362,998,628


Operating Expenses:
   Fuel                                                                   189,030,968          172,591,571            83,302,576
   Purchased Power                                                        237,687,879          298,046,210           100,620,299
   Other Operation                                                        202,719,795          347,207,018            47,801,819
   Maintenance                                                             62,095,069          157,592,933            30,462,186
   Depreciation and Amortization                                           91,217,927          145,112,026            28,080,361
   Taxes Other Than Federal Income Taxes                                  116,547,724           67,592,203             9,687,432
   Federal Income Taxes                                                    76,234,549           51,644,891            11,151,410

     Total Operating Expenses                                             975,533,911        1,239,786,852           311,106,083

        Operating Income (Loss)                                           212,211,498          166,006,917            51,892,545

Nonoperating Income (Loss)
   Other Nonoperating Income (Loss)                                        (1,343,863)            (839,553)           (1,725,558)
      Total Nonoperating Income (Loss)                                     (1,343,863)            (839,553)           (1,725,558)

Income (Loss) Before Interest Charges and
   Preferred Dividends                                                    210,867,635          165,167,364            50,166,987

Interest Charges (Net)                                                     77,823,702           68,539,823            28,491,132

Preferred Stock Dividend Requirments
   of Subsidiaries                                                          2,130,522            4,823,887                     0

Net Income (Loss)                                                         130,913,411           91,803,654            21,675,855

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statemtents on Page C-1
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)                       OPCo
                                                                   CONSOLIDATED               WPCo                AEPRESC


Operating Revenues                                                      2,105,546,763           86,295,659                     0
Equity of American Electric Power Company,
   Inc. in Earnings of Subsidiaries                                                 0                    0                     0
     Total                                                              2,105,546,763           86,295,659                     0

Operating Expenses:
   Fuel                                                                   738,522,227                    0                     0
   Purchased Power                                                        150,733,225           58,526,801                     0
   Other Operation                                                        353,194,366            8,200,130                     0
   Maintenance                                                            139,610,857            3,512,008                     0
   Depreciation and Amortization                                          144,492,479            2,869,183                     0
   Taxes Other Than Federal Income Taxes                                  169,353,092            5,596,786                     0
   Federal Income Taxes                                                   120,268,548            2,137,464                     0

     Total Operating Expenses                                           1,816,174,794           80,842,372                     0

        Operating Income (Loss)                                           289,371,969            5,453,287                     0

Nonoperating Income (Loss):
    Other Nonoperating Income (Loss)                                          588,607             (110,150)              627,134
          Total Nonoperating Income (Loss)                                    588,607             (110,150)              627,134

Income (Loss) Before Interest Charges
    and Preferred Dividends                                               289,960,576            5,343,137               627,134

Interest Charges (Net)                                                     80,035,323            1,964,122                 5,971

Preferred Stock Dividend Requirements
   of Subsidiaries                                                          1,474,561                    0                     0

Net Income (Loss)                                                         208,450,692            3,379,015               621,163

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statements on Page C-1



     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)                                                                    AEPR
                                                                       AEGCo                 AEPINV             CONSOLIDATED


Operating Revenues                                                        224,146,041                    0                     0
Equity of American Electric Power Company,
   Inc. in Earnings of Subsidiaries                                                 0                    0                     0
     Total                                                                224,146,041                    0                     0

Operating Expenses:
   Fuel                                                                    96,790,901                    0                     0
   Purchased Power                                                                  0                    0                     0
   Other Operation                                                         78,284,396                    0                     0
   Maintenance                                                             11,893,703                    0                     0
   Depreciation and Amortization                                           21,651,686                    0                     0
   Taxes Other Than Federal Income Taxes                                    3,495,398                    0                     0
   Federal Income Taxes                                                     3,298,789                    0                     0

     Total Operating Expenses                                             215,414,873                    0                     0

        Operating Income (Loss)                                             8,731,168                    0                     0

Nonoperating Income (Loss):
    Other Nonoperating Income (Loss)                                        3,363,979             (253,401)           28,508,310
          Total Nonoperating Income (Loss)                                  3,363,979             (253,401)           28,508,310

Income (Loss) Before Interest Charges
    and Preferred Dividends                                                12,095,147             (253,401)           28,508,310

Interest Charges (Net)                                                      3,149,354                    0            16,851,889

Preferred Stock Dividend Requirements
   of Subsidiaries                                                                  0                    0                     0

Net Income (Loss)                                                           8,945,793             (253,401)           11,656,421

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statements on Page C-1
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)

                                                                       AEPES                  KGPCo                AEPSC

Operating Revenues
Equity of American Electric Power Company,                                          0           78,498,284           566,141,795
   Inc. in Earnings of Subsidiaries
     Total                                                                          0                    0                     0
                                                                                    0           78,498,284           566,141,795
Operating Expenses:
   Fuel
   Purchased Power                                                                  0                    0                     0
   Other Operation                                                                  0           54,618,541                     0
   Maintenance                                                                      0            8,933,440           527,002,030
   Depreciation and Amortization                                                    0            2,912,697             4,641,144
   Taxes Other Than Federal Income Taxes                                            0            2,763,971             4,151,472
   Federal Income Taxes                                                             0            3,594,434            23,317,085
                                                                                    0              636,190            (3,828,061)
     Total Operating Expenses
                                                                                    0           73,459,273           555,283,670
        Operating Income (Loss)
                                                                                    0            5,039,011            10,858,125
Nonoperating Income (Loss):
    Other Nonoperating Income (Loss)
          Total Nonoperating Income (Loss)                                 (5,733,500)             857,829            (3,294,202)
                                                                           (5,733,500)             857,829            (3,294,202)
Income (Loss) Before Interest Charges
    and Preferred Dividends
                                                                           (5,733,500)           5,896,840             7,563,923
Interest Charges (Net)
                                                                            1,658,445            3,716,544             7,563,923
Preferred Stock Dividend Requirements
   of Subsidiaries
                                                                                    0                    0                     0
Net Income (Loss)
                                                                           (7,391,945)           2,180,296                     0
Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statements on Page C-1


     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)                       AEPC
                                                                   CONSOLIDATED               CCCo                 FRECo


Operating Revenues                                                                  0                    0                     0
Equity of American Electric Power Company,
   Inc. in Earnings of Subsidiaries                                                 0                    0                     0
     Total                                                                          0                    0                     0

Operating Expenses:
   Fuel                                                                             0                    0                     0
   Purchased Power                                                                  0                    0                     0
   Other Operation                                                                  0                    0                     0
   Maintenance                                                                      0                    0                     0
   Depreciation and Amortization                                                    0                    0                     0
   Taxes Other Than Federal Income Taxes                                            0                    0                     0
   Federal Income Taxes                                                             0                    0                     0

     Total Operating Expenses                                                       0                    0                     0

        Operating Income (Loss)                                                     0                    0                     0

Nonoperating Income (Loss):
    Other Nonoperating Income (Loss)                                       (3,979,146)                  40                     0
          Total Nonoperating Income (Loss)                                 (3,979,146)                  40                     0

Income (Loss) Before Interest Charges
    and Preferred Dividends                                                (3,979,146)                  40                     0

Interest Charges (Net)                                                      1,326,874                   40                     0

Preferred Stock Dividend Requirements
   of Subsidiaries                                                                  0                    0                     0

Net Income (Loss)                                                          (5,306,020)                   0                     0

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statements on Page C-1
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF INCOME
                YEAR ENDED DECEMBER 31, 1998
(in dollars, except shares and per share amount)
                                                                       IFRI                  AEPPM


Operating Revenues                                                                  0                    0
Equity of American Electric Power Company,
   Inc. in Earnings of Subsidiaries                                                 0                    0
     Total                                                                          0                    0

Operating Expenses:
   Fuel                                                                             0                    0
   Purchased Power                                                                  0                    0
   Other Operation                                                                  0                    0
   Maintenance                                                                      0                    0
   Depreciation and Amortization                                                    0                    0
   Taxes Other Than Federal Income Taxes                                            0                    0
   Federal Income Taxes                                                             0                    0

     Total Operating Expenses                                                       0                    0

        Operating Income (Loss)                                                     0                    0

Nonoperating Income (Loss):
    Other Nonoperating Income (Loss)                                                0                 (138)
          Total Nonoperating Income (Loss)                                          0                 (138)

Income (Loss) Before Interest Charges
    and Preferred Dividends                                                         0                 (138)

Interest Charges (Net)                                                              0                    0

Preferred Stock Dividend Requirements
   of Subsidiaries                                                                  0                    0

Net Income (Loss)                                                                   0                 (138)

Average Number of Shares Outstanding

Earnings Per Share

See Note to Consolidating Financial
   Statements on Page C-1
APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING STATEMENT OF INCOME
              Year Ended December 31, 1998
                                                                        JOURNAL   ELIMINATIONS
                                                             APCo        ENTRY        AND         COMBINED
                                                         CONSOLIDATED   NUMBERS   ADJUSTMENTS       TOTAL



Operating Revenues                                        1,672,243,717                      0   1,672,243,717


Operating Expenses:
   Fuel                                                     437,500,408                      0     437,500,408
   Purchased Power                                          303,116,086                            303,116,086
   Other Operation                                          254,717,487                            254,717,487
   Maintenance                                              134,855,424                            134,855,424
   Depreciation and Amortization                            143,808,804                            143,808,804
   Taxes Other Than Federal Income Taxes                    116,070,127                            116,070,127
   Federal Income Taxes                                      53,632,030    2        (1,600,000)     55,232,030

     Total Operating Expenses                             1,443,700,366             (1,600,000)  1,445,300,366


Operating Income                                            228,543,351              1,600,000     226,943,351


Nonoperating Income (Loss):
   Equity in Earnings of Subsidiary Companies                              1        (1,308,923)      1,308,923
   Other Nonoperating Income (Loss)                         (8,301,066)    2        (1,600,000)    (6,701,066)


          Total Nonoperating Income (Loss)                  (8,301,066)             (2,908,923)    (5,392,143)


Income (Loss) Before Interest Charges and
  Preferred Dividends                                       220,242,285             (1,308,923)    221,551,208

Interest Charges (net)                                      126,912,144                      0     126,912,144

Preferred Stock Dividend Requirements                         2,497,292                              2,497,292

Earnings (Loss) Applicable to Common Stock                   90,832,849             (1,308,923)     92,141,772

See Note to Consolidated Financial Statements Page C-1
APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING STATEMENT OF INCOME
              Year Ended December 31, 1998


                                                               APCo         CeCCo       CACCo        SACCo      WVPCo



Operating Revenues                                       1,672,243,717           0           0            0        0


Operating Expenses:
   Fuel                                                    437,500,408           0           0            0        0
   Purchased Power                                         303,116,086           0           0            0        0
   Other Operation                                         254,717,487           0           0            0        0
   Maintenance                                             134,855,424           0           0            0        0
   Depreciation and Amortization                           143,808,804           0           0            0        0
   Taxes Other Than Federal Income Taxes                   116,070,127           0           0            0        0
   Federal Income Taxes                                     55,232,030           0           0            0        0

     Total Operating Expenses                            1,445,300,366           0           0            0        0


Operating Income                                           226,943,351           0           0            0        0


Nonoperating Income (Loss):
   Equity in Earnings of Subsidiary Companies               1,308,923           0           0            0        0
   Other Nonoperating Income (Loss)                        (8,009,988)    586,254      23,859      692,090     6719


          Total Nonoperating Income (Loss)                 (6,701,065)    586,254      23,859      692,090    6,719


Income (Loss) Before Interest Charges and
  Preferred Dividends                                     220,242,286     586,254      23,859      692,090    6,719

Interest Charges (net)                                    126,912,144           0           0            0        0

Preferred Stock Dividend Requirements                       2,497,292           0           0            0        0

Earnings (Loss) Applicable to Common Stock                 90,832,850     586,254      23,859      692,090    6,719

See Note to Consolidated Financial Statements Page C-1
COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATED STATEMENT OF INCOME
       For Year Ended December 31, 1998
                 (in dollars)

                                                                   JOURNAL     ELIMINATIONS
                                                    CSPCo           ENTRY           AND         COMBINED
                                                 CONSOLIDATED       NUMBERS     ADJUSTMENTS       TOTAL


Operating Revenues                                1,187,745,409      1, 2        (9,758,987)   1,197,504,396


Operating Expenses:
   Fuel                                             189,030,968     1, 2, 4        (216,471)     189,247,439
   Purchased Power                                  237,687,879                                  237,687,879
   Other Operation                                  202,719,795      1, 2        (7,822,611)     210,542,406
   Maintenance                                       62,095,069      1, 2        (1,288,399)      63,383,468
   Depreciation and Amortization                     91,217,927      1, 2          (140,457)      91,358,384
   Taxes Other Than Federal Income Taxes            116,547,724      1, 2          (291,049)     116,838,773
   Federal Income Taxes                              76,234,549       5            (950,000)      77,184,549

     Total Operating Expenses                       975,533,911                 (10,708,987)     986,242,898

        Operating Income (Loss)                     212,211,498                     950,000      211,261,498


Nonoperating Income (Loss)
    Equity in Earnings of Subsidiary Companies                0       3            (377,681)         377,681
    Other Nonoperating  Income (Loss)                (1,343,863)      5            (950,000)        (393,863)
         Total Nonoperating Income (Loss)            (1,343,863)                 (1,327,681)         (16,182)


Income Before Interest Charges and
   Preferred Dividends                              210,867,635                    (377,681)     211,245,316


Interest Charges (net)                               77,823,702                           0       77,823,702


Preferred Stock Dividend Requirements                 2,130,522                                    2,130,522


Earnings (Loss) Applicable to Common Stock          130,913,411                    (377,681)     131,291,092

                                            33,877          0               0         383,281

                                           240,469          0               0       1,770,469
See Note to Consolidating Financial Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATED STATEMENT OF INCOME
       For Year Ended December 31, 1998
                 (in dollars)



                                                 CSPCo            CCPC         Simco         COLM


Operating Revenues                          1,187,745,409      9,480,587     278,400             0


Operating Expenses:
   Fuel                                       189,247,439              0           0
   Purchased Power                            237,687,879              0           0
   Other Operation                            202,719,795      7,820,987       1,624
   Maintenance                                 62,095,069      1,288,399           0
   Depreciation and Amortization               91,217,927         28,659     111,798
   Taxes Other Than Federal Income Taxes      116,547,724        256,001      35,048
   Federal Income Taxes                        77,091,863         52,003      40,683

     Total Operating Expenses                 976,607,696      9,446,049     189,153             0

        Operating Income (Loss)               211,137,713         34,538      89,247             0


Nonoperating Income (Loss)
    Equity in Earnings of Subsidiary
       Companies                                   77,681
    Other Nonoperating  Income (Loss)            (654,123)        41,826       3,190       215,244
         Total Nonoperating Income (Loss)        (276,442)        41,826       3,190       215,244


Income Before Interest Charges and
   Preferred Dividends                        210,861,271         76,364      92,437       215,244


Interest Charges (net)                         77,817,338          6,364           0             0




Preferred Stock Dividend Requirements           2,130,522              0           0             0


Earnings (Loss) Applicable to Common Stock    130,913,411         70,000      92,437       215,244


See Note to Consolidating Financial Statements on Page C-1.


INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1998
                 (in dollars)                                  JOURNAL ELIMINATIONS
                                                     I&M        ENTRY       AND         COMBINED
                                                 CONSOLIDATED  NUMBER   ADJUSTMENTS       TOTAL



Operating Revenues                              1,405,793,769                         1,405,793,769

Operating Expenses:

   Fuel                                           172,591,571                           172,591,571
   Purchased Power                                298,046,210                           298,046,210
   Other Operation                                347,207,018                           347,207,018
   Maintenance                                    157,592,933                           157,592,933
   Depreciation and Amortization                  145,112,026                           145,112,026
   Taxes Other Than Federal Income Tax             67,592,203                            67,592,203
   Federal Income Taxes                            51,644,891     2      (1,000,000)     52,644,891

       Total Operating Expenses                 1,239,786,852            (1,000,000)  1,240,786,852

            Operating Income (Loss)               166,006,917             1,000,000     165,006,917

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies                0     1        (685,219)        685,219
  Other Nonoperating Income (Loss)                   (839,553)    2      (1,000,000)        160,447

    Total Nonoperating Income (Loss)                 (839,553)           (1,685,219)        845,666

Income Before Interest  Charges and Preferred Di  165,167,364              (685,219)    165,852,583

Interest Charges (net)                             68,539,823                     0      68,539,823

Preferred Stock Dividend Requirements               4,823,887                             4,823,887

Earnings Applicable to Common Stock                91,803,654              (685,219)     92,488,873


See Notes to Consolidating Financial Statements on Page C -1
INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENT OF INCOME
         Year Ended December 31, 1998
                 (in dollars)

                                                         I&M           BHCCo       PRCCo



Operating Revenues                              1,405,793,769             0         0

Operating Expenses:

   Fuel                                           172,591,571             0         0
   Purchased Power                                298,046,210             0         0
   Other Operation                                347,207,018             0         0
   Maintenance                                    157,592,933             0         0
   Depreciation and Amortization                  145,112,026             0         0
   Taxes Other Than Federal Income Tax             67,592,203             0         0
   Federal Income Taxes                            52,644,891             0         0

       Total Operating Expenses                 1,240,786,852             0         0

            Operating Income (Loss)               165,006,917             0         0

Nonoperating Income (Loss):
  Equity in Earnings of Subsidiary Companies          685,219             0         0
  Other Nonoperating Income (Loss)                   (524,772)      685,219         0

    Total Nonoperating Income (Loss)                  160,447       685,219         0

Income Before Interest  Charges and Preferred Di  165,167,364       685,219         0

Interest Charges (net)                             68,539,823             0         0

Preferred Stock Dividend Requirements               4,823,887             0         0

Earnings Applicable to Common Stock                91,803,654       685,219         0


See Notes to Consolidating Financial Statements on Page C -1
 OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING STATEMENT OF INCOME
          Year Ended December 31, 1998
                  (in dollars)                   OPCo       Journal  ELIMINATIONS
                                             CONSOLIDATED    Entry        AND         COMBINED
                                                            Numbers   ADJUSTMENTS       TOTAL



     Operating Revenues                      2,105,546,763   1,2,3   (411,938,136)  2,517,484,899


     Operating Expenses:

        Fuel                                   738,522,227  1,2,3,7   (14,439,620)    752,961,847
        Purchased Power                        150,733,225                            150,733,225
        Other Operation                        353,194,366     3     (269,877,436)    623,071,802
        Maintenance                            139,610,857     3      (78,062,218)    217,673,075
        Depreciation and Amortization          144,492,479     3      (27,592,972)    172,085,451
        Taxes Other Than Federal Income Taxe   169,353,092     3      (22,082,802)    191,435,894
        Federal Income Taxes                   120,268,548    6,8      (1,423,731)    121,692,279

          Total Operating Expenses           1,816,174,794           (413,478,779)  2,229,653,573

             Operating Income                  289,371,969              1,540,643     287,831,326

     Nonoperating Income:
        Equity in Earnings of Subsidiary Com             0     4       (1,777,129)      1,777,129
        Other Nonoperating Income (Loss)           588,607  5,6,7,8    (1,758,554)      2,347,161
         Total Nonoperating Income                 588,607             (3,535,683)      4,124,290

     Income Before Interest Charges and Pref   289,960,576             (1,995,040)    291,955,616

     Interest Charges                           80,035,323     5         (217,911)     80,253,234

     Preferred Stock Dividend Requirements       1,474,561                              1,474,561

     Earnings Applicable to Common Stock       208,450,692             (1,777,129)    210,227,821


     See Notes to Consolidating Financial Statements on Page C-1

OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
        CONSOLIDATING STATEMENT OF INCOME
          Year Ended December 31, 1998
                  (in dollars)
                                               OPCo           COCCo          SOCCo         WCCo




     Operating Revenues                   2,115,000,281    110,218,952   227,523,248   64,742,418


     Operating Expenses:

        Fuel                                752,961,847
        Purchased Power                     150,733,225
        Other Operation                     353,194,366     96,820,945   131,489,220   41,567,271
        Maintenance                         139,610,857     10,650,377    54,565,204   12,846,637
        Depreciation and Amortization       144,492,479      3,356,207    19,642,562    4,594,203
        Taxes Other Than Federal Income Taxe169,353,092      3,018,035    12,113,548    6,951,219
        Federal Income Taxes                117,130,949       (808,233)    5,973,411     (603,848)

          Total Operating Expenses        1,827,476,815    113,037,331   223,783,945   65,355,482

             Operating Income               287,523,466     (2,818,379)    3,739,303     (613,064)

     Nonoperating Income:
        Equity in Earnings of Subsidiary      1,777,129
        Other Nonoperating Income (Loss)     (1,984,332)     2,842,912       749,850      738,731

                       --------------- ------------- --------------- --------------- -------------- -------------- ------------
         Total Nonoperating Income             (207,203)     2,842,912       749,850      738,731

     Income Before Interest Charges and Pref287,316,263         24,533     4,489,153      125,667

     Interest Charges                        77,391,010         23,813     2,836,161        2,250

     Preferred Stock Dividend Requirements    1,474,561


     Earnings Applicable to Common Stock    208,450,692            720     1,652,992      123,417



     See Notes to Consolidating Financial Statements on Page C-1


  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)                                                  JOURNAL           ELIMINATIONS
                                                                      AEP                ENTRY                AND
ASSETS                                                           CONSOLIDATED           NUMBERS           ADJUSTMENTS

Electric Utility Plant:
  Production                                                       9,591,210,817
  Transmission                                                     3,570,717,129
  Distribution                                                     4,779,772,239
  General (including mining assets and nuclear fuel)               1,641,676,082
  Construction Work In Progress                                      562,890,972

                  Total Electric Utility Plant                    20,146,267,239                                       0

  Accumulated Depreciation and Amortization                       (8,416,397,599)

                  Net Electric Utility Plant                      11,729,869,640                                       0

Other Plant                                                          841,451,376

Other Property and Investments                                     2,515,103,061         1, 6             (4,860,340,560)


Current Assets:
  Cash and Cash Equivalents                                          172,985,364                                       0
  Accounts Receivable:
     Customers                                                       557,382,304
     Associated Companies                                                      0          3                 (319,143,145)
     Miscellaneous                                                   360,782,523          3                    7,450,011
     Allowance for Uncollectible Accounts                            (11,075,147)
  Fuel - at average cost                                             215,698,885
  Materials and Supplies  - at average cost                          279,822,519
  Accrued Utility Revenues                                           186,006,405
  Energy Marketing and Trading Contracts                             372,379,667          7                      (31,280)
  Prepayments  and Other                                              83,686,902          7                       31,280

     Total Current Assets                                          2,217,669,422                            (311,693,134)


Regulatory Assets                                                  1,846,717,792          5                    6,627,218

Deferred Charges                                                     332,390,587         3, 4                 10,977,709

       Total Assets                                               19,483,201,878                          (5,154,428,767)

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                   COMBINED                                  APCo
ASSETS                                                               TOTAL               AEP             CONSOLIDATED


Electric Utility Plant:
  Production                                                       9,591,210,817                    0      1,976,729,325
  Transmission                                                     3,570,717,129                    0      1,116,421,293
  Distribution                                                     4,779,772,239                    0      1,641,278,081
  General (including mining assets and nuclear fuel)               1,641,676,082                    0        233,464,978
  Construction Work In Progress                                      562,890,972                    0        119,465,507

                  Total Electric Utility Plant                    20,146,267,239                    0      5,087,359,184

  Accumulated Depreciation and Amortization                       (8,416,397,599)                   0     (1,984,856,221)

                  Net Electric Utility Plant                      11,729,869,640                    0      3,102,502,963

Other Plant                                                          841,451,376

Other Property and Investments                                     7,375,443,621        4,886,189,239        111,019,754


Current Assets:
  Cash and Cash Equivalents                                          172,985,364              166,762          7,754,613
  Accounts Receivable:
     Customers                                                       557,382,304                    0        122,746,200
     Associated Companies                                            319,143,145              107,818         35,801,904
     Miscellaneous                                                   353,332,512            1,912,991          8,572,347
     Allowance for Uncollectible Accounts                            (11,075,147)                   0         (2,234,462)
  Fuel - at average cost                                             215,698,885                    0         49,825,793
  Materials and Supplies  - at average cost                          279,822,519                    0         60,440,333
  Accrued Utility Revenues                                           186,006,405                    0         45,984,513
  Energy Marketing and Trading Contracts                             372,410,947                    0         22,435,691
  Prepayments  and Other                                              83,655,622               99,811          8,152,236

     Total Current Assets                                          2,529,362,556            2,287,382        359,479,168


Regulatory Assets                                                  1,840,090,574             (720,574)       426,192,973

Deferred Charges                                                     321,412,878           35,920,361         47,843,130

       Total Assets                                               24,637,630,645        4,923,676,408      4,047,037,988

See Note to Consolidating Financial Statements on Page C-1

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)

                                                                     CSPCo
                                                                 CONSOLIDATED                                 I&M
ASSETS                                                                                   AEPPM           CONSOLIDATED

Electric Utility Plant:
  Production                                                       1,521,610,996                           2,556,732,302
  Transmission                                                       338,505,118                             913,252,129
  Distribution                                                       936,613,079                             768,803,267
  General (including mining assets and nuclear fuel)                 138,359,228                             236,650,440
  Construction Work In Progress                                      118,476,708                             156,410,821

                  Total Electric Utility Plant                     3,053,565,129                    0      4,631,848,959

  Accumulated  Depreciation & Amortization                        (1,134,348,403)                         (2,081,355,478)

                  Net Electric Utility Plant                       1,919,216,726                    0      2,550,493,481


Other Plant                                                                                         0
                                                                      73,087,550
Other Property and Investments                                                                      0        845,675,099


Current Assets:                                                        7,205,891
  Cash and Cash Equivalents                                                                                   12,465,040
  Accounts Receivable:                                                89,521,645
     Customers                                                        17,966,292                    0         94,501,956
     Associated Companies                                             11,988,968                  100         19,528,049
     Miscellaneous                                                    (2,597,637)                             18,742,790
     Allowance for Uncollectible Accounts                             22,139,856                              (2,027,036)
  Fuel - at average cost                                              33,263,363                    0         20,857,185
  Materials and Supplies - at average cost                            40,126,553                              78,009,131
  Accrued Utility Revenues                                            12,669,923                              37,276,962
  Energy Marketing and Trading Contracts                              29,084,246                    0         14,105,168
  Prepayments and Other                                                                                        4,847,588
                                                                     261,369,100
     Total Current Assets                                                                         100        298,306,833

                                                                     353,369,238
Regulatory Assets                                                                                   0        421,474,659
                                                                      74,647,350
Deferred Charges                                                                                    0         32,572,565
                                                                   2,681,689,964
       Total Assets                                                                               100      4,148,522,637


See Note to Consolidating Financial Statements on Page C-1

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)


                                                                                                             OPCo
ASSETS                                                               KEPCo               KGPCo           CONSOLIDATED

Electric Utility Plant:
  Production                                                         260,422,898                    0      2,646,596,469
  Transmission                                                       326,904,239           13,943,027        838,741,727
  Distribution                                                       351,407,436           67,654,064        949,084,647
  General (including mining assets and nuclear fuel)                  74,900,749            4,872,325        693,530,339
  Construction Work In Progress                                       30,075,995            1,617,356        129,887,187

                  Total Electric Utility Plant                     1,043,711,317           88,086,772      5,257,840,369

  Accumulated  Depreciation & Amortization                          (315,545,934)         (29,799,547)    (2,461,375,740)

                  Net Electric Utility Plant                         728,165,383           58,287,225      2,796,464,629


Other Plant

Other Property and Investments                                        12,077,536            1,793,350        218,310,850


Current Assets:
  Cash and Cash Equivalents                                            1,935,177            1,354,224         89,652,259
  Accounts Receivable:
     Customers                                                        23,294,531            5,206,894        215,665,093
     Associated Companies                                              8,796,843           16,095,910         63,922,425
     Miscellaneous                                                     4,018,715            1,070,241         28,138,453
     Allowance for Uncollectible Accounts                               (847,677)             (46,288)        (1,678,297)
  Fuel - at average cost                                               7,887,827                    0         94,914,067
  Materials and Supplies - at average cost                            13,652,369              347,099         86,870,161
  Accrued Utility Revenues                                            13,560,119            3,539,083         43,501,028
  Energy Marketing and Trading Contracts                               4,725,692                    0         19,789,795
  Prepayments and Other                                                1,657,329            1,020,139         34,522,962

     Total Current Assets                                             78,680,925           28,587,302        675,297,946


Regulatory Assets                                                     92,447,311            5,774,985        551,776,304

Deferred Charges                                                      10,476,010               80,022        102,830,155

       Total Assets                                                  921,847,165           94,522,884      4,344,679,884


See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)



ASSETS                                                               WPCo               AEPRESC             AEPGCo

Electric Utility Plant:
  Production                                                                   0                    0        629,118,827
  Transmission                                                        22,949,596                    0                  0
  Distribution                                                        64,931,665                    0                  0
  General (including mining assets and nuclear fuel)                   7,850,063                    0          3,149,826
  Construction Work In Progress                                        2,766,170                    0          4,191,228

                  Total Electric Utility Plant                        98,497,494                    0        636,459,881

  Accumulated  Depreciation & Amortization                           (39,061,859)                   0       (277,855,039)

                  Net Electric Utility Plant                          59,435,635                    0        358,604,842


Other Plant

Other Property and Investments                                         2,755,450              125,194              6,020


Current Assets:
  Cash and Cash Equivalents                                            1,066,167               81,333           (483,377)
  Accounts Receivable:
     Customers                                                         6,445,985                    0                  0
     Associated Companies                                              1,184,888              178,505         22,234,686
     Miscellaneous                                                     1,245,291            3,528,873            658,824
     Allowance for Uncollectible Accounts                                (85,821)                   0                  0
  Fuel - at average cost                                                       0                    0         11,308,031
  Materials and Supplies - at average cost                               157,591                    0          3,900,321
  Accrued Utility Revenues                                             2,018,147                    0                  0
  Energy Marketing and Trading Contracts                                       0                    0                  0
  Prepayments and Other                                                  207,811               11,164            267,092

     Total Current Assets                                             12,240,059            3,799,875         37,885,577


Regulatory Assets                                                     11,750,456                    0        (22,660,305)

Deferred Charges                                                       1,608,512              534,895            695,994

       Total Assets                                                   87,790,112            4,459,964        374,532,128


See Note to Consolidating Financial Statements on Page C-1

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                                         AEPR
ASSETS                                                              AEPINV           CONSOLIDATED            AEPES

Electric Utility Plant:
  Production                                                                   0                    0                  0
  Transmission                                                                 0                    0                  0
  Distribution                                                                 0                    0                  0
  General (including mining assets and nuclear fuel)                           0                    0                  0
  Construction Work In Progress                                                0                    0                  0

                  Total Electric Utility Plant                                 0                    0                  0

  Accumulated  Depreciation & Amortization                                     0                    0                  0

                  Net Electric Utility Plant                                   0                    0                  0


Other Plant                                                                               841,451,376

Other Property and Investments                                         2,554,946        1,059,929,842         39,188,515

Current Assets:
  Cash and Cash Equivalents                                              128,946           43,035,915          6,968,765
  Accounts Receivable:
     Customers                                                                 0                    0                  0
     Associated Companies                                                      0            9,588,758         14,108,655
     Miscellaneous                                                           157           85,312,858        179,933,675
     Accum Provision Uncollectible                                             0             (557,929)        (1,000,000)
  Fuel - at average cost                                                       0            2,461,568          6,304,558
  Materials and Supplies - at average cost                                     0            2,538,593                  0
  Accrued Utility Revenues                                                     0                                       0
  Energy marketing and Trading Contracts                                       0                    0        298,684,678
  Prepayments and Other                                                        0            2,748,832              2,109

     Total Current Assets                                                129,103          145,128,595        505,002,440


Regulatory Assets

Deferred Charges                                                               0           12,323,340             27,464

       Total Assets                                                    2,684,049        2,058,833,153        544,218,419

See Note to Consolidating Financial Statements on Page C-1

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                                         AEPC
ASSETS                                                               AEPSC           CONSOLIDATED            CCCo

Electric Utility Plant:
  Production                                                                   0                                       0
  Transmission                                                                 0                                       0
  Distribution                                                                 0                                       0
  General (including mining assets and nuclear fuel)                 248,898,134                                       0
  Construction Work In Progress                                                0                                       0

                  Total Electric Utility Plant                       248,898,134                    0                  0

  Accumulated  Depreciation & Amortization                           (92,199,378)                                      0

                  Net Electric Utility Plant                         156,698,756                    0                  0


Other Plant

Other Property and Investments                                        87,669,333           34,359,097            700,846

Current Assets:
  Cash and Cash Equivalents                                            1,391,967              224,051             12,039
  Accounts Receivable:
     Customers                                                                 0                                       0
     Associated Companies                                            109,143,730              143,627            336,531
     Miscellaneous                                                     7,883,160              319,535              5,634
     Accum Provision Uncollectible                                             0                                       0
  Fuel - at average cost                                                       0                                       0
  Materials and Supplies - at average cost                                     0              643,558                  0
  Accrued Utility Revenues                                                     0                                       0
  Energy marketing and Trading Contracts                                       0                    0                  0
  Prepayments and Other                                                1,030,154                1,758              2,391

     Total Current Assets                                            119,449,011            1,332,529            356,595


Regulatory Assets                                                        765,527                                 (80,000)

Deferred Charges                                                       1,851,672                    0              1,348

       Total Assets                                                  366,434,299           35,691,626            978,789

See Note to Consolidating Financial Statements on Page C-1

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)

ASSETS                                                               FRECo               IFRI

Electric Utility Plant:
  Production                                                                   0                    0
  Transmission                                                                 0                    0
  Distribution                                                                 0                    0
  General (including mining assets and nuclear fuel)                           0                    0
  Construction Work In Progress                                                0                    0

                  Total Electric Utility Plant                                 0                    0

  Accumulated  Depreciation & Amortization                                     0                    0

                  Net Electric Utility Plant                                   0                    0


Other Plant

Other Property and Investments                                             1,000                    0

Current Assets:
  Cash and Cash Equivalents                                               24,769                  823
  Accounts Receivable:
     Customers                                                                 0                    0
     Associated Companies                                                  4,247                  177
     Miscellaneous                                                             0                    0
     Accum Provision Uncollectible                                             0                    0
  Fuel - at average cost                                                       0                    0
  Materials and Supplies - at average cost                                     0                    0
  Accrued Utility Revenues                                                     0                    0
  Energy marketing and Trading Contracts                                       0                    0
  Prepayments and Other                                                        0                    0

     Total Current Assets                                                 29,016                1,000


Regulatory Assets                                                              0

Deferred Charges                                                              60                    0

       Total Assets                                                       30,076                1,000

See Note to Consolidating Financial Statements on Page C-1
APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1998
                      (in dollars)                                      JOURNAL   ELIMINATIONS
                                                             APCo        ENTRY        AND         COMBINED
ASSETS                                                   CONSOLIDATED   NUMBERS   ADJUSTMENTS       TOTAL

Electric Utility Plant:
  Production                                             1,976,729,325                          1,976,729,325
  Transmission                                           1,116,421,293                          1,116,421,293
  Distribution                                           1,641,278,081                          1,641,278,081
  General                                                  233,464,978                            233,464,978
  Construction Work In Progress                            119,465,507                            119,465,507

          Total Electric Utility Plant                   5,087,359,184                       0  5,087,359,184

    Accum Depreciation & Amort                          (1,984,856,221)                        (1,984,856,221)

     Net Utility Plant                                   3,102,502,963                       0  3,102,502,963


Other Property and Investments                             111,019,754     1       (10,968,603)   121,988,357


CURRENT ASSETS:
  Cash and Cash Equivalents                                  7,754,613                              7,754,613
  Accounts Receivable:
   Customers                                               122,746,200                            122,746,200
   Affiliated Companies                                     35,801,904     2       (10,572,876)    46,374,780
   Miscellaneous                                             8,572,347                              8,572,347
   Allowance for Uncollectible Accounts                     (2,234,462)                            (2,234,462)
  Fuel - at average cost                                    49,825,793                             49,825,793
  Materials and Supplies                                    60,440,333                             60,440,333
  Accrued Utility Revenues                                  45,984,513                             45,984,513
  Energy Marketing and Trading Contracts                    22,435,691                             22,435,691
  Prepayments and Other                                      8,152,236                              8,152,236

     Total Current Assets                                  359,479,168             (10,572,876)   370,052,044


Regulatory Assets                                          426,192,973                            426,192,973


Deferred Charges                                            47,843,130     2              (887)    47,844,017


       Total Assets                                      4,047,037,988             (21,542,366) 4,068,580,354


See Notes to Consolidated Financial Statements on Page C-1
APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1998
                      (in dollars)

ASSETS                                                            APCo         CeCCo       CACCo        SACCo      WVPCo

Electric Utility Plant:
  Production                                             1,976,729,325           0           0            0        0
  Transmission                                           1,116,421,293           0           0            0        0
  Distribution                                           1,641,278,081           0           0            0
  General                                                  233,464,978           0           0            0        0
  Construction Work In Progress                            119,465,507           0           0            0        0

          Total Electric Utility Plant                   5,087,359,184           0           0            0        0

    Accum Depreciation & Amort                          (1,984,856,221)          0           0            0        0

     Net Utility Plant                                   3,102,502,963           0           0            0        0


Other Property and Investments                             116,656,493     439,756           0    4,882,481    9,627


CURRENT ASSETS:
  Cash and Cash Equivalents                                  5,006,957     994,140     132,970    1,384,492  236,054
  Accounts Receivable:
   Customers                                               122,746,200
   Affiliated Companies                                     35,771,531   8,036,066   2,032,429      534,384      370
   Miscellaneous                                             7,936,962      57,799         223      526,800      563
   Allowance for Uncollectible Accounts                     (2,234,462)          0           0            0        0
  Fuel - at average cost                                    49,825,793           0           0            0        0
  Materials and Supplies                                    60,440,333           0           0            0        0
  Accrued Utility Revenues                                  45,984,513           0           0            0        0
  Energy Marketing and Trading Contracts                    22,435,691           0           0            0        0
  Prepayments and Other                                      7,427,275     724,961           0            0        0

     Total Current Assets                                  355,390,793   9,812,966   2,165,622    2,445,676  236,987


Regulatory Assets                                          427,449,770    (755,943)   (259,000)    (241,854)       0


Deferred Charges                                            47,842,817         104         110          247      739


       Total Assets                                      4,049,842,836   9,496,883   1,906,732    7,086,550  247,353


See Notes to Consolidated Financial Statements on Page C-1
COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING BALANCE SHEET
              December 31, 1998
                 (in dollars)                                      JOURNAL
                                                    CSPCo            ENTRY         CSPCo        COMBINED
                    ASSETS                       CONSOLIDATED       NUMBERS     ADJUSTMENTS       TOTAL

Electric Utility Plant:
  Production                                      1,521,610,996                                1,521,610,996
  Transmission                                      338,505,118                                  338,505,118
  Distribution                                      936,613,079                                  936,613,079
  General and Miscellaneous                         138,359,228                                  138,359,228
  Construction Work In Progress                     118,476,708                                  118,476,708

      Total Electric Utility Plant                3,053,565,129                           0    3,053,565,129

  Accumulated Depreciation                       (1,134,348,403)                              (1,134,348,403)

      Net Electric Utility Plant                  1,919,216,726                           0    1,919,216,726

Other Property and Investments                       73,087,550       3          (3,543,732)      76,631,282


Current Assets:
  Cash and Cash Equivalents                           7,205,891                                    7,205,891
  Accounts Receivable:
   Customers                                         89,521,645                                   89,521,645
   Affiliated Companies                              17,966,292       2          (1,005,972)      18,972,264
   Miscellaneous                                     11,988,968                                   11,988,968
   Allowance for Uncollectable Accts                 (2,597,637)                                  (2,597,637)
  Fuel - at average cost                             22,139,856                                   22,139,856
  Materials and Supplies - At avg. cost              33,263,363                                   33,263,363
  Accrued Utility Revenues                           40,126,553                                   40,126,553
  Energy Marketing and Trading Contracts             12,669,923                                   12,669,923
  Prepayments and Others                             29,084,246                                   29,084,246

     Total Current Assets                           261,369,100                  (1,005,972)     262,375,072

  Regulatory Assets                                 353,369,238                                  353,369,238

  Deferred Charges                                   74,647,350      1,2,3          (33,382)      74,680,732

         Total                                    2,681,689,964                  (4,583,086)   2,686,273,050




See Note to Consolidating Financial Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING BALANCE SHEET
              December 31, 1998
                 (in dollars)

                    ASSETS             CSPCo            CCPC         Simco         COLM

Electric Utility Plant:
  Production                       1,521,610,996
  Transmission                       338,505,118
  Distribution                       936,613,079
  General and Miscellaneous          135,697,306        840,546   1,821,376
  Construction Work In Progress      118,476,708

      Total Electric Utility Plant 3,050,903,207        840,546   1,821,376             0

  Accumulated Depreciation        (1,132,527,174)      (547,488) (1,273,741)

      Net Electric Utility Plant   1,918,376,033        293,058     547,635             0

Other Property and Investments        73,829,915        809,428           0     1,991,939


Current Assets:
  Cash and Cash Equivalents            7,045,549         18,466      81,563        60,313
  Accounts Receivable:
   Customers                          89,521,645     89,521,645
   Affiliated Companies               18,026,137        922,927      23,200
   Miscellaneous                      11,943,370          5,682       7,876        32,040
   Allowance for Uncollectable Accts  (2,597,637)
  Fuel - at average cost              22,139,856
  Materials and Supplies-At avg. cost 32,446,022        817,341
  Accrued Utility Revenues            40,126,553
  Energy Marketing and Trading
     Contracts                        12,669,923
  Prepayments and Others              29,046,762         11,020      10,402        16,062

     Total Current Assets            260,368,180      1,775,436     123,041       108,415

  Regulatory Assets                  353,085,373        283,865

  Deferred Charges                    73,094,077      1,500,115       3,600        82,940

         Total                     2,678,753,578      4,661,902     674,276     2,183,294




See Note to Consolidating Financial Statements on Page C-1.



INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1998
                 (in dollars)                                  JOURNAL ELIMINATIONS
                                                     I&M        ENTRY      AND          COMBINED
ASSETS                                           CONSOLIDATED  NUMBERS  ADJUSTMENTS       TOTAL

ELECTRIC UTILITY PLANT:
  Production                                    2,556,732,302                         2,556,732,302
  Transmission                                    913,252,129                           913,252,129
  Distribution                                    768,803,267                           768,803,267
  General (including nuclear fuel)                236,650,440                           236,650,440
  Construction Work In Progress                   156,410,821                           156,410,821

          Total Electric Utility Plant          4,631,848,959                         4,631,848,959

  Accumulated  Depreciation & Amortortization  (2,081,355,478)                       (2,081,355,478)

          Net Utility Plant                     2,550,493,481                         2,550,493,481

Other Property and Investments                    845,675,099     1     (66,468,298)    912,143,397


CURRENT ASSETS:
  Cash and Cash Equivalents                        12,465,040                            12,465,040
  Accounts Receivable:
    Customers                                      94,501,956                            94,501,956
    Associated Companies                           19,528,049     2        (310,385)     19,838,434
    Miscellaneous                                  18,742,790                            18,742,790
    Allowance for Uncollectible Accounts           (2,027,036)                           (2,027,036)
  Fuel - at average cost                           20,857,185                            20,857,185
  Materials and Supplies - at average cost         78,009,131                            78,009,131
  Accrued Utility Revenues                         37,276,962                            37,276,962
  Energy Marketing and Trading Contracts           14,105,168                            14,105,168
  Prepayments and Other                             4,847,588                             4,847,588

         Total Current Assets                     298,306,833              (310,385)    298,617,218

Regulatory Assets                                 421,474,659                     0     421,474,659

Deferred Charges                                   32,572,565    2,3        (66,057)     32,638,622

            Total                               4,148,522,637           (66,844,740)  4,215,367,377

See Notes to Consolidating Financial Statements on Page C -1
INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1998
                 (in dollars)
ASSETS                                                 I&M           BHCCo       PRCCo

ELECTRIC UTILITY PLANT:
  Production                                    2,556,732,302             0         0
  Transmission                                    913,252,129             0         0
  Distribution                                    768,803,267             0         0
  General (including nuclear fuel)                236,650,440             0         0
  Construction Work In Progress                   156,410,821             0         0

          Total Electric Utility Plant          4,631,848,959             0         0

  Accumulated  Depreciation & Amortortization  (2,081,355,478)            0         0

          Net Utility Plant                     2,550,493,481             0         0

Other Property and Investments                    851,283,189    60,860,208         0


CURRENT ASSETS:
  Cash and Cash Equivalents                        12,449,026        16,014         0
  Accounts Receivable:
    Customers                                      94,501,956             0         0
    Associated Companies                           19,516,445       294,714    27,275
    Miscellaneous                                   9,656,483     9,086,307         0
    Allowance for Uncollectible Accounts           (2,027,036)            0         0
  Fuel - at average cost                           20,857,185             0         0
  Materials and Supplies - at average cost         78,009,131             0         0
  Accrued Utility Revenues                         37,276,962             0         0
  Energy Marketing and Trading Contracts           14,105,168             0         0
  Prepayments and Other                             4,760,645        86,943         0

         Total Current Assets                     289,105,965     9,483,978    27,275

Regulatory Assets                                 416,857,932     4,616,727         0

Deferred Charges                                   32,638,310           312         0

            Total                               4,140,378,877    74,961,225    27,275

See Notes to Consolidating Financial Statements on Page C -1

     OHIO POWER COMPANY AND SUBSIDIARY COMPANIES

           CONSOLIDATING BALANCE SHEET

                December 31, 1998

                  (in dollars)


                                                 OPCo       Journal  ELIMINATIONS
                                             CONSOLIDATED    Entry        AND         COMBINED
                     ASSETS                                 Numbers   ADJUSTMENTS       TOTAL

     ELECTRIC UTILITY PLANT:
       Production                            2,646,596,469                          2,646,596,469
       Transmission                            838,741,727                            838,741,727
       Distribution                            949,084,647                            949,084,647
       General (including mining assets)       693,530,339                            693,530,339
       Construction Work In Progress           129,887,187                            129,887,187

                Total Electric Utility Plant 5,257,840,369                          5,257,840,369

       Accumulated Depreciation & Amortizati(2,461,375,740)                        (2,461,375,740)

          Net Utility Plant                  2,796,464,629                          2,796,464,629



     Other Property and Investments            218,310,850     1      (68,055,907)    286,366,757



     CURRENT ASSETS:
       Cash and Cash Equivalents                89,652,259                             89,652,259
       Accounts Receivable:
        Customers                              215,665,093                            215,665,093
        Affiliated Companies                    63,922,425     2      (22,953,393)     86,875,818
        Miscellaneous                           28,138,453                             28,138,453
        Allowance for Provision Uncollectibl    (1,678,297)                            (1,678,297)
       Fuel - at average cost                   94,914,067                             94,914,067
       Materials and Supplies - at average c    86,870,161                             86,870,161
       Accrued Utility Revenues                 43,501,028                             43,501,028
       Energy Marketing and Trading Contract    19,789,795                             19,789,795
       Prepayments and Other                    34,522,962                             34,522,962

          Total Current Assets                 675,297,946            (22,953,393)    698,251,339



     Regulatory Assets                         551,776,304                            551,776,304


     Deferred Charges                          102,830,155    1,2         270,245     102,559,910



            Total                            4,344,679,884            (90,739,055)  4,435,418,939
     See Notes to Consolidating Financial Statements on Page C - 1
     OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1998
                  (in dollars)


                                                OPCo           COCCo          SOCCo         WCCo
                     ASSETS

     ELECTRIC UTILITY PLANT:
       Production                            2,646,596,469              0             0            0
       Transmission                            838,741,727              0             0            0
       Distribution                            949,084,647              0             0            0
       General (including mining assets)       218,637,695     42,041,917   373,694,490   59,156,237
       Construction Work In Progress           126,579,278             30     3,307,879


                Total Electric Utility Plant 4,779,639,816     42,041,947   377,002,369   59,156,237

       Accumulated Depreciation & Amortizati(2,144,206,052)   (36,584,227) (241,071,094) (39,514,367)


          Net Utility Plant                  2,635,433,764      5,457,720   135,931,275   19,641,870



     Other Property and Investments            187,030,246     11,667,556    87,651,934       17,021



     CURRENT ASSETS:

       Cash and Cash Equivalents                22,580,052     52,476,995     4,499,805   10,095,407
       Accounts Receivable:

        Customers                              215,665,093
        Affiliated Companies                    72,180,594      4,118,065     9,015,226    1,561,933
        Miscellaneous                           19,839,152        277,547     3,607,382    4,414,372
        Allowance for Provision Uncollectibl    (1,678,297)
       Fuel - at average cost                   92,928,758        140,359     1,793,534       51,416
       Materials and Supplies - at average c    65,405,635      6,666,279    10,818,980    3,979,267
       Accrued Utility Revenues                 43,501,028
       Energy Marketing and Trading Contract    19,789,795
       Prepayments and Other                    33,440,525        147,751       644,150      290,536


          Total Current Assets                 583,652,335     63,826,996    30,379,077   20,392,931




     Regulatory Assets                         513,793,707        141,848    41,166,844   (3,326,095)


     Deferred Charges                           98,097,688        997,935     3,191,653      272,634



            Total                            4,018,007,740     82,092,055   298,320,783   36,998,361

     See Notes to Consolidating Financial Statements on Page C - 1


  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)                                                  JOURNAL           ELIMINATIONS
                                                                      AEP                ENTRY                AND
CAPITALIZATION AND LIABILITIES                                   CONSOLIDATED           NUMBERS           ADJUSTMENTS

Capitalization:
  Common Stock                                                     1,305,307,049          1                 (738,722,213)
  Paid-in Capital                                                  1,852,911,850         1, 2             (2,929,301,162)
  Retained Earnings                                                1,683,560,705         1, 5             (1,179,542,727)

         Total Common Shareholders' Equity                         4,841,779,604                          (4,847,566,102)

  Cumulative Preferred Stock:
      Not Subject to Mandatory Redemption                             46,001,597
      Subject to Mandatory Redemption                                127,605,000
  Long-term Debt                                                   6,799,640,663          1                   (1,100,000)

     Total Capitalization                                         11,815,026,864                          (4,848,666,102)


Other Noncurrent Liabilities                                       1,428,968,116          6                   (7,180,802)


Current Liabilities:
  Long-Term Debt due Within One Year                                 206,476,645
  Short-term Debt                                                    616,603,960
  Accounts Payable:
     General                                                         618,019,190          3                    5,196,208
     Associated Companies                                                      0          3                 (288,832,607)
  Taxes Accrued                                                      381,905,495
  Interest Accrued                                                    75,183,700
  Obligations Under Capital Leases                                    81,661,166
  Energy Markets and Trading Contracts                               360,247,755
  Other                                                              461,539,139         3, 4                (17,079,026)

     Total Current Liabilities                                     2,801,637,050                            (300,715,425)


  Deferred Income Tax                                              2,601,401,623          5                    6,627,218

  Deferred Investment Tax Credits                                    350,946,216          5                  (12,307,602)

   Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2                                                   222,042,287

  Other Deferred Credits                                             263,179,722         2, 6                  7,813,946

      Total                                                       19,483,201,878                          (5,154,428,767)

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                   COMBINED                                  APCo
CAPITALIZATION AND LIABILITIES                                       TOTAL                AEP            CONSOLIDATED

Capitalization:
  Common Stock                                                     2,044,029,262        1,305,307,049        260,457,768
  Paid-in Capital                                                  4,782,213,012        1,852,911,850        663,633,311
  Retained Earnings                                                2,863,103,432        1,683,560,705        179,460,789

         Total Common Shareholders' Equity                         9,689,345,706        4,841,779,604      1,103,551,868

  Cumulative Preferred Stock:
      Not Subject to Mandatory Redemption                             46,001,597                    0         19,358,700
      Subject to Mandatory Redemption                                127,605,000                    0         22,310,000
  Long-term Debt                                                   6,800,740,663                    0      1,472,450,564

     Total Capitalization                                         16,663,692,966        4,841,779,604      2,617,671,132


Other Noncurrent Liabilities                                       1,436,148,918                    0        171,879,101


Current Liabilities:
  Long-Term Debt due Within One Year                                 206,476,645                    0         80,004,244
  Short-term Debt                                                    616,603,960           77,795,000         76,400,000
  Accounts Payable:
     General                                                         612,822,982              449,894         60,569,396
     Associated Companies                                            288,832,607            2,959,637         50,312,879
  Taxes Accrued                                                      381,905,495                  432         35,719,035
  Interest Accrued                                                    75,183,700                    0         19,990,364
  Obligations Under Capital Leases                                    81,661,166                    0         12,746,643
  Energy Markets and Trading Contracts                               360,247,755                              24,076,279
  Other                                                              478,618,165            1,402,885        123,852,576

     Total Current Liabilities                                     3,102,352,475           82,607,848        483,671,416


  Deferred Income Tax                                              2,594,774,405             (720,572)       643,711,083

  Deferred Investment Tax Credits                                    363,253,818                    0         62,231,414

   Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2                                                   222,042,287                    0                  0

  Other Deferred Credits                                             255,365,776                9,528         67,873,842

      Total                                                       24,637,630,645        4,923,676,408      4,047,037,988

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                     CSPCo                                    I&M
CAPITALIZATION AND LIABILITIES                                   CONSOLIDATED            AEPPM           CONSOLIDATED

Capitalization:
  Common Stock                                                        41,026,065                  100         56,583,866
  Paid-in Capital                                                    572,492,277                    0        732,605,446
  Retained Earnings                                                  186,440,750                 (138)       253,154,072

         Total Common Shareholders' Equity                           799,959,092                  (38)     1,042,343,384

  Cumulative Preferred Stock:
      Not Subject to Mandatory Redemption                                      0                    0          9,272,897
      Subject to Mandatory Redemption                                 25,000,000                    0         68,445,000
  Long-term Debt                                                     959,786,412                    0      1,140,788,911

     Total Capitalization                                          1,784,745,504                  (38)     2,260,850,192


Other Noncurrent Liabilities                                          42,175,820                    0        686,253,756


Current Liabilities:
  Long-Term Debt due Within One Year                                           0                    0         35,000,000
  Short-term Debt                                                     52,500,000                    0        108,700,000
  Accounts Payable:
     General                                                          34,631,223                    0         53,187,506
     Associated Companies                                             37,131,704                  185         37,646,549
  Taxes Accrued                                                      141,831,129                    0         35,160,682
  Interest Accrued                                                    14,354,653                    0         15,278,526
  Obligations Under Capital Leases                                     7,026,865                    0          9,666,736
  Energy Markets and Trading Contracts                                13,681,702                    0         15,227,525
  Other                                                               30,170,245                    0         72,066,003

     Total Current Liabilities                                       331,327,521                  185        381,933,527


  Deferred Income Tax                                                442,099,807                  (47)       559,288,309

  Deferred Investment Tax Credits                                     48,709,920                    0        129,778,893

   Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2                                                             0                    0         88,712,105

  Other Deferred Credits                                              32,631,392                    0         41,705,855

      Total                                                        2,681,689,964                  100      4,148,522,637

See Note to Consolidating Financial Statements on Page C-1



  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)



                                                                                                             OPCo
CAPITALIZATION AND LIABILITIES                                       KEPCo               KGPCo           CONSOLIDATED

Capitalization:
  Common Stock                                                        50,450,000            4,100,000        321,201,454
  Paid-in Capital                                                    148,750,000           13,800,000        462,334,762
  Retained Earnings                                                   71,451,987            7,098,852        587,500,231

     Total Common Shownrs' Equity                                    270,651,987           24,998,852      1,371,036,447

  Cumulative Preferred Stock:
      Non Subj Mandatory Redemption                                            0                    0         17,370,000
      Subject Mand Redemp Less Curr                                            0                    0         11,850,000
  Long-term Debt Less Current                                        308,837,906           15,000,000      1,073,455,840

     Total Capitalization                                            579,489,893           39,998,852      2,473,712,287


Other Noncurrent Liabilities                                          26,826,757            2,044,270        360,329,934


Current Liabilities:
  Long-term Debt Due Within One Year                                  60,000,000           10,000,000         11,472,401
  Short-term Debt                                                     20,350,000            3,725,000        123,005,000
  Accounts Payable:
     General                                                          12,917,041            1,207,515        173,368,919
     Associated Companies                                             11,813,627            6,244,950         62,417,552
  Taxes Accrued                                                        7,255,946            1,097,377        161,405,658
  Interest Accrued                                                     6,241,355              747,057         14,186,821
  Obligations Under Capital Leases                                     4,019,780              285,590         28,310,265
  Energy Marketing and Trading Contracts                               5,088,589                              22,479,947
  Other                                                               13,630,561           18,895,992         97,916,166

     Total Current Liabilities                                       141,316,899           42,203,481        694,562,729


  Deferred Income Tax                                                158,706,300            9,172,722        711,913,308

  Deferred Investment Tax Credits                                     14,199,899              942,309         39,295,832

  Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2                                                             0

   Deferred Credits                                                    1,307,417              161,250         64,865,794

      Total                                                          921,847,165           94,522,884      4,344,679,884

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)




CAPITALIZATION AND LIABILITIES                                       WPCo               AEPRESC              AEGCo

Capitalization:
  Common Stock                                                         2,428,460              110,000          1,000,000
  Paid-in Capital                                                     14,595,573            3,890,000         35,235,000
  Retained Earnings                                                    6,886,549           (1,814,462)         2,769,730

     Total Common Shownrs' Equity                                     23,910,582            2,185,538         39,004,730

  Cumulative Preferred Stock:
      Non Subj Mandatory Redemption                                            0                    0                  0
      Subject Mand Redemp Less Curr                                            0                    0                  0
  Long-term Debt Less Current                                         21,000,000                    0         44,792,011

     Total Capitalization                                             44,910,582            2,185,538         83,796,741


Other Noncurrent Liabilities                                           6,346,065               46,221            895,522


Current Liabilities:
  Long-term Debt Due Within One Year                                   5,000,000                    0                  0
  Short-term Debt                                                      5,225,000                    0         24,450,000
  Accounts Payable:
     General                                                             270,352              572,955          6,419,323
     Associated Companies                                              5,415,191              685,958          5,461,428
  Taxes Accrued                                                        2,121,165              153,881          3,226,879
  Interest Accrued                                                       589,606                    0            180,330
  Obligations Under Capital Leases                                       644,026                    0            364,154
  Energy Marketing and Trading Contracts
  Other                                                                1,723,855              248,651         10,440,748

     Total Current Liabilities                                        20,989,195            1,661,445         50,542,862


  Deferred Income Tax                                                 14,650,383             (177,227)        39,404,367

  Deferred Investment Tax Credits                                        529,587                    0         66,562,454

  Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2                                                                                           133,330,182

   Deferred Credits                                                      364,300              743,987                  0

      Total                                                           87,790,112            4,459,964        374,532,128

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                                         AEPR
CAPITALIZATION AND LIABILITIES                                AEPINV                 CONSOLIDATED            AEPES

Capitalization:
  Common Stock                                                               100                  100                200
  Paid-in Capital                                                     16,499,195          245,575,962          4,225,000
  Retained Earnings                                                   (9,121,032)         (76,102,281)       (19,366,076)

     Total Common Shownrs' Equity                                      7,378,263          169,473,781        (15,140,876)

  Cumulative Preferred Stock:
      Non Subj Mandatory Redemption                                            0                    0                  0
      Subject Mand Redemp Less Curr                                            0                    0                  0
  Long-term Debt Less Current                                                  0        1,703,529,019                  0

     Total Capitalization                                              7,378,263        1,873,002,800        (15,140,876)


Other Noncurrent Liabilities:                                                  0                    0                  0

Current Liabilities:
  Long-term Debt Due Within One Year                                           0                    0                  0
  Short-term Debt                                                              0           17,203,960         62,025,000
  Accounts Payable:
     General                                                                   0           69,723,353        177,364,650
     Associated Companies                                                 16,000           15,500,499          9,993,886
  Taxes Accrued                                                          (13,226)          (4,657,687)        (5,889,651)
  Interest Accrued                                                             0            3,212,300              1,267
  Obligation Under Capital Leases                                              0                    0                  0
  Energy Marketing and Trading Contracts                                       0                    0        279,693,713
  Other                                                                        0           24,291,744          5,905,964

     Total Current Liabilities                                             2,774          125,274,169        529,094,829

  Deferred Income Taxes                                               (4,696,988)          42,782,482          6,645,330

  Deferred Investment Tax Credits                                              0

  Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2

  Deferred Credits                                                             0           17,773,702         23,619,136

       Total                                                           2,684,049        2,058,833,153        544,218,419

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)
                                                                                         AEPC
CAPITALIZATION AND LIABILITIES                                       AEPSC           CONSOLIDATED            CCCo

Capitalization:
  Common Stock                                                         1,350,000                  100              3,000
  Paid-in Capital                                                              0           14,459,900          1,204,736
  Retained Earnings                                                            0           (8,836,213)                 0

     Total Common Shownrs' Equity                                      1,350,000            5,623,787          1,207,736

  Cumulative Preferred Stock:
      Non Subj Mandatory Redemption                                            0                    0                  0
      Subject Mand Redemp Less Curr                                            0                    0                  0
  Long-term Debt Less Current                                         61,100,000                    0                  0

     Total Capitalization                                             62,450,000            5,623,787          1,207,736


Other Noncurrent Liabilities:                                        131,970,320            7,180,802            200,350

Current Liabilities:
  Long-term Debt Due Within One Year                                   5,000,000                    0                  0
  Short-term Debt                                                     28,825,000           16,400,000                  0
  Accounts Payable:
     General                                                          20,506,997            1,633,059                792
     Associated Companies                                             37,841,392            5,314,607             76,463
  Taxes Accrued                                                        5,346,926             (853,051)                 0
  Interest Accrued                                                       398,829                2,592                  0
  Obligation Under Capital Leases                                     18,597,107                    0                  0
  Energy Marketing and Trading Contracts                                                            0                  0
  Other                                                               78,063,268                  267              9,240

     Total Current Liabilities                                       194,579,519           22,497,474             86,495

  Deferred Income Taxes                                              (27,753,394)             289,276           (540,734)

  Deferred Investment Tax Credits                                      1,003,510

  Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2

  Deferred Credits                                                     4,184,344              100,287             24,942

       Total                                                         366,434,299           35,691,626            978,789

See Note to Consolidating Financial Statements on Page C-1
  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET
                      December 31, 1998
                         (in dollars)

CAPITALIZATION AND LIABILITIES                                       FRECo               IFRI

Capitalization:
  Common Stock                                                            10,000                1,000
  Paid-in Capital                                                              0                    0
  Retained Earnings                                                       19,969                    0

     Total Common Shownrs' Equity                                         29,969                1,000

  Cumulative Preferred Stock:
      Non Subj Mandatory Redemption                                            0                    0
      Subject Mand Redemp Less Curr                                            0                    0
  Long-term Debt Less Current                                                  0                    0

     Total Capitalization                                                 29,969                1,000


Other Noncurrent Liabilities:                                                  0                    0

Current Liabilities:
  Long-term Debt Due Within One Year                                           0                    0
  Short-term Debt                                                              0                    0
  Accounts Payable:
     General                                                                   7                    0
     Associated Companies                                                    100                    0
  Taxes Accrued                                                                0                    0
  Interest Accrued                                                             0                    0
  Obligation Under Capital Leases                                              0                    0
  Energy Marketing and Trading Contracts                                       0                    0
  Other                                                                        0                    0

     Total Current Liabilities                                               107                    0

  Deferred Income Taxes                                                        0

  Deferred Investment Tax Credits                                              0

  Deferred Gain on Sale and Leaseback - Rockport
      Plant Unit 2

  Deferred Credits                                                             0                    0

       Total                                                              30,076                1,000

See Note to Consolidating Financial Statements on Page C-1

APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1998
                      (in dollars)                                      JOURNAL   ELIMINATIONS
                                                             APCo        ENTRY        AND         COMBINED
             CAPITALIZATION AND LIABILITIES              CONSOLIDATED   NUMBERS   ADJUSTMENTS       TOTAL

CAPITALIZATION:
  Common Stock                                             260,457,768     1          (210,050)   260,667,818
  Paid-In Capital                                          663,633,311     1       (16,113,293)   679,746,604
  Retained Earnings                                        179,460,789     1         5,354,740    174,106,049

     Total Common Shareholder's Equity                   1,103,551,868             (10,968,603) 1,114,520,471
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                     19,358,700                             19,358,700
    Subject to Mandatory Redemption                         22,310,000                             22,310,000
  Long-term Debt                                         1,472,450,564                       0  1,472,450,564

     Total Capitalization                                2,617,671,132             (10,968,603) 2,628,639,735

Other Noncurrent Liabilities                               171,879,101                       0    171,879,101

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                        80,004,244                             80,004,244
  Short-term Debt                                           76,400,000                             76,400,000
  Accounts Payable:
   General                                                  60,569,396                             60,569,396
   Affiliated Companies                                     50,312,879     2       (10,573,763)    60,886,642
  Taxes Accrued                                             35,719,035                             35,719,035
  Interest Accrued                                          19,990,364                             19,990,364
  Obligations Under Capital Leases                          12,746,643                             12,746,643
  Energy Marketing and Trading Contracts                    24,076,279                             24,076,279
  Other                                                    123,852,576                            123,852,576

     Total Current Liabilities                             483,671,416             (10,573,763)   494,245,179

Deferred Income Taxes                                      643,711,083                            643,711,083

Deferred Investment Tax Credit                              62,231,414                             62,231,414

Deferred Credits                                            67,873,842                             67,873,842

     Total                                               4,047,037,988             (21,542,366) 4,068,580,354
APPALACHIAN POWER COMPANY AND SUBSIDIARY COMPANIES
              CONSOLIDATING BALANCE SHEET
                   December 31, 1998
                      (in dollars)

             CAPITALIZATION AND LIABILITIES                   APCo         CeCCo       CACCo        SACCo      WVPCo

CAPITALIZATION:
  Common Stock                                             260,457,768     200,000       3,000        6,950      100
  Paid-In Capital                                          663,633,311   5,168,403     449,990   10,300,000  194,900
  Retained Earnings                                        179,460,789  (2,987,233)   (179,842)  (2,239,306)  51,641

     Total Common Shareholder's Equity                   1,103,551,868   2,381,170     273,148    8,067,644  246,641
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                     19,358,700           0           0            0        0
    Subject to Mandatory Redemption                         22,310,000           0           0            0        0
  Long-term Debt                                         1,472,450,564           0           0            0        0

     Total Capitalization                                2,617,671,132   2,381,170     273,148    8,067,644  246,641

Other Noncurrent Liabilities                               160,627,732   7,874,762   2,668,556      708,051        0

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                        80,004,244           0           0            0        0
  Short-term Debt                                           76,400,000           0           0            0        0
  Accounts Payable:
   General                                                  60,092,050     477,346           0            0        0
   Affiliated Companies                                     60,122,416     712,962      47,522        3,742        0
  Taxes Accrued                                             35,715,251      60,341     (66,070)       8,801      712
  Interest Accrued                                          19,990,364           0           0            0        0
  Obligations Under Capital Leases                          12,746,643           0           0            0        0
  Energy Marketing and Trading Contracts                    24,076,279           0           0            0        0
  Other                                                    123,081,938     435,484     271,678       63,476        0

     Total Current Liabilities                             492,229,185   1,686,133     253,130       76,019      712

Deferred Income Taxes                                      652,317,352  (4,137,836) (1,311,205)  (3,157,228)       0

Deferred Investment Tax Credit                              62,231,414           0           0            0        0

Deferred Credits                                            64,766,021   1,692,654      23,103    1,392,064        0

     Total                                               4,049,842,836   9,496,883   1,906,732    7,086,550  247,353

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING BALANCE SHEET
              December 31, 1998
                 (in dollars)                                      JOURNAL     ELIMINATIONS
                                                    CSPCo           ENTRY           AND         COMBINED
CAPITALIZATION AND LIABILITIES                   CONSOLIDATED       NUMBERS     ADJUSTMENTS       TOTAL




Capitalization:
  Common Stock                                       41,026,065       1          (1,609,000)      42,635,065
  Paid-In Capital                                   572,492,277       1            (770,404)     573,262,681
  Retained Earnings                                 186,440,750       1          (1,164,329)     187,605,079

     Total Common Shareholder's Equity              799,959,092                  (3,543,733)     803,502,825

  Cumulative Preferred Stock -
      Subject to Mandatory Redemption                25,000,000                                   25,000,000
  Long-Term Debt                                    959,786,412                                  959,786,412

     Total Capitalization                         1,784,745,504                  (3,543,733)   1,788,289,237


Other Noncurrent Liabilities                         42,175,820                                   42,175,820



Current Liabilities:
  Short-term Debt                                    52,500,000                                   52,500,000
  Accounts Payable:
    General                                          34,631,223                                   34,631,223
    Affiliated Companies                             37,131,704       2          (1,016,153)      38,147,857
  Taxes Accrued                                     141,831,129                                  141,831,129
  Interest Accrued                                   14,354,653                                   14,354,653
  Obligations+D1040 Under Capital Leases              7,026,865                                    7,026,865
  Energy Marketing and Trading Contracts             13,681,702                                   13,681,702
  Other                                              30,170,245       3             (23,200)      30,193,445

     Total Current Liabilities                      331,327,521                  (1,039,353)     332,366,874

Deferred Income Taxes                               442,099,807                                  442,099,807

Deferred Investment Tax Credits                      48,709,920                                   48,709,920

Deferred Credits                                     32,631,392                                   32,631,392

      Total                                       2,681,689,964                  (4,583,086)   2,686,273,050

See Note to Consolidating Financial Statements on Page C-1.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING BALANCE SHEET
              December 31, 1998
                 (in dollars)

CAPITALIZATION AND LIABILITIES           CSPCo            CCPC         Simco         COLM




Capitalization:
  Common Stock                         41,026,065        100,000       9,000     1,500,000
  Paid-In Capital                     572,492,277        400,000     340,404        30,000
  Retained Earnings                   186,440,750        889,983      33,877       240,469

     Total Common Shareholder's
                   Equity             799,959,092      1,389,983     383,281     1,770,469

  Cumulative Preferred Stock -
      Subject to Mandatory Redemption  25,000,000              0           0             0
  Long-Term Debt                      959,786,412              0           0             0

     Total Capitalization           1,784,745,504      1,389,983     383,281     1,770,469


Other Noncurrent Liabilities           40,799,382      1,376,438           0             0



Current Liabilities:
  Short-term Debt                       52,500,000              0           0             0
  Accounts Payable:
    General                             34,425,762        205,461           0             0
    Affiliated Companies                37,649,501        295,343      23,793       179,220
  Taxes Accrued                        141,689,178        (20,391)      4,337       158,005
  Interest Accrued                      14,354,653              0           0             0
  Obligations+D1040 Under
    Capital Leases                       6,971,036         55,829           0             0
  Energy Marketing and
       Trading Contracts                13,681,702
  Other                                 28,904,907      1,288,538           0             0

     Total Current Liabilities         330,176,739      1,824,780      28,130       337,225

Deferred Income Taxes                  442,711,401       (690,813)     79,219

Deferred Investment Tax Credits         48,676,274                     33,646

Deferred Credits                        31,644,278        761,514     150,000        75,600

      Total                          2,678,753,578      4,661,902     674,276     2,183,294

See Note to Consolidating Financial Statements on Page C-1.
INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1998
                 (in dollars)                                  JOURNAL ELIMINATIONS
                                                     I&M        ENTRY       AND         COMBINED
        CAPITALIZATION AND LIABILITIES           CONSOLIDATED  NUMBERS  ADJUSTMENTS       TOTAL

Capitalization:
  Common Stock                                     56,583,866     1     (39,548,275)     96,132,141
  Paid-In Capital                                 732,605,446     1      (1,303,000)    733,908,446
  Retained Earnings                               253,154,072     1     (15,667,023)    268,821,095

          Total Common Shareholder's Equity     1,042,343,384           (56,518,298)  1,098,861,682

Cummulative Preferred Stock:
    Not Subject to Mandatory Redemption             9,272,897                             9,272,897
    Subject to Mandatory Redemption                68,445,000                            68,445,000
Long-term Debt                                  1,140,788,911     1      (9,950,000)  1,150,738,911

        Total Capitalization                    2,260,850,192           (66,468,298)  2,327,318,490

Other NonCurrent Liabilities                      686,253,756                     0     686,253,756

Current Liabilities:
  Long-term Debt Due in One Year                   35,000,000                     0      35,000,000
  Short-term Debt:                                108,700,000                     0     108,700,000
  Accounts Payable:
     General                                       53,187,506                            53,187,506
     Affiliated Companies                          37,646,548     2        (349,167)     37,995,715
  Taxes Accrued                                    35,160,682                            35,160,682
  Interest Accrued                                 15,278,526                            15,278,526
  Obligations Under Capital Lease                   9,666,736                             9,666,736
  Energy Marketing and Trading Contracts           15,227,525                            15,227,525
  Other                                            72,066,004                            72,066,004

     Total Current Liabilities                    381,933,527              (349,167)    382,282,694

Deferred Income Tax                               559,288,309                           559,288,309

Deferred Investment Tax Credits                   129,778,893                           129,778,893

Deferred Gain on Sales and Leaseback -
   Rockport Plant Unit 2                           88,712,105                            88,712,105

Deferred Credits                                   41,705,855     3         (27,275)     41,733,130

       Total                                    4,148,522,637           (66,844,740)  4,215,367,377

See Notes to Consolidating Financial Statements on Page C -1
INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING BALANCE SHEET
               December 31, 1998
                 (in dollars)

        CAPITALIZATION AND LIABILITIES               I&M           BHCCo       PRCCo

Capitalization:
  Common Stock                                     56,583,866    39,521,000    27,275
  Paid-In Capital                                 732,605,446     1,303,000         0
  Retained Earnings                               253,154,072    15,667,023         0

          Total Common Shareholder's Equity     1,042,343,384    56,491,023    27,275

Cummulative Preferred Stock:
    Not Subject to Mandatory Redemption             9,272,897             0         0
    Subject to Mandatory Redemption                68,445,000             0         0
Long-term Debt                                  1,140,788,911     9,950,000         0

        Total Capitalization                    2,260,850,192    66,441,023    27,275

Other NonCurrent Liabilities                      685,593,680       660,076         0

Current Liabilities:
  Long-term Debt Due in One Year                   35,000,000             0         0
  Short-term Debt:                                108,700,000             0         0
  Accounts Payable:
     General                                       53,187,506             0         0
     Affiliated Companies                          37,847,277       148,438         0
  Taxes Accrued                                    35,171,150       (10,468)        0
  Interest Accrued                                 15,278,526             0         0
  Obligations Under Capital Lease                   9,666,736             0         0
  Energy Marketing and Trading Contracts           15,227,525             0         0
  Other                                            72,057,803         8,201         0

     Total Current Liabilities                    382,136,523       146,171         0

Deferred Income Tax                               558,227,057     1,061,252         0

Deferred Investment Tax Credits                   129,778,893             0         0

Deferred Gain on Sales and Leaseback -
   Rockport Plant Unit 2                           88,712,105

Deferred Credits                                   35,080,427     6,652,703         0

       Total                                    4,140,378,877    74,961,225    27,275

See Notes to Consolidating Financial Statements on Page C -1

     OHIO POWER COMPANY AND SUBSIDIARY COMPANIES

           CONSOLIDATING BALANCE SHEET

                December 31, 1998

                  (in dollars)


                                                 OPCo       Journal  ELIMINATIONS
                                             CONSOLIDATED    Entry        AND         COMBINED
         CAPITALIZATION AND LIABILITIES                     Numbers   ADJUSTMENTS       TOTAL

     CAPITALIZATION:
       Common Stock                            321,201,454     1          (12,306)    321,213,760
       Paid-In Capital                         462,334,762     1      (44,689,007)    507,023,769
       Retained Earnings                       587,500,231     1      (23,354,571)    610,854,802

          Total Common Shareholder's Equity  1,371,036,447            (68,055,884)  1,439,092,331
       Cumulative Preferred Stock:
         Not Subject to Mandatory Redemption    17,370,000                             17,370,000
         Subject to Mandatory Redemption        11,850,000                             11,850,000
       Long-term Debt                        1,073,455,840                          1,073,455,840

          Total Capitalization               2,473,712,287            (68,055,884)  2,541,768,171


     OTHER NONCURRENT LIABILITIES:             360,329,934                            360,329,934


     CURRENT LIABILITIES:
       Long-term Debt Due Within One Year       11,472,401                             11,472,401
       Short-term Debt                         123,005,000                            123,005,000
       Accounts Payable:
        General                                173,368,919                            173,368,919
        Affiliated Companies                    62,417,552     2      (22,683,171)     85,100,723
       Taxes Accrued                           161,405,658                            161,405,658
       Interest Accrued                         14,186,821                             14,186,821
       Obligations Under Capital Lease          28,310,265                             28,310,265
       Energy Marketing and Trading Contract    22,479,947                             22,479,947
       Other                                    97,916,166                             97,916,166

          Total Current Liabilities            694,562,729            (22,683,171)    717,245,900


     Deferred Income Tax                       711,913,308                            711,913,308

     Deferred Investment Tax Credit             39,295,832                             39,295,832

     Deferred Credits                           64,865,794                             64,865,794

            Total                            4,344,679,884            (90,739,055)  4,435,418,939


     See Notes to Consolidating Financial Statements on Page C - 1

      OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
           CONSOLIDATING BALANCE SHEET
                December 31, 1998
                  (in dollars)

                                                    OPCo           COCCo          SOCCo         WCCo
         CAPITALIZATION AND LIABILITIES

     CAPITALIZATION:
       Common Stock                            321,201,454          6,900         5,000          406
       Paid-In Capital                         462,334,762                   44,689,007
       Retained Earnings                       587,500,231          1,401    23,338,111       15,059

          Total Common Shareholder's Equity  1,371,036,447          8,301    68,032,118       15,465
       Cumulative Preferred Stock:

         Not Subject to Mandatory Redemption    17,370,000
         Subject to Mandatory Redemption        11,850,000
       Long-term Debt                        1,011,841,622                   55,042,692    6,571,526

          Total Capitalization               2,412,098,069          8,301   123,074,810    6,586,991


     OTHER NONCURRENT LIABILITIES:             117,261,349    113,683,288   100,683,726   28,701,571



     CURRENT LIABILITIES:

       Long-term Debt Due Within One Year                                    10,902,789      569,612
       Short-term Debt                        123,005,000
       Accounts Payable:

        General                               161,206,084       2,367,057     8,343,232    1,452,546
        Affiliated Companies                   72,711,056         409,038     8,834,060    3,146,569
       Taxes Accrued                          159,481,323       3,245,686    (1,752,866)     431,515
       Interest Accrued                        13,388,998                       797,823
       Obligations Under Capital Lease         13,435,897                    13,945,160      929,208
       Energy Marketing and Trading Contract   22,479,947
       Other                                   70,992,234       6,456,206    16,293,268    4,174,458

          Total Current Liabilities           636,700,539      12,477,987    57,363,466   10,703,908


     Deferred Income Tax                      750,816,284     (45,393,867)   15,837,128   (9,346,237)

     Deferred Investment Tax Credit            39,295,832

     Deferred Credits                          61,835,667       1,316,346     1,361,653      352,128


            Total                           4,018,007,740      82,092,055   298,320,783   36,998,361


     See Notes to Consolidating Financial Statements on Page C - 1

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                    Year Ended December 31, 1998

                                                                                       JOURNAL     ELIMINATIONS
                                                                         AEP            ENTRY           AND          COMBINED
                                                                    CONSOLIDATED       NUMBERS      ADJUSTMENTS       TOTAL
 OPERATING ACTIVITIES:
  Net Income (Loss)                                                    536,183,340       1,2        (568,433,908)  1,104,617,248
  Adjustments for Noncash Items:
    Depreciation and Amortization                                      619,556,685        7         (263,008,685)    882,565,370
    Deferred Federal Income Taxes                                       41,448,979       7           (53,562,892)     95,011,871
    Deferred Investment Tax Credits                                    (25,303,874)      1             1,025,616     (26,329,490)
    Amortization of Operating Expenses
      and Carrying Charges (net)                                        14,785,668                                    14,785,668
    Equity in Undistributed Earnings of Affiliated Companies           (38,572,194)      1           (15,510,599)    (23,061,595)
    Deferred Costs under Fuel Clause Mechanisms                        (73,218,945)                                  (73,218,945)
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                       (141,636,724)     3,5,7        192,254,273    (333,890,997)
      Fuel, Materials and Supplies                                       2,108,490        7            9,049,346      (6,940,856)
      Accrued Utility Revenues                                           3,184,255                                     3,184,255
      Accounts Payable                                                 200,195,274      3,5,7       (155,996,196)    356,191,470
      Taxes Accrued                                                       (825,621)      3,7          15,177,067     (16,002,688)
  Payment of Disputed Tax and Interest related to COLI                (302,738,591)                                 (302,738,591)
  Other (net)                                                          194,359,183      2-5,7        (32,996,990)    227,356,173
        Net Cash Flows From (Used For) Operating Activities          1,029,525,925                  (872,002,968)  1,901,528,893

 INVESTING ACTIVITIES:
  Construction Expenditures                                           (792,118,679)      4,8          28,491,906    (820,610,585)
  Investment in CitiPower                                           (1,054,080,814)      7            88,108,995  (1,142,189,809)
  Investment in Gas Assets                                            (340,130,869)      7,8         206,473,219    (546,604,088)
  Other                                                                (26,369,506)     6,7,8        153,144,326    (179,513,832)
        Net Cash Flows Used For Investing Activities                (2,212,699,868)                  476,218,446  (2,688,918,314)

 FINANCING ACTIVITIES:
  Capital Contributions From (Returned to) Parent Company                        0        6         (186,890,000)    186,890,000
  Issuance of Common Stock                                              85,515,527                                    85,515,527
  Issuance of Long-term Debt                                         2,491,113,840                                 2,491,113,840
  Change in Short-term Debt (net)                                       61,528,960                                    61,528,960
  Retirement of Cumulative Preferred Stock                                (546,925)                                     (546,925)
  Retirement of Long-term Debt                                        (915,294,111)                                 (915,294,111)
  Dividends Paid on Common Stock                                      (457,638,804)      1           571,992,629  (1,029,631,433)
  Dividends Paid on Cumulative Preferred Stock                                   0       2            10,237,504     (10,237,504)
        Net Cash Flows From (Used For) Financing Activities          1,264,678,487                   395,340,133     869,338,354

 Net Increase (Decrease) in Cash and Cash Equivalents                   81,504,544       5              (444,389)     81,948,933
 Cash and Cash Equivalents January 1                                    91,480,821                     1,213,058      90,267,763
 Cash and Cash Equivalents December 31                                 172,985,365                       768,669     172,216,696

 Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                         413,341,451                             0     413,341,451

    Income Taxes Paid (Received)                                       281,709,134                             0     281,709,134

    Noncash Acquisitions Under Capital Leases                          119,188,027                             0     119,188,027

See Note to Consolidating Financial Statements on Page C-1

   AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                    Year Ended December 31, 1998



                                                                                        APCo           CSPCo           I&M
                                                                         AEP        CONSOLIDATED   CONSOLIDATED    CONSOLIDATED

 OPERATING ACTIVITIES:
  Net Income (Loss)                                                    536,183,350     93,330,142    133,043,932      96,627,541
  Adjustments for Noncash Items:
    Depreciation and Amortization                                                     144,966,851     91,425,950     149,208,794
    Deferred Federal Income Taxes                                                      (2,338,050)    17,101,413      17,905,217
    Deferred Investment Tax Credits                                                    (5,264,971)    (4,223,705)     (8,266,355)
    Amortization of Operating Expenses
      and Carrying Charges (net)                                                                         643,426      14,142,242
    Equity in Undistributed Earnings of Affiliated Companies            15,510,604             (1)
    Deferred Costs under Fuel Clause Mechanisms                                        30,081,006    (11,310,538)    (46,846,435)
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                         (1,567,444)    (1,562,766)    (5,910,669)      5,375,681
      Fuel, Materials and Supplies                                                     (5,006,627)    (8,225,432)     (2,983,284)
      Accrued Utility Revenues                                                          5,223,431     11,638,559      (6,756,088)
      Accounts Payable                                                  (4,552,877)    14,065,377        475,756      22,439,497
      Taxes Accrued                                                              0     (5,830,419)    10,724,547     (11,689,383)
  Payment of Disputed Tax and Interest related to COLI                                (68,315,560)   (37,243,479)    (53,627,635)
  Other (net)                                                          (11,132,348)    74,815,369     18,407,198      (8,173,117)
        Net Cash Flows From (Used For) Operating Activities            534,441,285    274,163,782    216,546,958     167,356,675

 INVESTING ACTIVITIES:
  Construction Expenditures                                                          (204,868,867)  (114,978,878)   (147,627,086)
  Investment in CitiPower
  Investment in Gas Assets
  Other                                                               (186,890,000)     2,930,178      2,636,809       4,419,034
        Net Cash Flows Used For Investing Activities                  (186,890,000)  (201,938,689)  (112,342,069)   (143,208,052)

 FINANCING ACTIVITIES:
  Capital Contributions From (Returned to) Parent Company                              50,000,000
  Issuance of Common Stock                                              85,515,527
  Issuance of Long-term Debt                                                          211,943,875    111,075,298     170,674,604
  Change in Short-term Debt (net)                                       24,095,000    (53,900,000)   (14,100,000)    (10,900,000)
  Retirement of Cumulative Preferred Stock                                               (294,119)                      (120,032)
  Retirement of Long-term Debt                                                       (157,973,204)  (122,206,000)    (55,000,000)
  Dividends Paid on Common Stock                                      (457,638,804)  (118,916,016)   (82,644,217)   (117,463,976)
  Dividends Paid on Cumulative Preferred Stock                                         (2,278,130)    (1,750,000)     (4,734,187)
        Net Cash Flows From (Used For) Financing Activities           (348,028,277)   (71,417,594)  (109,624,919)    (17,543,591)

 Net Increase (Decrease) in Cash and Cash Equivalents                     (476,992)       807,499     (5,420,030)      6,605,032
 Cash and Cash Equivalents January 1                                       643,753      6,947,112     12,625,921       5,860,006
 Cash and Cash Equivalents December 31                                     166,761      7,754,611      7,205,891      12,465,038

 Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                           3,305,720    124,026,680     73,917,334      66,312,598

    Income Taxes Paid (Received)                                           189,561     65,101,635     53,410,176      36,413,337

    Noncash Acquisitions Under Capital Leases                                          21,145,537     11,106,618       9,658,345

See Note to Consolidating Financial Statements on Page C-1

   AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                    Year Ended December 31, 1998



                                                                                                       OPCo
                                                                        KEPCo           KGPCo      CONSOLIDATED        WPCo

 OPERATING ACTIVITIES:
  Net Income (Loss)                                                     21,675,855      2,180,296    209,925,250       3,379,011
  Adjustments for Noncash Items:
    Depreciation and Amortization                                       28,092,757      2,763,971    172,085,451       2,869,183
    Deferred Federal Income Taxes                                        3,606,892        749,225      3,041,636        (244,332)
    Deferred Investment Tax Credits                                     (1,414,930)       (84,355)    (3,525,596)        (45,644)
    Amortization of Operating Expenses
      and Carrying Charges (net)
    Equity in Undistributed Earnings of Affiliated Companies
    Deferred Costs under Fuel Clause Mechanisms                           (448,760)                  (44,694,218)
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                         (6,661,298)    (5,054,925)   (12,375,365)        486,206
      Fuel, Materials and Supplies                                       3,198,862        199,984     18,612,145          (9,188)
      Accrued Utility Revenues                                            (579,120)       253,605     (5,915,556)       (680,576)
      Accounts Payable                                                     156,159        630,979     51,039,888        (457,794)
      Taxes Accrued                                                      1,126,306       (117,838)     1,350,486          50,786
  Payment of Disputed Tax and Interest related to COLI                  (5,376,525)    (1,449,523)  (104,221,506)
  Other (net)                                                           (2,400,359)     6,236,007    119,441,141       1,807,183
        Net Cash Flows From (Used For) Operating Activities             40,975,839      6,307,426    404,763,756       7,154,835

 INVESTING ACTIVITIES:
  Construction Expenditures                                            (43,768,794)    (4,394,964)  (185,035,587)     (4,203,462)
  Investment in CitiPower
  Investment in Gas Assets
  Other                                                                                     1,866      5,910,104          84,130
        Net Cash Flows Used For Investing Activities                   (43,768,794)    (4,393,098)  (179,125,483)     (4,119,332)

 FINANCING ACTIVITIES:
  Capital Contributions From (Returned to) Parent Company               20,000,000      3,000,000                      1,000,000
  Issuance of Common Stock
  Issuance of Long-term Debt                                            30,000,000                   186,126,066
  Change in Short-term Debt (net)                                      (16,150,000)    (1,875,000)    44,305,000        (750,000)
  Retirement of Cumulative Preferred Stock                                                              (132,774)
  Retirement of Long-term Debt                                          (2,203,000)                 (197,911,698)
  Dividends Paid on Common Stock                                       (28,299,988)    (2,447,996)  (211,100,432)     (2,416,004)
  Dividends Paid on Cumulative Preferred Stock                                                        (1,475,187)
        Net Cash Flows From (Used For) Financing Activities              3,347,012     (1,322,996)  (180,189,025)     (2,166,004)

 Net Increase (Decrease) in Cash and Cash Equivalents                      554,057        591,332     45,449,248         869,499
 Cash and Cash Equivalents January 1                                     1,381,120        762,892     44,203,010         196,669
 Cash and Cash Equivalents December 31                                   1,935,177      1,354,224     89,652,258       1,066,168

 Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                          27,857,033      3,703,345     79,667,362       1,973,730

    Income Taxes Paid (Received)                                         8,607,389        616,842    118,547,820       2,791,157

    Noncash Acquisitions Under Capital Leases                            4,890,397        248,392     29,937,839       1,261,490

See Note to Consolidating Financial Statements on Page C-1


   AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                    Year Ended December 31, 1998



                                                                                                                       AEPR
                                                                      AEPRESCo          AEGCo         AEPINV         CONSOL.

 OPERATING ACTIVITIES:
  Net Income (Loss)                                                        621,162      8,945,793       (253,401)     11,656,421
  Adjustments for Noncash Items:
    Depreciation and Amortization                                            6,855     21,651,686                    263,471,208
    Deferred Federal Income Taxes                                          (42,691)     5,544,290        (96,066)     56,784,609
    Deferred Investment Tax Credits                                                    (3,453,126)
    Amortization of Operating Expenses
      and Carrying Charges (net)
    Equity in Undistributed Earnings of Affiliated Companies                                             146,080     (38,718,278)
    Deferred Costs under Fuel Clause Mechanisms
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                         (2,879,715)    (2,183,577)          (157)    (94,291,782)
      Fuel, Materials and Supplies                                                       (855,370)                    (5,000,161)
      Accrued Utility Revenues
      Accounts Payable                                                    (114,178)     2,177,710         13,886      83,483,769
      Taxes Accrued                                                       (645,821)      (193,071)       (14,381)     (7,656,601)
  Payment of Disputed Tax and Interest related to COLI
  Other (net)                                                           (5,513,938)    (3,030,705)           311      17,790,276
        Net Cash Flows From (Used For) Operating Activities             (8,568,326)    28,603,630       (203,728)    287,519,461

 INVESTING ACTIVITIES:
  Construction Expenditures                                               (107,072)    (6,574,115)                   (96,372,154)
  Investment in CitiPower                                                                                         (1,142,189,809)
  Investment in Gas Assets                                                                                          (528,098,774)
  Other                                                                                 2,254,486       (797,418)     (9,974,052)
        Net Cash Flows Used For Investing Activities                      (107,072)    (4,319,629)      (797,418) (1,776,634,789)

 FINANCING ACTIVITIES:
  Capital Contributions From (Returned to) Parent Company                              (4,000,000)     1,040,000     110,000,000
  Issuance of Common Stock
  Issuance of Long-term Debt                                                                                       1,781,293,997
  Change in Short-term Debt (net)                                                      12,700,000                    (15,896,040)
  Retirement of Cumulative Preferred Stock
  Retirement of Long-term Debt                                                        (25,000,209)                  (350,000,000)
  Dividends Paid on Common Stock                                                       (8,704,000)
  Dividends Paid on Cumulative Preferred Stock
        Net Cash Flows From (Used For) Financing Activities                      0    (25,004,209)     1,040,000   1,525,397,957

 Net Increase (Decrease) in Cash and Cash Equivalents                   (8,675,398)      (720,208)        38,854      36,282,629
 Cash and Cash Equivalents January 1                                     8,756,730        236,831         90,092       6,753,288
 Cash and Cash Equivalents December 31                                      81,332       (483,377)       128,946      43,035,917

 Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                               5,971      3,060,023                     18,992,940

    Income Taxes Paid (Received)                                         1,048,212     (2,131,259)       (12,957)    (10,018,912)

    Noncash Acquisitions Under Capital Leases                                               2,036

See Note to Consolidating Financial Statements on Page C-1


   AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                    Year Ended December 31, 1998



                                                                                                       AEPC
                                                                        AEPES           AEPSC         CONSOL.          CCCo

 OPERATING ACTIVITIES:
  Net Income (Loss)                                                     (7,391,947)                   (5,306,019)
  Adjustments for Noncash Items:
    Depreciation and Amortization                                          620,550      4,155,651      1,246,463
    Deferred Federal Income Taxes                                        6,807,521    (14,619,749)       819,247          (7,244)
    Deferred Investment Tax Credits                                                       (50,808)
    Amortization of Operating Expenses
      and Carrying Charges (net)
    Equity in Undistributed Earnings of Affiliated Companies
    Deferred Costs under Fuel Clause Mechanisms
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                       (182,222,716)   (27,715,090)       552,789        (113,573)
      Fuel, Materials and Supplies                                      (6,304,558)                     (567,227)
      Accrued Utility Revenues
      Accounts Payable                                                 176,018,545      5,473,555      5,860,759           8,892
      Taxes Accrued                                                     (5,720,342)     3,545,571     (1,176,330)          6,552
  Payment of Disputed Tax and Interest related to COLI                                (32,504,363)
  Other (net)                                                          (10,687,675)    38,557,589     (6,045,608)         (3,907)
        Net Cash Flows From (Used For) Operating Activities            (28,880,622)   (23,157,644)    (4,615,926)       (109,280)

 INVESTING ACTIVITIES:
  Construction Expenditures                                                                          (12,679,606)
  Investment in CitiPower
  Investment in Gas Assets                                             (18,505,314)
  Other                                                                                                  (88,969)
        Net Cash Flows Used For Investing Activities                   (18,505,314)             0    (12,768,575)              0

 FINANCING ACTIVITIES:
  Capital Contributions From (Returned to) Parent Company                2,000,000                     3,850,000
  Issuance of Common Stock
  Issuance of Long-term Debt
  Change in Short-term Debt (net)                                       51,525,000     28,825,000     13,650,000
  Retirement of Cumulative Preferred Stock
  Retirement of Long-term Debt                                                         (5,000,000)
  Dividends Paid on Common Stock
  Dividends Paid on Cumulative Preferred Stock
        Net Cash Flows From (Used For) Financing Activities             53,525,000     23,825,000     17,500,000               0

 Net Increase (Decrease) in Cash and Cash Equivalents                    6,139,064        667,356        115,499        (109,280)
 Cash and Cash Equivalents January 1                                       829,701        724,609        108,550         121,318
 Cash and Cash Equivalents December 31                                   6,968,765      1,391,965        224,049          12,038

 Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)                           1,659,240      7,534,700      1,324,775

    Income Taxes Paid (Received)                                        (5,027,021)    14,832,593     (2,667,368)          7,879

    Noncash Acquisitions Under Capital Leases                                          27,607,765     13,329,608

See Note to Consolidating Financial Statements on Page C-1


   AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                    Year Ended December 31, 1998




                                                                        COpCo           FRECo          IFRI           AEPPM

 OPERATING ACTIVITIES:
  Net Income (Loss)                                                                                                         (138)
  Adjustments for Noncash Items:
    Depreciation and Amortization
    Deferred Federal Income Taxes                                                0                                           (47)
    Deferred Investment Tax Credits
    Amortization of Operating Expenses
      and Carrying Charges (net)
    Equity in Undistributed Earnings of Affiliated Companies
    Deferred Costs under Fuel Clause Mechanisms
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                          2,233,868           (758)           294
      Fuel, Materials and Supplies
      Accrued Utility Revenues
      Accounts Payable                                                    (523,436)           (48)        (5,019)             50
      Taxes Accrued                                                        237,250              0              0               0
  Payment of Disputed Tax and Interest related to COLI
  Other (net)                                                           (2,716,340)            94          4,867             135
        Net Cash Flows From (Used For) Operating Activities               (768,658)          (712)           142               0

 INVESTING ACTIVITIES:
  Construction Expenditures
  Investment in CitiPower
  Investment in Gas Assets
  Other
        Net Cash Flows Used For Investing Activities                             0              0              0               0

 FINANCING ACTIVITIES:
  Capital Contributions From (Returned to) Parent Company
  Issuance of Common Stock
  Issuance of Long-term Debt
  Change in Short-term Debt (net)
  Retirement of Cumulative Preferred Stock
  Retirement of Long-term Debt
  Dividends Paid on Common Stock
  Dividends Paid on Cumulative Preferred Stock
        Net Cash Flows From (Used For) Financing Activities                      0              0              0               0

 Net Increase (Decrease) in Cash and Cash Equivalents                     (768,658)          (712)           142               0
 Cash and Cash Equivalents January 1                                             0         25,480            681               0
 Cash and Cash Equivalents December 31                                    (768,658)        24,768            823               0

 Supplemental Disclosure:

    Interest Paid (net of capitalized amounts)

    Income Taxes Paid (Received)                                                 0              0              0              50

    Noncash Acquisitions Under Capital Leases

See Note to Consolidating Financial Statements on Page C-1

APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                 Year Ended December 31, 1998

                                                                                JOURNAL    ELIMINATIONS
                                                                    APCo         ENTRY         AND         COMBINED
                                                                CONSOLIDATED    NUMBERS    ADJUSTMENTS      TOTAL

Net Income (Loss)                                                  93,330,142      1         (1,308,922)   94,639,064
Adjustments for Noncash Items:
  Depreciation and Amortization                                   144,966,851                         0   144,966,851
  Deferred Federal Income Taxes                                    (2,338,050)                             (2,338,050)
  Deferred Investment Tax Credits                                  (5,264,971)                             (5,264,971)
  Deferred Costs Under Fuel Clause Mechanisms                      30,081,006                              30,081,006
  Equity in Undistributed Earnings of Affiliated Companies                 (1)     1          1,308,922    (1,308,923)
Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                      (1,562,766)     2           (220,888)   (1,341,878)
    Fuel, Materials and Supplies                                   (5,006,627)                             (5,006,627)
    Accrued Utility Revenues                                        5,223,431                               5,223,431
    Accounts Payable                                               14,065,377      2            525,701    13,539,676
    Taxes Accrued                                                  (5,830,418)                             (5,830,418)
Payment of Disputed Tax and Interest Related to COLI              (68,315,560)                            (68,315,560)
Other (net)                                                        74,815,368      2           (304,813)   75,120,181
      Net Cash Flows From (Used For) Operating Activities         274,163,782                         0   274,163,782


Construction Expenditures                                        (204,868,867)                           (204,868,867)
Other                                                               2,930,178                               2,930,178
Investment in Subsidiaries                                                  0      3           (600,000)      600,000
      Net Cash Flows From (Used For) Investing Activities        (201,938,689)                 (600,000) (201,338,689)


Capital Contributions From (Returned to) Parent                    50,000,000      3            600,000    49,400,000
Issuance of Long-term Debt                                        211,943,875                             211,943,875
Change in Short-term Debt (net)                                   (53,900,000)                            (53,900,000)
Retirement of Cumulative Preferred Stock                             (294,119)                               (294,119)
Retirement of Long-term Debt                                     (157,973,204)                           (157,973,204)
Dividends Paid on Common Stock                                   (118,916,016)                           (118,916,016)
Dividends Paid on Cumulative Preferred Stock                       (2,278,130)                             (2,278,130)
      Net Cash Flows From (Used For) Financing Activities         (71,417,594)                  600,000   (72,017,594)

Net Increase (Decrease) in Cash and Cash Equivalents                  807,499                         0       807,499
Cash and Cash Equivalents January 1                                 6,947,112                               6,947,112
Cash and Cash Equivalents December 31                               7,754,611                         0     7,754,611

Supplemental Disclosure:

  Interest Paid (net of capitalized amounts)                      124,026,680                             124,026,680

  Income Taxes Paid                                                65,101,635                              65,101,635

  Noncash Acquisitions Under Capital Leases                        21,145,537                              21,145,537


APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                 Year Ended December 31, 1998




                                                                    APCo         Cedar        CACCo         SACCo


Net Income (Loss)                                                  93,330,142     586,254        23,859       692,090
Adjustments for Noncash Items:
  Depreciation and Amortization                                   144,026,351      76,500             0       864,000
  Deferred Federal Income Taxes                                    (1,816,116)   (326,114)     (122,090)      (73,730)
  Deferred Investment Tax Credits                                  (5,264,971)          0             0             0
  Deferred Costs Under Fuel Clause Mechanisms                      30,081,006
  Equity in Undistributed Earnings of Affiliated Companies         (1,308,923)          0             0             0
Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                      (2,071,061)   (149,069)      582,103       296,317
    Fuel, Materials and Supplies                                   (5,006,627)
    Accrued Utility Revenues                                        5,223,431
    Accounts Payable                                               14,140,964    (207,639)     (139,877)     (253,772)
    Taxes Accrued                                                  (5,754,835)      4,615       (83,567)          961
Payment of Disputed Tax and Interest Related to COLI              (68,315,560)
Other (net)                                                        74,795,916     632,885      (178,747)     (129,875)
      Net Cash Flows From (Used For) Operating Activities         272,059,717     617,432        81,681     1,395,991


Construction Expenditures                                        (204,868,867)
Other                                                               2,930,178
Investment in Subsidiaries                                            600,000
      Net Cash Flows From (Used For) Investing Activities        (201,338,689)          0             0             0


Capital Contributions From (Returned to) Parent                    50,000,000                                (600,000)
Issuance of Long-term Debt                                        211,943,875
Change in Short-term Debt (net)                                   (53,900,000)
Retirement of Cumulative Preferred Stock                             (294,119)
Retirement of Long-term Debt                                     (157,973,204)
Dividends Paid on Common Stock                                   (118,916,016)
Dividends Paid on Cumulative Preferred Stock                       (2,278,130)
      Net Cash Flows From (Used For) Financing Activities         (71,417,594)          0             0      (600,000)

Net Increase (Decrease) in Cash and Cash Equivalents                 (696,566)    617,432        81,681       795,991
Cash and Cash Equivalents January 1                                 5,703,523     376,708        51,288       588,500
Cash and Cash Equivalents December 31                               5,006,957     994,140       132,969     1,384,491

Supplemental Disclosure:

  Interest Paid (net of capitalized amounts)                      124,026,680

  Income Taxes Paid                                                63,392,312     820,917       274,454       610,534

  Noncash Acquisitions Under Capital Leases                        21,145,537

APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                 Year Ended December 31, 1998




                                                                    WVPCo


Net Income (Loss)                                                       6,719
Adjustments for Noncash Items:
  Depreciation and Amortization                                             0
  Deferred Federal Income Taxes                                             0
  Deferred Investment Tax Credits                                           0
  Deferred Costs Under Fuel Clause Mechanisms
  Equity in Undistributed Earnings of Affiliated Companies                  0
Changes in Certain Current Assets and Liabilities:                          0
    Accounts Receivable (net)                                            (168)
    Fuel, Materials and Supplies
    Accrued Utility Revenues
    Accounts Payable
    Taxes Accrued                                                       2,408
Payment of Disputed Tax and Interest Related to COLI
Other (net)                                                                 2
      Net Cash Flows From (Used For) Operating Activities               8,961


Construction Expenditures
Other
Investment in Subsidiaries
      Net Cash Flows From (Used For) Investing Activities                   0


Capital Contributions From (Returned to) Parent
Issuance of Long-term Debt
Change in Short-term Debt (net)
Retirement of Cumulative Preferred Stock
Retirement of Long-term Debt
Dividends Paid on Common Stock
Dividends Paid on Cumulative Preferred Stock
      Net Cash Flows From (Used For) Financing Activities                   0

Net Increase (Decrease) in Cash and Cash Equivalents                    8,961
Cash and Cash Equivalents January 1                                   227,093
Cash and Cash Equivalents December 31                                 236,054

Supplemental Disclosure:

  Interest Paid (net of capitalized amounts)

  Income Taxes Paid                                                     3,418

  Noncash Acquisitions Under Capital Leases

 COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                  Year Ended December 31, 1998

                                                                                JOURNAL     ELIMINATIONS
                                                                   CSPCo         ENTRY          AND         COMBINED
                                                                CONSOLIDATED    NUMBERS     ADJUSTMENTS       TOTAL
OPERATING ACTIVITIES:
 Net Income                                                      133,043,932       1            (377,681)   133,421,613
 Adjustments for Noncash Items:
   Depreciation and Amortization                                  91,425,950                                 91,425,950
   Deferred Federal Income Taxes                                  17,101,413                                 17,101,413
   Deferred Investment Tax Credits                                (4,223,705)                                (4,223,705)
   Amortization of Operating Expenses
     and Carrying Charges (net)                                      643,426                                    643,426
   Equity in Undistributed Earnings of Affiliated Companies                0       1          (1,022,319)     1,022,319
   Deferred Costs Under Fuel Clause Mechanisms                   (11,310,538)                               (11,310,538)
 Changes in Certain Current Assets and Liabilities:
     Accounts Receivable (net)                                    (5,910,669)      2          (1,826,716)    (4,083,953)
     Fuel, Materials and Supplies                                 (8,225,432)                                (8,225,432)
     Accrued Utility Revenues                                     11,638,559                                 11,638,559
     Accounts Payable                                                475,756       2           1,800,204     (1,324,448)
     Taxes Accrued                                                10,724,548                                 10,724,548
 Payment of Disputed Tax and Interest Related to COLI            (37,243,479)                               (37,243,479)
 Other (net)                                                      18,407,197       2              26,512     18,380,685
       Net Cash Flows From (Used For) Operating Activities       216,546,958                  (1,400,000)   217,946,958

INVESTING ACTIVITIES:
 Construction Expenditures                                      (114,978,878)                              (114,978,878)
 Other                                                             2,636,809                                  2,636,809
       Net Cash Flows Used For Investing Activities             (112,342,069)                          0   (112,342,069)

FINANCING ACTIVITIES:
 Issuance of Long-term Debt                                      111,075,298                                111,075,298
 Change in Short-term Debt (net)                                 (14,100,000)                               (14,100,000)
 Retirement of Cumulative Preferred Stock                                  0                                          0
 Retirement of Long-term Debt                                   (122,206,000)                              (122,206,000)
 Dividends Paid on Common Stock                                  (82,644,217)      1           1,400,000    (84,044,217)
 Dividends Paid on Cumulative Preferred Stock                     (1,750,000)                                (1,750,000)
       Net Cash Flows Used For Financing Activities             (109,624,919)                  1,400,000   (111,024,919)

Net Increase (Decrease) in Cash and Cash Equivalents              (5,420,030)                          0     (5,420,030)
Cash and Cash Equivalents January 1                               12,625,921                                 12,625,921
Cash and Cash Equivalents December 31                              7,205,891                           0      7,205,891

Supplemental Disclosure:

   Interest Paid (net of capitalized amounts)                     73,917,334                                 73,917,334

   Income Taxes Paid                                              53,410,176                                 53,410,176

   Noncash Acquisitions Under Capital Leases                      11,106,618                                 11,106,618

See Note to Consolidating Financial Statements on Page C-1

 COLUMBUS SOUTHERN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATING STATEMENT OF CASH FLOWS
                  Year Ended December 31, 1998




                                                                   CSPCo          COLM          CCPC          Simco

OPERATING ACTIVITIES:
 Net Income                                                      133,043,932       215,244        70,000         92,437
 Adjustments for Noncash Items:
   Depreciation and Amortization                                  91,285,493             0        28,659        111,798
   Deferred Federal Income Taxes                                  17,071,819             0        56,910        (27,316)
   Deferred Investment Tax Credits                                (4,218,485)            0             0         (5,220)
   Amortization of Operating Expenses
     and Carrying Charges (net)                                      643,426
   Equity in Undistributed Earnings of Affiliated Companies        1,022,319
   Deferred Costs Under Fuel Clause Mechanisms                   (11,310,538)
 Changes in Certain Current Assets and Liabilities:
     Accounts Receivable (net)                                    (6,001,466)       (9,308)    1,923,521          3,300
     Fuel, Materials and Supplies                                 (8,218,011)            0        (7,421)             0
     Accrued Utility Revenues                                     11,638,559             0             0              0
     Accounts Payable                                             (1,588,991)      153,502       113,341         (2,300)
     Taxes Accrued                                                10,633,914       153,854       (69,670)         6,450
 Payment of Disputed Tax and Interest Related to COLI            (36,538,733)                   (704,746)
 Other (net)                                                      19,351,461       477,136    (1,429,991)       (17,921)
       Net Cash Flows From (Used For) Operating Activities       216,814,699       990,428       (19,397)       161,228

INVESTING ACTIVITIES:
 Construction Expenditures                                      (114,871,223)                     (4,556)      (103,099)
 Other                                                             2,636,809
       Net Cash Flows Used For Investing Activities             (112,234,414)            0        (4,556)      (103,099)

FINANCING ACTIVITIES:
 Issuance of Long-term Debt                                      111,075,298
 Change in Short-term Debt (net)                                 (14,100,000)
 Retirement of Cumulative Preferred Stock                                  0
 Retirement of Long-term Debt                                   (122,206,000)
 Dividends Paid on Common Stock                                  (82,644,217)   (1,200,000)                    (200,000)
 Dividends Paid on Cumulative Preferred Stock                     (1,750,000)
       Net Cash Flows Used For Financing Activities             (109,624,919)   (1,200,000)            0       (200,000)

Net Increase (Decrease) in Cash and Cash Equivalents              (5,044,634)     (209,572)      (23,953)      (141,871)
Cash and Cash Equivalents January 1                               12,090,183       269,885        42,419        223,434
Cash and Cash Equivalents December 31                              7,045,549        60,313        18,466         81,563

Supplemental Disclosure:

   Interest Paid (net of capitalized amounts)                     73,910,970                       6,364

   Income Taxes Paid                                              53,100,735       145,478        70,342         93,621

   Noncash Acquisitions Under Capital Leases                      11,027,365                      79,253

See Note to Consolidating Financial Statements on Page C-1

     INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      Year Ended December 31, 1998

                                                                                             JOURNAL         ELIMINATIONS
                                                                            I&M               ENTRY              AND
                                                                        CONSOLIDATED         NUMBERS         ADJUSTMENTS
OPERATING ACTIVITIES:
     Net Income                                                              96,627,541         1                  (685,219)
     Adjustments for Noncash Items:
       Depreciation and Amortization                                        149,208,794
       Deferred Federal Income Taxes                                         17,905,217
       Deferred Investment Tax Credits                                       (8,266,355)
       Amortization of Operating Expenses and Carrying Charges               14,142,242
       Equity in Undistributed Earnings of Affiliated Companies                       0         1                   685,219
       Deferred Costs Under Fuel Clause Mechanism                           (46,846,435)
     Changes in Certain Current Assets and Liabilities:
         Accounts Receivable (net)                                            5,375,681         2                   887,006
         Fuel, Materials and Supplies                                        (2,983,284)
         Accrued Utility Revenues                                            (6,756,088)
         Accounts Payable                                                    22,439,497         2                 1,012,965
         Taxes Accrued                                                      (11,689,383)
     Payment of Disputed Tax and Interest Related to COLI                   (53,627,635)
     Other (net)                                                             (8,173,117)        2                (1,899,971)
           Net Cash Flows From (Used for) Operating Activities              167,356,675                                   0

INVESTING ACTIVITIES:
     Construction Expenditures                                             (147,627,086)
     Other                                                                    4,419,034
     Investment in Subsidiaries                                                       0         3               (10,750,000)
           Net Cash Flows From (Used for) Investing Activities             (143,208,052)                        (10,750,000)

FINANCING ACTIVITIES:
     Issuance of Long-term Debt                                             170,674,604         3                10,750,000
     Change in Short-term Debt (net)                                        (10,900,000)
     Retirement of Cumulative Preferred Stock                                  (120,032)
     Retirement of Long-term Debt                                           (55,000,000)
     Dividends Paid on Common Stock                                        (117,463,976)
     Dividends Paid on Cumulative Preferred Stock                            (4,734,187)
           Net Cash Flows From (Used For) Financing Activities              (17,543,591)                         10,750,000

Net Increase (Decrease) in Cash and Cash Equivalents                          6,605,032                                   0
Cash and Cash Equivalents January 1                                           5,860,006
Cash and Cash Equivalents December 31                                        12,465,038                                   0

Supplemental Disclosure:

       Interest Paid (net of capitalized amounts)                            66,312,598

       Income Taxes Paid                                                     36,413,337

       Noncash Acquisitions Under Capital Leases                              9,658,345

See Note to Consolidating Financial Statements on Page C-1


      INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      Year Ended December 31, 1998



                                                                          COMBINED
                                                                           TOTAL               I&M              BHCCo

OPERATING ACTIVITIES:
     Net Income                                                              97,312,760        96,627,541           685,219
     Adjustments for Noncash Items:
       Depreciation and Amortization                                        149,208,794       145,478,579         3,730,215
       Deferred Federal Income Taxes                                         17,905,217        18,360,318          (455,101)
       Deferred Investment Tax Credits                                       (8,266,355)       (8,266,355)
       Amortization of Operating Expenses and Carrying Charges               14,142,242        14,142,242
       Equity in Undistributed Earnings of Affiliated Companies                (685,219)         (685,219)
       Deferred Costs Under Fuel Clause Mechanism                           (46,846,435)      (46,846,435)
     Changes in Certain Current Assets and Liabilities:
         Accounts Receivable (net)                                            4,488,675         4,581,430           (92,755)
         Fuel, Materials and Supplies                                        (2,983,284)       (2,983,284)
         Accrued Utility Revenues                                            (6,756,088)       (6,756,088)
         Accounts Payable                                                    21,426,532        21,318,977           107,555
         Taxes Accrued                                                      (11,689,383)      (11,743,764)           54,381
     Payment of Disputed Tax and Interest Related to COLI                   (53,627,635)      (53,627,635)
     Other (net)                                                             (6,273,146)      (12,392,152)        6,119,006
           Net Cash Flows From (Used for) Operating Activities              167,356,675       157,208,155        10,148,520

INVESTING ACTIVITIES:
     Construction Expenditures                                             (147,627,086)     (147,627,086)
     Other                                                                    4,419,034         4,419,034
     Investment in Subsidiaries                                              10,750,000        10,750,000
           Net Cash Flows From (Used for) Investing Activities             (132,458,052)     (132,458,052)                0

FINANCING ACTIVITIES:
     Issuance of Long-term Debt                                             159,924,604       170,674,604       (10,750,000)
     Change in Short-term Debt (net)                                        (10,900,000)      (10,900,000)
     Retirement of Cumulative Preferred Stock                                  (120,032)         (120,032)
     Retirement of Long-term Debt                                           (55,000,000)      (55,000,000)
     Dividends Paid on Common Stock                                        (117,463,976)     (117,463,976)
     Dividends Paid on Cumulative Preferred Stock                            (4,734,187)       (4,734,187)
           Net Cash Flows From (Used For) Financing Activities              (28,293,591)      (17,543,591)      (10,750,000)

Net Increase (Decrease) in Cash and Cash Equivalents                          6,605,032         7,206,512          (601,480)
Cash and Cash Equivalents January 1                                           5,860,006         5,242,513           617,493
Cash and Cash Equivalents December 31                                        12,465,038        12,449,025            16,013

Supplemental Disclosure:

       Interest Paid (net of capitalized amounts)                            66,312,598        66,312,598

       Income Taxes Paid                                                     36,413,337        35,049,537         1,363,700

       Noncash Acquisitions Under Capital Leases                              9,658,345         9,658,345

See Note to Consolidating Financial Statements on Page C-1

      INDIANA MICHIGAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      Year Ended December 31, 1998




                                                                           PRCCo

OPERATING ACTIVITIES:
     Net Income                                                                       0
     Adjustments for Noncash Items:
       Depreciation and Amortization
       Deferred Federal Income Taxes
       Deferred Investment Tax Credits
       Amortization of Operating Expenses and Carrying Charges
       Equity in Undistributed Earnings of Affiliated Companies
       Deferred Costs Under Fuel Clause Mechanism
     Changes in Certain Current Assets and Liabilities:
         Accounts Receivable (net)
         Fuel, Materials and Supplies
         Accrued Utility Revenues
         Accounts Payable
         Taxes Accrued
     Payment of Disputed Tax and Interest Related to COLI
     Other (net)
           Net Cash Flows From (Used for) Operating Activities                        0

INVESTING ACTIVITIES:
     Construction Expenditures
     Other
     Investment in Subsidiaries
           Net Cash Flows From (Used for) Investing Activities                        0

FINANCING ACTIVITIES:
     Issuance of Long-term Debt
     Change in Short-term Debt (net)
     Retirement of Cumulative Preferred Stock
     Retirement of Long-term Debt
     Dividends Paid on Common Stock
     Dividends Paid on Cumulative Preferred Stock
           Net Cash Flows From (Used For) Financing Activities                        0

Net Increase (Decrease) in Cash and Cash Equivalents                                  0
Cash and Cash Equivalents January 1                                                   0
Cash and Cash Equivalents December 31                                                 0

Supplemental Disclosure:

       Interest Paid (net of capitalized amounts)

       Income Taxes Paid                                                            100

       Noncash Acquisitions Under Capital Leases

See Note to Consolidating Financial Statements on Page C-1

        OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1998

                                                                                   JOURNAL     ELIMINATIONS
                                                                      OPCo          ENTRY          AND         COMBINED
                                                                  CONSOLIDATED     NUMBERS     ADJUSTMENTS       TOTAL
OPERATING ACTIVITIES:
 Net Income                                                         209,925,250       1          (1,777,129)   211,702,379
 Adjustments for Noncash Items:
   Depreciation and Amortization                                    172,085,451                                172,085,451
   Deferred Federal Income Taxes                                      3,041,636                                  3,041,636
   Deferred Investment Tax Credits                                   (3,525,596)                                (3,525,596)
   Deferred Costs Under Fuel Clause Mechanism                       (44,694,218)                               (44,694,218)
   Equity in Undistributed Earnings of Affiliated Companies                   0       1            (145,378)       145,378
 Changes in Certain Current Assets and Liabilities:
     Accounts Receivable (net)                                      (12,375,365)      2           3,984,070    (16,359,435)
     Fuel, Materials and Supplies                                    18,612,145                           6     18,612,139
     Accrued Utility Revenues                                        (5,915,556)                                (5,915,556)
     Accounts Payable                                                51,039,888       2           4,176,347     46,863,541
     Taxes Accrued                                                    1,350,485                                  1,350,485
 Payment of Disputed Tax and Interest Related to COLI              (104,221,506)                              (104,221,506)
 Other (net)                                                        119,441,142      2, 3        (3,003,356)   122,444,498
       Net Cash Flows From (Used for) Operating Activities          404,763,756                   3,234,560    401,529,196

INVESTING ACTIVITIES:
 Construction Expenditures                                         (185,035,587)                              (185,035,587)
 Other                                                                5,910,104                                  5,910,104
 Investment in Subsidiaries                                                   0       3          (7,946,988)     7,946,988
       Net Cash Flows From (Used for) Investing Activities         (179,125,483)                 (7,946,988)  (171,178,495)

FINANCING ACTIVITIES:
 Capital Contributions Returned to Parent Company                             0       3           8,876,429     (8,876,429)
 Issuance of Long-term Debt                                         186,126,066                                186,126,066
 Change in Short-term Debt (net)                                     44,305,000       3          (6,000,000)    50,305,000
 Retirement of Cumulative Preferred Stock                              (132,774)                                  (132,774)
 Retirement of Long-term Debt                                      (197,911,698)                              (197,911,698)
 Dividends Paid on Common Stock                                    (211,100,432)      1           1,835,999   (212,936,431)
 Dividends Paid on Cumulative Preferred Stock                        (1,475,187)                                (1,475,187)
       Net Cash Flows From (Used For) Financing Activities         (180,189,025)                  4,712,428   (184,901,453)

Net Increase (Decrease) in Cash and Cash Equivalents                 45,449,248                           0     45,449,248
Cash and Cash Equivalents January 1                                  44,203,010                                 44,203,010
Cash and Cash Equivalents December 31                                89,652,258                           0     89,652,258

Supplemental Disclosure:

   Interest Paid (net of capitalized amounts)                        79,667,362       4            (220,161)    79,887,523

   Income Taxes Paid                                                118,547,820                                118,547,820

   Noncash Acquisitions Under Capital Leases                         29,937,839                                 29,937,839

See Note to Consolidating Financial Statements on Page C-1


        OHIO POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
              CONSOLIDATING STATEMENT OF CASH FLOWS
                   Year Ended December 31, 1998




                                                                      OPCo          COCCo         SOCCo          WCCo

OPERATING ACTIVITIES:
 Net Income                                                         209,925,250           720     1,652,992        123,417
 Adjustments for Noncash Items:
   Depreciation and Amortization                                    144,492,479     3,356,207    19,642,562      4,594,203
   Deferred Federal Income Taxes                                     32,909,183   (20,988,987)   (4,930,861)    (3,947,699)
   Deferred Investment Tax Credits                                   (3,525,596)
   Deferred Costs Under Fuel Clause Mechanism                       (44,694,218)
   Equity in Undistributed Earnings of Affiliated Companies             145,378
 Changes in Certain Current Assets and Liabilities:
     Accounts Receivable (net)                                      (43,679,509)    5,341,468    20,102,650      1,875,956
     Fuel, Materials and Supplies                                    17,197,024       225,097       574,006        616,012
     Accrued Utility Revenues                                        (5,915,556)
     Accounts Payable                                                42,397,516       (83,074)    4,044,611        504,488
     Taxes Accrued                                                     (161,864)    3,527,780    (2,487,987)       472,556
 Payment of Disputed Tax and Interest Related to COLI               (65,218,755)  (10,211,367)  (28,791,384)
 Other (net)                                                         30,326,797    65,715,496    19,105,264      7,296,941
       Net Cash Flows From (Used for) Operating Activities          314,198,129    46,883,340    28,911,853     11,535,874

INVESTING ACTIVITIES:
 Construction Expenditures                                         (171,776,954)   (9,078,065)   (4,127,854)       (52,714)
 Other                                                                5,567,130       622,744      (289,300)         9,530
 Investment in Subsidiaries                                           7,946,988
       Net Cash Flows From (Used for) Investing Activities         (158,262,836)   (8,455,321)   (4,417,154)       (43,184)

FINANCING ACTIVITIES:
 Capital Contributions Returned to Parent Company                                                               (8,876,429)
 Issuance of Long-term Debt                                         186,126,066
 Change in Short-term Debt (net)                                     44,305,000         -         6,000,000         -
 Retirement of Cumulative Preferred Stock                              (132,774)        -             -             -
 Retirement of Long-term Debt                                      (155,829,803)     (285,798)  (41,001,601)      (794,496)
 Dividends Paid on Common Stock                                    (211,100,432)                 (1,650,045)      (185,954)
 Dividends Paid on Cumulative Preferred Stock                        (1,475,187)
       Net Cash Flows From (Used For) Financing Activities         (138,107,130)     (285,798)  (36,651,646)    (9,856,879)

Net Increase (Decrease) in Cash and Cash Equivalents                 17,828,163    38,142,221   (12,156,947)     1,635,811
Cash and Cash Equivalents January 1                                   4,751,888    14,334,773    16,656,752      8,459,597
Cash and Cash Equivalents December 31                                22,580,051    52,476,994     4,499,805     10,095,408

Supplemental Disclosure:

   Interest Paid (net of capitalized amounts)                        76,571,248        23,813     3,287,962          4,500

   Income Taxes Paid                                                 84,855,528    16,605,098    13,401,714      3,685,480

   Noncash Acquisitions Under Capital Leases                         20,898,267             0     8,656,804        382,768

See Note to Consolidating Financial Statements on Page C-1

     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)
                                                                                            JOURNAL             ELIMINATIONS
                                                                        AEP                  ENTRY                  AND
                                                                   CONSOLIDATED              NUMBERS            ADJUSTMENTS


Retained Earnings January 1                                             1,605,016,784                             (1,194,201,354)
Net Income (Loss)                                                         536,183,408           A                   (568,433,908)

                                                                        2,141,200,192                             (1,762,635,262)


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)                                                   457,638,804
       Subsidiary Companies                                                         0           B                   (571,992,630)
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                             0           B                    (10,023,654)
   Other                                                                          683           C                     (1,076,251)



Retained Earnings on December 31                                        1,683,560,705           C                 (1,179,542,727)

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B   See Consolidating Statement of Cash Flows.

   C   See Consolidating Balance Sheet.

     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)

                                                                     COMBINED                                       APCo
                                                                       TOTAL                   AEP              CONSOLIDATED



Retained Earnings January 1                                             2,799,218,138        1,605,016,784           207,543,955
Net Income (Loss)                                                       1,104,617,316          536,183,408            93,330,142

                                                                        3,903,835,454        2,141,200,192           300,874,097


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)                                                   457,638,804          457,638,804
       Subsidiary Companies                                               571,992,630                                118,916,016
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                    10,023,654                    0             2,065,635
   Other                                                                    1,076,934                  683               431,657



Retained Earnings on December 31                                        2,863,103,432        1,683,560,705           179,460,789

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B   See Consolidating Statement of Cash Flows.

   C   See Consolidating Balance Sheet.

     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)

                                                                       CSPCo                  I & M
                                                                   CONSOLIDATED           CONSOLIDATED             KEPCo



Retained Earnings January 1                                               138,171,557          278,814,394            78,076,120
Net Income (Loss)                                                         133,043,933           96,627,541            21,675,855

                                                                          271,215,490          375,441,935            99,751,975


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)
       Subsidiary Companies                                                82,644,218          117,463,976            28,299,988
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                     1,750,000            4,732,832                     0
   Other                                                                      380,522               91,055                     0



Retained Earnings on December 31                                          186,440,750          253,154,072            71,451,987

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B   See Consolidating Statement of Cash Flows.

   C   See Consolidating Balance Sheet.

     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)
                                                                                              OPCo
                                                                       KGPCo              CONSOLIDATED              WPCo



Retained Earnings January 1                                                 7,366,552          590,150,597             5,923,538
Net Income (Loss)                                                           2,180,296          209,925,253             3,379,015

                                                                            9,546,848          800,075,850             9,302,553


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)
       Subsidiary Companies                                                 2,447,996          211,100,432             2,416,004
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                             0            1,475,187                     0
   Other                                                                            0                    0                     0



Retained Earnings on December 31                                            7,098,852          587,500,231             6,886,549

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B    See Consolidating Statement of Cash Flows.

   C    See Consolidating Balance Sheet.
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)

                                                                      AEPRESC                 AEGCo                AEPPM



Retained Earnings January 1                                                (2,435,625)           2,527,937                     0
Net Income (Loss)                                                             621,163            8,945,793                  (138)

                                                                           (1,814,462)          11,473,730                  (138)


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)
       Subsidiary Companies                                                         0            8,704,000                     0
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                             0                    0                     0
   Other                                                                            0                    0                     0



Retained Earnings on December 31                                           (1,814,462)           2,769,730                  (138)

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B    See Consolidating Statement of Cash Flows.

   C    See Consolidating Balance Sheet.
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)
                                                                                              AEPR
                                                                      AEPINV              CONSOLIDATED             AEPES



Retained Earnings January 1                                                (8,867,631)         (87,758,702)          (11,974,131)
Net Income (Loss)                                                            (253,401)          11,656,421            (7,391,945)

                                                                           (9,121,032)         (76,102,281)          (19,366,076)


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)
       Subsidiary Companies
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                             0                    0                     0
   Other                                                                            0                    0                     0



Retained Earnings on December 31                                           (9,121,032)         (76,102,281)          (19,366,076)

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B    See Consolidating Statement of Cash Flows.

   C    See Consolidating Balance Sheet.
     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)
                                                                                              AEPC
                                                                       AEPSC              CONSOLIDATED              CCCo



Retained Earnings January 1                                                         0           (3,530,193)                    0
Net Income (Loss)                                                                   0           (5,306,020)                    0

                                                                                    0           (8,836,213)                    0


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)
       Subsidiary Companies
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                             0                    0                     0
   Other                                                                            0                    0                     0



Retained Earnings on December 31                                                    0           (8,836,213)                    0

See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B    See Consolidating Statement of Cash Flows.

   C    See Consolidating Balance Sheet.




     AMERICAN ELECTRIC POWER COMPANY, INC.
                  AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                YEAR ENDED DECEMBER 31, 1998
                        (in dollars)

                                                                       COpCo                  FRECo                 IFRI



Retained Earnings January 1                                                   173,017               19,969                     0
Net Income (Loss)                                                                   0                    0                     0

                                                                              173,017               19,969                     0


Deductions
   Cash Dividends Declared on Common Stock
       American Electric Power Company, Inc.
      ($2.40 per Share)
       Subsidiary Companies
   Cash Dividends Declared on Cumulative
       Preferred Stocks                                                             0                    0                     0
   Other                                                                      173,017                    0                     0



Retained Earnings on December 31                                                    0               19,969                     0


See Note to Consolidating Financial Statements on Page C-1.

   A   See Consolidating Statement of Income.

   B   See Consolidating Statement of Cash Flows.

   C   See Consolidating Balance Sheet.

APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
              YEAR ENDED DECEMBER 31, 1998

                                                                                  ELIMINATIONS
                                                             APCo                     AND         COMBINED
                                                         CONSOLIDATED             ADJUSTMENTS       TOTAL



Retained Earnings January 1                                207,543,955               6,663,662    200,880,293
Net Income                                                  93,330,142     A        (1,308,922)    94,639,064

                                                           300,874,097               5,354,740    295,519,357


DEDUCTIONS:
   Cash Dividends Declared on Common Stock                 118,916,016     B                 0    118,916,016
   Cash Dividends Declared on Cumulative Preferred Stock     2,065,635                       0      2,065,635
   Other                                                       431,657                       0        431,657

Retained Earnings December 31                              179,460,789     C         5,354,740    174,106,049

See Note to Consolidated Financial Statements Page C-1

A.  See Consolidating Statement of Net Income

B.  See Consolidating Statement of Cash Flows

C.  See Consolidating Balance Sheet

APPALACHIAN POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
              YEAR ENDED DECEMBER 31, 1998



                                              APCo         CeCCo       CACCo        SACCo      WVPCo



Retained Earnings January                  207,543,955  (3,573,487)   (203,701)  (2,931,396)  44,922
Net Income                                  93,330,142     586,254      23,859      692,090    6,719

                                           300,874,097  (2,987,233)   (179,842)  (2,239,306)  51,641


DEDUCTIONS:
   Cash Dividends Declared on
     Common Stock                          118,916,016           0           0            0        0
   Cash Dividends Declared on Cumulative
                        Preferred Stock      2,065,635           0           0            0        0
   Other                                       431,657           0           0            0        0

Retained Earnings December 31              179,460,789  (2,987,233)   (179,842)  (2,239,306)  51,641

See Note to Consolidated Financial Statements Page C-1

A.  See Consolidating Statement of Net Income

B.  See Consolidating Statement of Cash Flows

C.  See Consolidating Balance Sheet

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
 CONSOLIDATED STATEMENT OF RETAINED EARNINGS
       For Year Ended December 31, 1998
                 (in dollars)

                                                                   JOURNAL     ELIMINATIONS
                                                    CSPCo           ENTRY           AND         COMBINED
                                                 CONSOLIDATED       NUMBERS     ADJUSTMENTS       TOTAL



Retained Earnings January 1                         138,171,558                  (2,186,647)     140,358,205
Net Income                                          133,043,933        A           (377,681)     133,421,614

                                                    271,215,491                  (2,564,328)     273,779,819


Deductions:
   Cash Dividends Declared on Common Stock           82,644,218        B         (1,400,000)      84,044,218
   Cash Dividends Declared on Cumulative
        Preferred Stocks                              1,750,000                           0        1,750,000
   Other                                                380,522                           0          380,522

Retained Earnings December 31                       186,440,750        C         (1,164,328)     187,605,079

See Note to Consolidating Financial Statements on Page C-1

   A  See Consolidating Statement of Income

   B  See Consolidating Statement of Cash Flows

   C  See Consolidating Balance Sheet

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARY COMPANIES
 CONSOLIDATED STATEMENT OF RETAINED EARNINGS
       For Year Ended December 31, 1998
                 (in dollars)



                                                       CSPCo            CCPC         Simco         COLM



Retained Earnings January 1                         138,171,557        819,983     141,440     1,225,225
Net Income                                          133,043,933         70,000      92,437       215,244

                                                    271,215,490        889,983     233,877     1,440,469


Deductions:
   Cash Dividends Declared on Common Stock           82,644,218                    200,000     1,200,000
   Cash Dividends Declared on Cumulative
        Preferred Stocks                              1,750,000                                                      0
   Other                                                380,522                                                 59,845

Retained Earnings December 31                       186,440,750        889,983      33,877       240,469

See Note to Consolidating Financial Statements on Page C-1.
                                           922,927

                                                 0
   A  See Consolidating Statement of Income

                                                 0
   B  See Consolidating Statement of Cash Flows

   C  See Consolidating Balance Sheet

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
         YEAR ENDED DECEMBER 31, 1998
                 (in dollars)                                  JOURNAL ELIMINATIONS
                                                     I&M        ENTRY       AND         COMBINED
                                                 CONSOLIDATED  NUMBER   ADJUSTMENTS       TOTAL



Retained Earning January 1                        278,814,394           (14,981,804)    293,796,198
Net Income                                         96,627,541     A        (685,219)     97,312,760

                                                  375,441,935           (15,667,023)    391,108,958


DEDUCTIONS:
   Cash Dividends Declared on Common Stock        117,463,976     B               0     117,463,976
   Cash Dividends Declared on  Cumulative Prefer    4,732,832                     0       4,732,832
   Other                                               91,055                     0          91,055


Retained Earning December 31                      253,154,072     C     (15,667,023)    268,821,095

See Notes to Consolidating Financial Statements on Page C -1

A  See Consolidating Statement of Income

B  See Consolidating Statement of Cash Flows

C  See Consolidating Balance Sheet
INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARY COMPANIES
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
         YEAR ENDED DECEMBER 31, 1998
                 (in dollars)

                                                      I&M           BHCCo       PRCCo



Retained Earning January 1                        278,814,394    14,981,804         0
Net Income                                         96,627,541       685,219         0

                                                  375,441,935    15,667,023         0


DEDUCTIONS:
   Cash Dividends Declared on Common Stock        117,463,976             0         0
   Cash Dividends Declared on  Cumulative Prefer    4,732,832             0         0
   Other                                               91,055             0         0


Retained Earning December 31                      253,154,072    15,667,023         0

See Notes to Consolidating Financial Statements on Page C -1

A  See Consolidating Statement of Income

B  See Consolidating Statement of Cash Flows

C  See Consolidating Balance Sheet
  OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF RETAINED EARNINGS
          Year Ended December 31, 1998
                  (in dollars)
                                                 OPCo       Journal  ELIMINATIONS
                                             CONSOLIDATED    Entry        AND         COMBINED
                                                            Numbers   ADJUSTMENTS       TOTAL



     Retained Earning January 1                590,150,597            (23,413,441)    613,564,038
     NET INCOME                                209,925,253     A       (1,777,129)    211,702,382

                                               800,075,850            (25,190,570)    825,266,420


     DEDUCTIONS:
        Cash Dividends Declared on Common St   211,100,432     B       (1,835,999)    212,936,431
        Cash Dividends Declared on Cumulativ     1,475,187                              1,475,187
        Other                                            0                      0               0

     Retained Earning December 31              587,500,231     C      (23,354,571)    610,854,802


     See Notes to Consolidating Financial Statements on Page C - 1

     A  See Consolidating Statement of Income

     B  See Consolidating Statement of Cash Flows

     C  See Consolidating Balance Sheet


   OHIO POWER COMPANY AND SUBSIDIARY COMPANIES
     CONSOLIDATING STATEMENT OF RETAINED EARNINGS
          Year Ended December 31, 1998
                  (in dollars)

                                                OPCo           COCCo          SOCCo         WCCo




     Retained Earning January 1             590,150,597            681    23,335,164       77,596
     NET INCOME                             209,925,253            720     1,652,992      123,417

                                            800,075,850          1,401    24,988,156      201,013


     DEDUCTIONS:
        Cash Dividends Declared on Common   211,100,432              0     1,650,045      185,954
        Cash Dividends Declared on Cumulat    1,475,187              0             0            0
        Other                                         0              0             0            0

     Retained Earning December 31           587,500,231          1,401    23,338,111       15,059


     See Notes to Consolidating Financial Statements on Page C - 1

     A  See Consolidating Statement of Income

     B  See Consolidating Statement of Cash Flows

     C  See Consolidating Balance Sheet

Notes to Consolidating Financial Statements


Notes to financial statements are incorporated herein by reference to the 1998 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commision pursuant to Section 13 0r 15 (d) of the Securities Exchange
Act of 1934.

                    CARDINAL OPERATING COMPANY
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)


OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . . $178,126
  Other Operation . . . . . . . . . . . . . . . . . . .   13,172
  Maintenance . . . . . . . . . . . . . . . . . . . . .   15,917
  Taxes Other Than Federal Income Taxes . . . . . . . .    1,039

          TOTAL OPERATING EXPENSES. . . . . . . . . . . $208,254

REIMBURSED BY:
  Ohio Power Company. . . . . . . . . . . . . . . . . . $ 92,233
  Buckeye Power, Inc. . . . . . . . . . . . . . . . . .  116,021

          TOTAL . . . . . . . . . . . . . . . . . . . . $208,254

RETAINED EARNINGS . . . . . . . . . . . . . . . . . . .   None

                    CARDINAL OPERATING COMPANY
                          BALANCE SHEET
                        DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)
ASSETS

INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . $     3

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .      32
  Accounts Receivable:
    Affiliated Companies. . . . . . . . . . . . . . . .  15,828
    Miscellaneous . . . . . . . . . . . . . . . . . . .     126
  Other . . . . . . . . . . . . . . . . . . . . . . . .     255

          TOTAL CURRENT ASSETS. . . . . . . . . . . . .  16,241

DEFERRED CHARGES:
  Other Work in Progress. . . . . . . . . . . . . . . .  11,360
  Other . . . . . . . . . . . . . . . . . . . . . . . .     259

          TOTAL DEFERRED CHARGES. . . . . . . . . . . .  11,619

            TOTAL . . . . . . . . . . . . . . . . . . . $27,863

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock  - Par Value $1:
    Authorized  - 500 Shares
    Outstanding - 500 Shares. . . . . . . . . . . . . . $     1
  Advances from Affiliated Companies. . . . . . . . . .     400

          TOTAL CAPITALIZATION. . . . . . . . . . . . .     401

OTHER NONCURRENT LIABILITIES. . . . . . . . . . . . . .   3,287

CURRENT LIABILITIES:
  Accounts Payable:
    General . . . . . . . . . . . . . . . . . . . . . .  15,245
    Affiliated Companies. . . . . . . . . . . . . . . .   3,568
  Other . . . . . . . . . . . . . . . . . . . . . . . .   5,361

          TOTAL CURRENT LIABILITIES . . . . . . . . . .  24,174

DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .       1

            TOTAL . . . . . . . . . . . . . . . . . . . $27,863

                    CARDINAL OPERATING COMPANY
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . .  $  -
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable . . . . . . . . . . . . . . . .    6,210
    Accounts Payable. . . . . . . . . . . . . . . . . .   (1,439)
  Increase in Other Work in Progress. . . . . . . . . .   (9,758)
  Other (net) . . . . . . . . . . . . . . . . . . . . .    4,998
     Net Cash Flows From Operating Activities . . . . .       11

  Net Increase in Cash and Cash Equivalents . . . . . .       11
  Cash and Cash Equivalents January 1 . . . . . . . . .       21
  Cash and Cash Equivalents December 31 . . . . . . . .  $    32

               INDIANA-KENTUCKY ELECTRIC CORPORATION
            STATEMENT OF INCOME AND RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $152,928

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .  106,630
  Other Operation . . . . . . . . . . . . . . . . . . .   17,416
  Maintenance . . . . . . . . . . . . . . . . . . . . .   17,433
  Depreciation. . . . . . . . . . . . . . . . . . . . .    6,465
  Taxes Other Than Federal Income Taxes . . . . . . . .    4,977

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  152,921

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .        7

NONOPERATING LOSS . . . . . . . . . . . . . . . . . . .       (7)

NET INCOME AND RETAINED EARNINGS. . . . . . . . . . . .   None

              INDIANA-KENTUCKY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $401,757
  Construction Work in Progress . . . . . . . . . . . .    7,914
          Total Electric Utility Plant. . . . . . . . .  409,671
  Accumulated Depreciation and Amortization . . . . . .  346,984
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   62,687

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .       11
  Accounts Receivable . . . . . . . . . . . . . . . . .      684
  Coal in Storage - at average cost . . . . . . . . . .   18,051
  Coal Sold Under Agreement to Repurchase . . . . . . .    4,000
  Materials and Supplies - at average cost. . . . . . .    8,721
  Prepayments and Other . . . . . . . . . . . . . . . .    1,100
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   32,567

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   50,028
REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   23,028
DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .    6,792
            TOTAL . . . . . . . . . . . . . . . . . . . $175,102

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock, No Par Value
    Authorized - 100,000 Shares
    Outstanding - 17,000 Shares . . . . . . . . . . . . $  3,400

CURRENT LIABILITIES:
  Accounts Payable. . . . . . . . . . . . . . . . . . .   21,903
  Coal Repurchase Obligation. . . . . . . . . . . . . .    4,000
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    2,594
  Interest Accrued and Other. . . . . . . . . . . . . .    2,522
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   31,019
AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   50,028
POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   18,211
ADVANCES FROM PARENT COMPANY FOR CONSTRUCTION . . . . .   58,022
DEFERRED CREDITS. . . . . . . . . . . . . . . . . . . .   14,422
            TOTAL . . . . . . . . . . . . . . . . . . . $175,102

              INDIANA-KENTUCKY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $   -
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . . .    6,465
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .     (655)
      Coal, Materials and Supplies. . . . . . . . . . .   (2,678)
      Accounts Payable. . . . . . . . . . . . . . . . .    6,422
    Other (net) . . . . . . . . . . . . . . . . . . . .    3,208
       Net Cash Flows From Operating Activities . . . .   12,762

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .  (10,348)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    8,005
  Advances Returned to Parent . . . . . . . . . . . . .   (6,466)
       Net Cash Flows Used For Investing Activities . .   (8,809)

FINANCING ACTIVITIES - Coal Purchase Obligation . . . .   (4,000)

  Net Decrease in Cash and Cash Equivalents . . . . . .      (47)
  Cash and Cash Equivalents January 1 . . . . . . . . .       58
  Cash and Cash Equivalents December 31 . . . . . . . . $     11

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .     $510

                 OHIO VALLEY ELECTRIC CORPORATION
                       STATEMENT OF INCOME
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $306,595

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   92,503
  Purchased Power . . . . . . . . . . . . . . . . . . .  155,519
  Other Operation . . . . . . . . . . . . . . . . . . .   23,088
  Maintenance . . . . . . . . . . . . . . . . . . . . .   15,736
  Taxes Other Than Federal Income Taxes . . . . . . . .    5,382
  Federal Income Taxes. . . . . . . . . . . . . . . . .    7,018

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  299,246

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .    7,349
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .      496
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .    7,845

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .    5,709

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,136




                 OHIO VALLEY ELECTRIC CORPORATION
                  STATEMENT OF RETAINED EARNINGS
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $2,064
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,136
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    2,160
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $2,040

                 OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $292,174
  Construction Work in Progress . . . . . . . . . . . .    4,828
          Total Electric Utility Plant. . . . . . . . .  297,002
  Accumulated Depreciation and Amortization . . . . . .  288,376
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .    8,626

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .   61,422

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .    1,045
  Accounts Receivable . . . . . . . . . . . . . . . . .   29,322
  Coal in Storage - at average cost . . . . . . . . . .    2,085
  Coal Sold Under Agreement to Repurchase . . . . . . .    8,000
  Materials and Supplies - at average cost. . . . . . .   10,641
  Prepayments and Other . . . . . . . . . . . . . . . .    7,244
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   58,337

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   18,867

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   30,545

DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . .    1,546

            TOTAL . . . . . . . . . . . . . . . . . . . $179,343

                 OHIO VALLEY ELECTRIC CORPORATION
                          BALANCE SHEET
                        DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    2,040
          Total Shareowners' Equity . . . . . . . . . .   12,040
  Long-term Debt - Notes Payable. . . . . . . . . . . .   51,305
          TOTAL CAPITALIZATION. . . . . . . . . . . . .   63,345

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .   13,996
  Short-term Debt . . . . . . . . . . . . . . . . . . .   20,000
  Coal Purchase Obligation. . . . . . . . . . . . . . .    8,000
  Accounts Payable. . . . . . . . . . . . . . . . . . .    7,839
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .   10,690
  Interest Accrued and Other. . . . . . . . . . . . . .    2,087
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   62,612

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   19,502

AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   15,505

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .    7,769

            TOTAL . . . . . . . . . . . . . . . . . . . $179,343

                 OHIO VALLEY ELECTRIC CORPORATION
                     STATEMENT OF CASH FLOWS
                   YEAR ENDED DECEMBER 31, 1998
                          (in thousands)
                           (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . . . $  2,136
  Adjustments for Noncash Items:
    Future Federal Income Tax Benefits. . . . . . . . .    1,060
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . . .   (3,136)
      Coal, Materials and Supplies. . . . . . . . . . .    1,458
      Accounts Payable. . . . . . . . . . . . . . . . .     (710)
      Accrued Taxes . . . . . . . . . . . . . . . . . .   (4,104)
      SO2 Allowances. . . . . . . . . . . . . . . . . .    3,213
    Other (net) . . . . . . . . . . . . . . . . . . . .    2,308
       Net Cash Flows Used For Operating Activities . .    2,225

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . . .   (5,839)
  Reimbursement for Plant Replacements and
   Additional Facilities. . . . . . . . . . . . . . . .    1,993
  Advances Returned from Subsidiary . . . . . . . . . .    6,466
       Net Cash Flows From Investing Activities . . . .    2,620

FINANCING ACTIVITIES:
  Retirement of Long-term Debt. . . . . . . . . . . . .   (6,965)
  Dividends Paid. . . . . . . . . . . . . . . . . . . .   (2,160)
       Net Cash Flows From Financing Activities . . . .   (9,125)

  Net Decrease in Cash and Cash Equivalents . . . . . .   (4,280)
  Cash and Cash Equivalents January 1 . . . . . . . . .    5,325
  Cash and Cash Equivalents December 31 . . . . . . . . $  1,045

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . . .   $6,271

  Income Taxes Paid . . . . . . . . . . . . . . . . . .  $10,300

                       PACIFIC HYDRO, LTD.
The unaudited financial statements for Pacific Hydro, Ltd are filed confidentially pursuant to Rule 104 (b) of the PUHCA.

                YORKSHIRE POWER GROUP CONSOLIDATED


The financial statements of Yorkshire Power Group Limited are incorporated by reference to the Form 10-Q for the quarter eneded December 31, 1998 and the annual report on Form 10-K for the year ended March 31, 1998.

EXHIBIT A


                        Incorporation By Reference
                                 Form 10K
                              Annual Report

                       Year             File Number

    AEP                1998                1-3525
    AEGCo              1998               0-18135
    APCo               1998                1-3457
    CSPCo              1998                1-2680
    I&M                1998                1-3570
    KEPCo              1998                1-6858
    OPCo               1998                1-6543

EXHIBIT INDEX

Certain of the following exhibits, designated with an asterisk(*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. 229.10(d) and 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Exhibits, designated with a dagger ((), are management contracts or compensatory plans or arrangements required to be filed as an exhibit to this form pursuant to Item 14(c) of this report.

Exhibit Number                  Description
AEGCo
 3(a)      -    Copy of Articles of Incorporation of AEGCo [Registration
                Statement on Form 10 for the Common Shares of AEGCo, File
                No. 0-18135, Exhibit 3(a)].
 3(b)      -    Copy of the Code of Regulations of AEGCo [Registration
                Statement on Form 10 for the Common Shares of AEGCo, File No.
                0-18135, Exhibit 3(b)].
 10(a)     -    Copy of Capital Funds Agreement dated as of December 30, 1988 between AEGCo and AEP [Registration Statement No. 33-32752,
                Exhibit 28(a)].
 10(b)(1)  -    Copy of Unit Power Agreement dated as of March 31, 1982
                between AEGCo and I&M, as amended [Registration Statement
                No. 33-32752,
                Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
 10(b)(2)  -    Copy of Unit Power Agreement, dated as of August 1, 1984,
                among AEGCo, I&M and KEPCo [Registration Statement No.
                33-32752, Exhibit 28(b)(2)].
 10(b)(3)  -    Copy of Agreement, dated as of October 1, 1984, among AEGCo,
                I&M, APCo and Virginia Electric and Power Company
                [Registration Statement No. 33-32752, Exhibit 28(b)(3)].
 10(c)     -    Copy of Lease Agreements, dated as of December 1, 1989,
                between AEGCo and Wilmington Trust Company, as amended
                [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C),
                28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and
                28(c)(6)(C); Annual Report on Form 10-K of AEGCo for the
                fiscal year ended December 31, 1993, File No. 0-18135,
                Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B),
                10(c)(5)(B) and 10(c)(6)(B)].
 *13       -    Copy of those portions of the AEGCo 1998 Annual Report (for the fiscal year ended December 31, 1998) which are
                incorporated by reference in this filing.
 *24       -    Power of Attorney
 *27       -    Financial Data Schedules

AEP
 3(a)      -    Copy of Restated Certificate of Incorporation of AEP, dated
                October 29, 1997 [Quarterly Report on Form 10-Q of AEP for
                The quarter ended September 30, 1997,
                File No. 1-3525, Exhibit 3(a)].
* 3(b)     -    Copy of Certificate of Amendment of the Restated Certificate
                of Incorporation of AEP, dated January 13, 1999.

* 3(c)     -    Composite copy of the Restated Certificate of Incorporation of AEP, as amended.
 3(d)      -    Copy of By-Laws of AEP, as amended through January 28, 1998
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1997, File No. 1-3525, Exhibit 3(b)].
 10(a)     -    Interconnection Agreement, dated July 6, 1951, among APCo,
                CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);
                Registration Statement No. 2-61009, Exhibit 5(b); and Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
 10(b)     -    Copy of Transmission Agreement, dated April 1, 1984, among
                APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                Corporation as agent, as amended [Annual Report On Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                for the fiscal year ended December 31, 1988, File No. 1-3525,
                Exhibit 10(b)(2)].
 10(c)     -    Copy of Lease Agreements, dated as of December 1, 1989,
                between AEGCo or I&M and Wilmington Trust Company, as amended
                [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C),
                28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and
                28(c)(6)(C); Registration Statement No. 33-32753, Exhibits
                28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C),
                28(a)(5)(C) and 28(a)(6)(C); and Annual Report on Form 10-K
                of AEGCo for the fiscal year ended December 31, 1993, File
                No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B),
                10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B); Annual Report on
                Form 10-K of I&M for the fiscal year ended December 31, 1993,
                File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B),
                10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
 10(d)     -    Lease Agreement dated January 20, 1995 between OPCo and JMG
                Funding, Limited Partnership, and amendment thereto
                (confidential treatment requested) [Annual Report On Form
                10-K of OPCo for the fiscal year ended December 31, 1994,
                File No. 1-6543, Exhibit 10(l)(2)].
 10(e)     -    Modification No. 1 to the AEP System Interim Allowance
                Agreement, dated July 28, 1994, among APCo, CSPCo, I&M,
                KEPCo, OPCo and the Service Corporation [Annual Report on
                Form 10-K of AEP for the fiscal year ended December 31, 1996,
                File No. 1-3525, Exhibit 10(l)].
 10(f)     -    Agreement and Plan of Merger, dated as of December 21, 1997,
                By and Among American Electric Power Company, Inc., Augusta
                Acquisition Corporation and Central and South West
                Corporation [Annual Report on Form 10-K of AEP for the Fiscal
                year ended December 31, 1997, File No. 1-3525, Exhibit
                10(f)].
 (10(g)(1)  -   AEP Deferred Compensation Agreement for certain executive
                officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit
                10(e)].
 (10(g)(2)  -   Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit
                10(d)(2)].

 (10(h)     -   AEP Accident Coverage Insurance Plan for directors [Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1985, File No. 1-3525, Exhibit 10(g)].
 (10(i)(1)  -   AEP Deferred Compensation and Stock Plan for Non-Employee
                Directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit
                10(f)(1)
 (10(i)(2)  -   AEP Stock Unit Accumulation Plan for Non-Employee Directors
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(f)(2)].
 (10(j)(1)(A) - AEP Excess Benefit Plan, as amended through August 25, 1997
                [Quarterly Report on Form 10-Q of AEP for the quarter ended
                September 30, 1997, File No. 1-3525, Exhibit 10].
(10(j)(1)(B) -  Guaranty by AEP of the Service Corporation Excess Benefits
                Plan [Annual Report on Form 10-K of AEP for the fiscal year
                Ended December 31, 1990, File No. 1-3525, Exhibit
                10(h)(1)(B)].
(10(j)(2)    -  AEP System Supplemental Savings Plan, as amended through
                November 15, 1995 (Non-Qualified) [Annual Report on Form 10-K
                of AEP for the fiscal year ended December 31, 1996, File No.
                1-3525, Exhibit 10(g)(2)].
(10(j)(3)    -  Service Corporation Umbrella Trust for Executives [Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 (10(k)      -  Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo
                for the fiscal year ended December 31, 1991, File No. 0-18135,
                Exhibit 10(g)(3)].
 (10(l)(1)   -  AEP System Senior Officer Annual Incentive Compensation Plan
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
 (10(l)(2)   -  American Electric Power System Performance Share Incentive
                Plan, as Amended and Restated through February 26, 1997
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
 (10(m)      -  AEP System Survivor Benefit Plan, effective January 27, 1998
                [Quarterly Report on Form 10-Q of AEP for the quarter ended
                September 30, 1998, File No. 1-3525, Exhibit 10].
(*10(n)      -  Letter agreement between AEP and Donald M. Clements, Jr. dated
                August 19, 1994.
(*10(o)      -  AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999.
*13          -  Copy of those portions of the AEP 1998 Annual Report (for the fiscal year ended December 31, 1998) which are incorporated by reference in this filing.
*21          -  List of subsidiaries of AEP
*23          -  Consent of Deloitte & Touche LLP.
*24          -  Power of Attorney
*27          -  Financial Data Schedules


APCo(
3(a)         -  Copy of Restated Articles of Incorporation of APCo, and
                amendments thereto to November 4, 1993 [Registration Statement
                No. 33-50163, Exhibit 4(a); Registration Statement No.
                33-53805, Exhibits 4(b) and 4(c)].
3(b)         -  Copy of Articles of Amendment to the Restated Articles of
                Incorporation of APCo, dated June 6, 1994 [Annual Report on
                Form 10-K of APCo for the fiscal year ended December 31, 1994,
                File No. 1-3457, Exhibit 3(b)].
3(c)         -  Copy of Articles of Amendment to the Restated Articles of
                Incorporation of APCo, dated March 6, 1997 [Annual Report on
                Form 10-K of APCo for the fiscal year ended December 31, 1996,
                File No. 1-3457, Exhibit 3(c)].
3(d)         -  Composite copy of the Restated Articles of Incorporation of
                APCo (amended as of March 7, 1997) [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No.
                1-3457, Exhibit 3(d)].
3(e)         -  Copy of By-Laws of APCo (amended as of January 1, 1996)
                [Annual Report on Form 10-K of APCo for the fiscal year ended
                December 31, 1995, File No. 1-3457, Exhibit 3(d)].
4(a)         -  Copy of Mortgage and Deed of Trust, dated as of December 1,
                1940, between APCo and Bankers Trust Company and R. Gregory
                Page, as Trustees, as amended and supplemented [Registration
                Statement No. 2-7289, Exhibit 7(b); Registration Statement
                No. 2-19884, Exhibit 2(1); Registration Statement No.
                2-24453, Exhibit 2(n); Registration Statement No. 2-60015,
                Exhibits 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6),
                2(b)(7), 2(b)(8), 2(b)(9), 2(b)(10),
                2(b)(12), 2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17), 2(b)(18),
                2(b)(19), 2(b)(20), 2(b)(21), 2(b)(22), 2(b)(23), 2(b)(24),
                2(b)(25), 2(b)(26), 2(b)(27) and 2(b)(28); Registration
                Statement No. 2-64102, Exhibit 2(b)(29); Registration
                Statement No. 2-66457, Exhibits (2)(b)(30) and 2(b)(31);
                Registration Statement No.  2-69217, Exhibit 2(b)(32);
                Registration Statement No. 2-86237, Exhibit 4(b);
                Registration Statement No. 33-11723, Exhibit 4(b);
                Registration Statement No. 33-17003, Exhibit 4(a)(ii),
                Registration Statement No. 33-30964, Exhibit 4(b);
                Registration Statement No. 33-40720, Exhibit 4(b);
                Registration Statement No. 33-45219, Exhibit 4(b);
                Registration Statement No. 33-46128, Exhibits 4(b) and 4(c);
                Registration Statement No. 33-53410, Exhibit 4(b);
                Registration Statement No. 33-59834, Exhibit 4(b);
                Registration Statement No. 33-50229, Exhibits 4(b) and 4(c);
                Registration Statement No. 33-58431, Exhibits 4(b), 4(c),
                4(d) and 4(e); Registration Statement No. 333-01049, Exhibits
                4(b) and 4(c); Registration Statement No. 333-20305, Exhibits
                4(b) and4(c); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit
                4(b); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1998, Exhibit 4(b)].

4(b)         -  Indenture (for unsecured debt securities), dated as of
                January 1, 1998, between APCo and The Bank of New York, As
                Trustee [Registration Statement No. 333-45927, Exhibits 4(a)
                and 4(b); Registration Statement No. 333-49071,
                Exhibit 4(b)].
*4(c)        -  Company Order and Officers' Certificate, dated April 22,
                1998, establishing certain terms of the 7.30% Senior Notes,
                Series B, due 2038.
10(a)(1)     -  Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the
                United States Atomic Energy Commission, and, subsequent to
                January 18, 1975, the Administrator of the Energy Research
                and Development Administration, as amended [Registration
                Statement No. 2-60015, Exhibit 5(a); Registration Statement
                No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No
                2-66301, Exhibit 5(a)(1)(C); Registration Statement No.
                2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                APCo for the fiscal year ended December 31, 1989, File No.
                1-3457, Exhibit 10(a)(1)(F); and Annual Report on
                Form 10-K of APCo for the fiscal year ended December 31,
                1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
10(a)(2)     -  Copy of Inter-Company Power Agreement, dated as of July 10,
                1953, among OVEC and the Sponsoring Companies, as amended
                [Registration Statement No. 2-60015, Exhibit 5(c);
                Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and
                Annual Report on Form 10-K of APCo for the fiscal year ended
                December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
10(a)(3)     -  Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                [Registration Statement No. 2-60015, Exhibit 5(e)].

10(b)        -  Copy of Interconnection Agreement, dated July 6, 1951, among
                APCo, CSPCo, KEPCo, OPCo and I&M and with the Service
                Corporation, as amended [Registration Statement No. 2-52910,
                Exhibit 5(a); Registration Statement No. 2-61009, Exhibit
                5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
10(c)        -  Copy of Transmission Agreement, dated April 1, 1984, among
                APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for
                the fiscal year ended December 31, 1988, File No. 1-3525,
                Exhibit 10(b)(2)].
10(d)        -  Copy of Modification No. 1 to the AEP System Interim
                Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                on Form 10-K of AEP for the fiscal year ended December 31,
                1996, File No. 1-3525, Exhibit 10(l)].
10(e)        -  Agreement and Plan of Merger, dated as of December 21, 1997,
                By and Among American Electric Power Company, Inc., Augusta
                Acquisition Corporation and Central and South West
                Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit
                10(f)].
(10(f)(1)    -  AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit
                10(e)].
(10(f)(2)    -  Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit
                10(d)(2)].
(10(g)(1)    -  AEP System Senior Officer Annual Incentive Compensation Plan
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
(10(g)(2)    -  American Electric Power System Performance Share Incentive
                Plan as Amended and Restated through February 26, 1997
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
(10(h)(1)    -  Excess Benefits Plan [Quarterly Report on Form 10-Q of AEP for
                the quarter ended September 30, 1997, File No. 1-3525,
                Exhibit 10].
(10(h)(2)    -  AEP System Supplemental Savings Plan (Non-Qualified) [Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1996, File No. 1-3525, Exhibit 10(g)(2)].
(10(h)(3)    -  Umbrella Trust for Executives [Annual Report on Form 10-K of
                AEP for the fiscal year ended December 31, 1993, File No.
                1-3525, Exhibit 10(g)(3)].
(10(i)       -  Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo
                for the fiscal year ended December 31, 1991, File No.
                0-18135, Exhibit 10(g)(3)].
(10(j)       -  AEP System Survivor Benefit Plan, effective January 27, 1998
                [Quarterly Report on Form 10-Q of AEP for the quarter ended
                September 30, 1998, File No. 1-3525, Exhibit 10].

(10(k)       -  AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1998, File No. 1-3525, Exhibit 10(o)].
*12          -  Statement re: Computation of Ratios.
*13          -  Copy of those portions of the APCo 1998 Annual Report (for the fiscal year ended December 31, 1998) which are incorporated by reference in this filing.
21           -  List of subsidiaries of APCo [Annual Report on Form 10-K of
                AEP for the fiscal year ended December 31, 1998, File No.
                1-3525, Exhibit 21].
*23          -  Consent of Deloitte & Touche LLP.
*24          -  Power of Attorney
*27          -  Financial Data Schedules.

CSPCo(
 3(a)        -  Copy of Amended Articles of Incorporation of CSPCo, as
                amended to March 6, 1992 [Registration Statement No.
                33-53377, Exhibit 4(a)].
 3(b)        -  Copy of Certificate of Amendment to Amended Articles of
                Incorporation of CSPCo, dated May 19, 1994 [Annual Report on
                Form 10-K of CSPCo for the fiscal year ended December 31,
                1994, File No. 1-2680, Exhibit 3(b)].
 3(c)        -  Composite copy of Amended Articles of Incorporation of CSPCo, as amended [Annual Report on Form 10-K of CSPCo for the
                fiscal year ended December 31, 1994, File No. 1-2680,
                Exhibit 3(c)].
 3(d)        -  Copy of Code of Regulations and By-Laws of CSPCo [Annual
                Report on Form 10-K of CSPCo for the fiscal year ended
                December 31, 1987, File No. 1-2680, Exhibit 3(d)].
 4(a)        -  Copy of Indenture of Mortgage and Deed of Trust, dated
                September 1, 1940, between CSPCo and City Bank Farmers
                Trust Company (now Citibank, N.A.), as trustee, as
                supplemented and amended [Registration Statement No.
                2-59411, Exhibits 2(B) and 2(C); Registration Statement
                No. 2-80535, Exhibit 4(b); Registration Statement No.
                2-87091, Exhibit 4(b); Registration Statement No.
                2-93208, Exhibit 4(b); Registration Statement No. 2-97652,
                Exhibit 4(b); Registration Statement No. 33-7081, Exhibit
                4(b); Registration Statement No. 33-12389, Exhibit 4(b);
                Registration Statement No. 33-19227, Exhibits 4(b), 4(e),
                4(f), 4(g) and 4(h); Registration Statement No. 33-35651,
                Exhibit 4(b); Registration Statement No. 33-46859, Exhibits
                4(b) and 4(c); Registration Statement No. 33-50316, Exhibits
                4(b) and 4(c); Registration Statement No. 33-60336, Exhibits
                4(b), 4(c) and 4(d); Registration Statement No. 33-50447,
                Exhibits 4(b) and 4(c); Annual Report on Form 10-K of CSPCo
                for the fiscal year ended December 31, 1993, File No. 1-2680,
                Exhibit 4(b)]
 4(b)        -  Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between CSPCo and Bankers Trust
                Company, as Trustee [Registration Statement No. 333-54025,
                Exhibits 4(a), 4(b), 4(c) and 4(d)].

*4(c)        -  Copy of Company Order and Officers' Certificate, dated June
                18, 1998, establishing certain terms of the Unsecured Medium
                Term Notes, Series B.
*4(d)        -  Copy of Instructions, dated June 18, 1998, from CSPCo to
                Bankers Trust Company, establishing certain terms of the
                6.55% Unsecured Medium Term Notes, Series B, due 2008.
10(a)(1)     -  Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the
                United States Atomic Energy Commission, and, subsequent to
                January 18, 1975, the Administrator of the Energy Research
                and Development Administration, as amended [Registration
                Statement No. 2-60015, Exhibit 5(a); Registration Statement
                No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                2-66301, Exhibit 5(a)(1)(C); Registration Statement No.
                2-67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of
                APCo for the fiscal year ended December 31, 1989, File No.
                1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form 10-K
                of APCo for the fiscal year ended December 31, 1992, File
                No. 1-3457, Exhibit 10(a)(1)(B)].
10(a)(2)     -  Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended
                [Registration Statement No. 2-60015, Exhibit 5(c);
                Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and
                Annual Report on Form 10-K of APCo for the fiscal year ended
                December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
10(a)(3)     -  Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                [Registration Statement No. 2-60015, Exhibit 5(e)].
10(b)        -  Copy of Interconnection Agreement, dated July 6, 1951, among
                APCo, CSPCo, KEPCo, OPCo and I&M and the Service Corporation,
                as amended [Registration Statement No. 2-52910, Exhibit 5(a);
                Registration Statement No. 2-61009, Exhibit 5(b); and Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
10(c)        -  Copy of Transmission Agreement, dated April 1, 1984, among
                APCo, CSPCo, I&M, KEPCo, OPCo, and with the Service
                Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                for the fiscal year ended December 31, 1988, File No. 1-3525,
                Exhibit 10(b)(2)].
10(d)        -  Copy of Modification No. 1 to the AEP System Interim
                Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                on Form 10-K of AEP for the fiscal year ended December 31,
                1996, File No. 1-3525, Exhibit 10(l)].
10(e)        -  Agreement and Plan of Merger, dated as of December 21, 1997,
                By and Among American Electric Power Company, Inc., Augusta
                Acquisition Corporation and Central and South West
                Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit
                10(f)].
*12          -  Statement re: Computation of Ratios.
*13          -  Copy of those portions of the CSPCo 1998 Annual Report (for the fiscal year ended December 31, 1998) which are
                incorporated by reference in this filing.
*23          -  Consent of Deloitte & Touche LLP.
*24          -  Power of Attorney
*27          -  Financial Data Schedules.

I&M(

 3(a)        -  Copy of the Amended Articles of Acceptance of I&M and
                amendments thereto [Annual Report on Form 10-K of I&M for
                fiscal year ended December 31, 1993, File No. 1-3570,
                Exhibit 3(a)].
 3(b)        -  Copy of Articles of Amendment to the Amended Articles of
                Acceptance of I&M, dated March 6, 1997 [Annual Report on Form
                10-K of I&M for fiscal year ended December 31, 1996, File
                No. 1-3570, Exhibit 3(b)].
 3(c)        -  Composite Copy of the Amended Articles of Acceptance of I&M
                (amended as of March 7, 1997) [Annual Report on Form 10-K of
                I&M for fiscal year ended December 31, 1996, File No. 1-3570,
                Exhibit 3(c)].
 3(d)        -  Copy of the By-Laws of I&M (amended as of January 1, 1996)
                [Annual Report on Form 10-K of I&M for fiscal year ended
                December 31, 1995, File No. 1-3570, Exhibit 3(c)].
 4(a)        -  Copy of Mortgage and Deed of Trust, dated as of June 1, 1939, between I&M and Irving Trust Company (now The Bank of New
                York) and various individuals, as Trustees, as amended and
                Supplemented [Registration Statement No. 2-7597, Exhibit
                7(a); Registration Statement No. 2-60665, Exhibits 2(c)(2),
                2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8),
                2(c)(9), 2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14),
                2(c)(15), (2)(c)(16), and 2(c)(17);
                Registration Statement No. 2-63234, Exhibit 2(b)(18);
                Registration Statement No. 2-65389, Exhibit 2(a)(19);
                Registration Statement No. 2-67728, Exhibit 2(b)(20);
                Registration Statement No. 2-85016, Exhibit 4(b);
                Registration Statement No. 33-5728, Exhibit 4(c);
                Registration Statement No. 33-9280, Exhibit 4(b);
                Registration Statement No. 33-11230, Exhibit 4(b);
                Registration Statement No. 33-19620, Exhibits 4(a)(ii),
                4(a)(iii), 4(a)(iv) and 4(a)(v); Registration Statement
                No. 33-46851, Exhibits 4(b)(i), 4(b)(ii)
                and 4(b)(iii); Registration Statement No. 33-54480, Exhibits
                4(b)(I) and 4(b)(ii); Registration Statement No. 33-60886,
                Exhibit 4(b)(i); Registration Statement No. 33-50521,
                Exhibits 4(b)(I), 4(b)(ii) and 4(b)(iii); Annual Report on
                Form 10-K of I&M for fiscal year ended December 31, 1993,
                File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of
                I&M for fiscal year ended December 31, 1994, File No. 1-3570,
                Exhibit 4(b); Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 4(b)].
 * 4(b)      -  Copy of indenture (for unsecured debt securities), dated as of October 1, 1998, between I&M and The Bank of New York, as
                Trustee.
 * 4(c)      -  Copy of Company Order and Officers' Certificate, dated
                October 29, 1998, establishing certain terms of the Unsecured
                Medium Term Notes, Series A.

 * 4(d)      -  Copy of Instructions, dated November 4, 1998, from I&M to The
                Bank of New York, establishing certain terms of the 6.45%
                Unsecured Medium Term Notes, Series A, due 2008.
 10(a)(1)    -  Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the
                United States Atomic Energy Commission, and, subsequent to
                January 18, 1975, the Administrator of the Energy Research
                and Development Administration, as amended [Registration
                Statement No. 2-60015, Exhibit 5(a); Registration Statement
                No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                2-66301, Exhibit 5(a)(1)(C); Registration Statement No.
                2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                APCo for the fiscal year ended December 31, 1989, File No.
                1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form 10-K
                of APCo for the fiscal year ended December 31, 1992, File No.
                1-3457, Exhibit 10(a)(1)(B)].
 10(a)(2)    -  Copy of Inter-Company Power Agreement, dated as of July 10,
                1953, among OVEC and the Sponsoring Companies, as amended
                [Registration Statement No. 2-60015, Exhibit 5(c);
                Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
                Annual Report on Form 10-K of APCo for the fiscal year ended
                December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
 10(a)(3)    -  Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                [Registration Statement No. 2-60015, Exhibit 5(e)].
 10(a)(4)    -  Copy of Inter-Company Power Agreement, dated as of July 10,
                1953, among OVEC and the Sponsoring Companies, as amended
                [Registration Statement No. 2-60015, Exhibit 5(c);
                Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
                Annual Report on Form 10-K of APCo for the fiscal year ended
                December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
 10(a)(5)    -  Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                [Registration Statement No. 2-60015, Exhibit 5(e)].
 10(b)       -  Copy of Interconnection Agreement, dated July 6, 1951, among
                APCo, CSPCo, KEPCo, I&M, and OPCo and with the Service
                Corporation, as amended [Registration Statement No. 2-52910,
                Exhibit 5(a); Registration Statement No. 2-61009, Exhibit
                5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit
                10(a)(3)].
 10(c)       -  Copy of Transmission Agreement, dated April 1, 1984, among
                APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                for the fiscal year ended December 31, 1988, File No. 1-3525,
                Exhibit 10(b)(2)].
 10(d)       -  Copy of Modification No. 1 to the AEP System Interim
                Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 1, 1996, File No. 1-3525, Exhibit 10(l)].

 10(e)       -  Copy of Nuclear Material Lease Agreement, dated as of
                December 1, 1990, between I&M and DCC Fuel Corporation
                [Annual Report on Form 10-K of I&M for the fiscal year ended
                December 31, 1993, File No. 1-3570, Exhibit 10(d)].
 10(f)       -  Copy of Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust Company, as amended
                [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C),
                28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and
                28(a)(6)(C); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits
                10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B),
                10(e)(5)(B) and 10(e)(6)(B)].
 10(g)       -  Agreement and Plan of Merger, dated as of December 21, 1997,
                By and Among American Electric Power Company, Inc., Augusta
                Acquisition Corporation and Central and South West
                Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit
                10(f)].
*12          -  Statement re: Computation of Ratios
*13          -  Copy of those portions of the I&M 1998 Annual Report (for the fiscal year ended December 31, 1998) which are incorporated by reference in this filing.
 .21          -  List of subsidiaries of I&M [Annual Report on Form 10-K of
                AEP for the fiscal year ended December 31, 1998, File No.
                1-3525, Exhibit 21].
*23          -  Consent of Deloitte & Touche LLP.
*24          -  Power of Attorney
*27          -  Financial Data Schedules.

KEPCo(

 3(a)        -  Copy of Restated Articles of Incorporation of KEPCo [Annual
                Report on Form 10-K of KEPCo for the fiscal year ended
                December 31, 1991, File No. 1-6858, Exhibit 3(a)].
 3(b)        -  Copy of By-Laws of KEPCo (amended as of January 1, 1996)
                [Annual Report on Form 10-K of KEPCo for the fiscal year
                ended December 31, 1995, File No. 1-6858, Exhibit 3(b)].
 4(a)        -  Copy of Mortgage and Deed of Trust, dated May 1, 1949,
                between KEPCo and Bankers Trust Company, as supplemented
                and amended [Registration Statement No. 2-65820, Exhibits
                2(b)(1), 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), and  2(b)(6);
                Registration Statement No. 33-39394, Exhibits 4(b) and
                4(c); Registration Statement No. 33-53226, Exhibits 4(b)
                and 4(c); Registration Statement No. 33-61808, Exhibits
                4(b) and 4(c), Registration Statement No. 33-53007,
                Exhibits 4(b), 4(c) and 4(d)].
 4(b)        -  Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between KEPCo and Bankers Trust
                Company, as Trustee [Annual Report on Form 10-K of KEPCo
                for the fiscal year ended December 31, 1997, Exhibits 4(b),
                4(c) and 4(d)].
 *4(c)       -  Copy of Instructions, dated November 4, 1998, from KEPCo to
                Bankers Trust Company, establishing certain terms of the 6.45% Unsecured Medium Term Notes, Series A, due 2008.

 10(a)       -  Copy of Interconnection Agreement, dated July 6, 1951, among
                APCo, CSPCo, KEPCo, I&M and OPCo and with the Service
                Corporation, as amended [Registration Statement No. 2-52910,
                Exhibit 5(a);Registration Statement No. 2-61009, Exhibit
                5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit
                10(a)(3)].
 10(b)       -  Copy of Transmission Agreement, dated April 1, 1984, among
                APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No.
                1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP
                for the fiscal year ended December 31, 1988, File No. 1-3525,
                Exhibit 10(b)(2)].
 10(c)       -  Copy of Modification No. 1 to the AEP System Interim
                Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                on Form 10-K of AEP for the fiscal year ended December 31,
                1996, File No. 1-3525, Exhibit 10(l)].
 10(d)       -  Agreement and Plan of Merger, dated as of December 21, 1997,
                By and Among American Electric Power Company, Inc., Augusta
                Acquisition Corporation and Central and South West
                Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit
                10(f)].
*12          -  Statement re: Computation of Ratios.
*13          -  Copy those portions of the KEPCo 1998 Annual Report (for the fiscal year ended December 31, 1998) which are incorporated by reference in this filing.
*23          -  Consent of Deloitte & Touche LLP.
*24          -  Power of Attorney
*27          -  Financial Data Schedules

OPCo(

 3(a)        -  Copy of Amended Articles of Incorporation of OPCo, and
                amendments thereto to December 31, 1993 [Registration
                Statement No. 33-50139, Exhibit 4(a); Annual Report on Form
                10-K of OPCo for the fiscal year ended December 31, 1993,
                File No. 1-6543, Exhibit 3(b)].
 3(b)        -  Certificate of Amendment to Amended Articles of Incorporation
                of OPCo, dated May 3, 1994 [Annual Report on Form 10-K of
                OPCo for the fiscal year ended December 31, 1994, File No.
                1-6543, Exhibit 3(b)
 3(c)        -  Copy of Certificate of Amendment to Amended Articles of
                Incorporation of OPCo, dated March 6, 1997 [Annual Report on
                Form 10-K of OPCo for the fiscal year ended December 31,
                1996, File No. 1-6543, Exhibit 3(c)].
 3(d)        -  Composite copy of the Amended Articles of Incorporation of
                OPCo (amended as of March 7, 1997) [Annual Report on Form
                10-K of OPCo for the fiscal year ended December 31, 1996,
                File No. 1-6543, Exhibit 3(d)].
 3(e)        -  Copy of Code of Regulations of OPCo [Annual Report on Form
                10-K of OPCo for the fiscal year ended December 31, 1990, File No. 1-6543, Exhibit 3(d)].


 4(a)        -  Copy of Mortgage and Deed of Trust, dated as of October 1,
                1938, between OPCo and Manufacturers Hanover Trust Company
                (now Chemical Bank), as Trustee, as amended and supplemented
                [Registration Statement No. 2-3828, Exhibit B-4; Registration
                Statement No. 2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4),
                2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10),
                2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), 2(c)(16),
                2(c)(17), 2(c)(18), 2(c)(19), 2(c)(20), 2(c)(21), 2(c)(22),
                2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26), 2(c)(27), 2(c)(28),
                2(c)(29), 2(c)(30), and 2(c)(31); Registration Statement No.
                2-83591, Exhibit 4(b); Registration Statement No. 33-21208,
                Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration
                Statement No. 33-31069, Exhibit 4(a)(ii); Registration
                Statement No. 33-44995, Exhibit 4(a)(ii); Registration
                Statement No. 33-59006, Exhibits 4(a)(ii), 4(a)(iii)
                and 4(a)(iv); Registration Statement No. 33-50373, Exhibits
                4(a)(ii), 4(a)(iii) and 4(a)(iv); Annual Report on Form 10-K
                of OPCo for the fiscal year ended December 31, 1993, File No.
                1-6543, Exhibit 4(b)].
 4(b)        -  Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between OPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-49595, Exhibits
                4(a), 4(b) and 4(c)].
 *4(c)       -  Copy of Instructions, dated December 1, 1998, from OPCo to
                Bankers Trust Company, establishing certain terms of the
                6.24% Unsecured Medium Term Notes, Series A, due 2008.
 *4(d)       -  Copy of Company Order and Officers' Certificate, dated April
                29, 1998, establishing certain terms of the 7 3/8% Senior
                Notes, Series A, due 2038.
 10(a)(1)    -  Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the
                United States Atomic Energy Commission, and, subsequent to
                January 18, 1975, the Administrator of the Energy Research
                and Development Administration, as amended [Registration
                Statement No. 2-60015, Exhibit 5(a); Registration Statement
                No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No.
                2-66301, Exhibit 5(a)(1)(C); Registration Statement No.
                2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                APCo for the fiscal year ended December 31, 1989, File No.
                1-3457, Exhibit 10(a)(1)(F); Annual Report on Form 10-K of
                APCo for the fiscal year ended December 31, 1992, File No.
                1-3457, Exhibit 10(a)(1)(B)].
 10(a)(2)    -  Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended
                [Registration Statement No. 2-60015, Exhibit 5(c);
                Registration Statement No. 2-67728, Exhibit 5(a)(3)(B);
                Annual Report on Form 10-K of APCo for the fiscal year ended
                December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
 10(a)(3)    -  Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended
                [Registration Statement No. 2-60015, Exhibit 5(e)].

 10(b)       -  Copy of Interconnection Agreement, dated July 6, 1951, among
                APCo, CSPCo, KEPCo, I&M and OPCo and with the Service
                Corporation, as amended [Registration Statement No. 2-52910,
                Exhibit 5(a); Registration Statement No. 2-61009, Exhibit
                5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File 1-3525, Exhibit 10(a)(3)].
 10(c)       -  Copy of Transmission Agreement, dated April 1, 1984, among
                APCo, CSPCo, I&M, KEPCo, OPCo and with the Service
                Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525,
                Exhibit 10(b); Annual Report on Form 10-K of AEP for the
                fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                10(b)(2)].
 10(d)       -  Copy of Modification No. 1 to the AEP System Interim
                Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                I&M, KEPCo, OPCo and the Service Corporation [Annual Report
                on Form 10-K of AEP for the fiscal year ended December 31,
                1996, File No. 1-3525, Exhibit 10(l)].
 10(e)       -  Copy of Amendment No. 1, dated October 1, 1973, to Station
                Agreement dated January 1, 1968, among OPCo, Buckeye and
                Cardinal Operating Company, and amendments thereto [Annual
                Report on Form 10-K of OPCo for the fiscal year ended
                December 31, 1993, File No. 1-6543, Exhibit 10(f)].
 10(f)       -  Lease Agreement dated January 20, 1995 between OPCo and JMG
                Funding, Limited Partnership, and amendment thereto
                (confidential treatment requested) [Annual Report on Form
                10-K of OPCo for the fiscal year ended December 31, 1994,
                File No. 1-6543, Exhibit 10(l)(2)].
 10(g)       -  Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric Power Company, Inc., Augusta
                Acquisition Corporation and Central and South West
                Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525,
                Exhibit 10(f)].
(10(h)(1)    -  AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525,
                Exhibit 10(e)].
(10(h)(2)    -  Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit
                10(d)(2)].
(10(i)(1)    -  AEP System Senior Officer Annual Incentive Compensation Plan
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
(10(i)(2)    -  American Electric Power System Performance Share Incentive
                Plan, as Amended and Restated through February 26, 1997
                [Annual Report on Form 10-K of AEP for the fiscal year ended
                December 31, 1996, File No. 1-3525, Exhibit 10(i)(2)].
(10(j)(1)    -  Excess Benefits Plan [Quarterly Report on Form 10-Q of AEP for
                the quarter ended September 30, 1997, File No. 1-3525,
                Exhibit 10].

(10(j)(2)    -  AEP System Supplemental Savings Plan (Non-Qualified) [Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1996, File No. 1-3525, Exhibit 10(g)(2)].
(10(j)(3)    -  Umbrella Trust for Executives [Annual Report on Form 10-K of
                AEP for the fiscal year ended December 31, 1993, File No.
                1-3525, Exhibit 10(g)(3)].
(10(k)       -  Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on Form 10-K of AEGCo
                for the fiscal year ended December 31, 1991, File No.
                0-18135, Exhibit 10(g)(3)].
 (10(l)      -  AEP System Survivor Benefit Plan, effective January 27, 1998
                [Quarterly Report on Form 10-Q of AEP for the quarter ended
                September 30, 1998, File No. 1-3525, Exhibit 10].
 (10(m)      -  AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual
                Report on Form 10-K of AEP for the fiscal year ended December
                31, 1998, File No. 1-3525, Exhibit 10(o)].
 *12         -  Statement re: Computation of Ratios.
 *13         -  Copy of those portions of the OPCo 1998 Annual Report (for the fiscal year ended December 31, 1998) which are
                incorporated by reference in this filing.
21          -  List of subsidiaries of OPCo [Annual Report on Form 10-K of
               AEP for the fiscal year ended December 31, 1998, File No.
               1-3525, Exhibit 21].
 *23         -  Consent of Deloitte & Touche LLP.
 *24         -  Power of Attorney.
 *27         -  Financial Data Schedules.






(Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

AMERICAN ELECTRIC POWER COMPANY, INC. AND
  ITS CONSOLIDATED AFFILIATES
TAX AGREEMENT UNDER TITLE 17, CHAPTER II
OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
(C) OF SECTION 250.45 REGARDING METHOD OF
ALLOCATING CONSOLIDATED INCOME TAXES





    The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power
Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

    (1) The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of credits including investment tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering investment tax credit, which would have resulted had the loss company historically filed a separate return.

    (2) The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

    (3) To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

    (4) Consolidated investment tax credits utilized shall be apportioned to each member of the consolidated group by applying the current statutory maximum investment tax credit limitation to each member's allocated portion of the consolidated regular federal income tax plus the tax on items taxed at rates other than the statutory rate which can be offset by investment tax credits as apportioned in procedures (1) and (3) above. Members generating current corporate tax losses shall be allocated a negative investment tax credit by applying the current statutory maximum investment tax credit limitation to their net negative allocation resulting from procedures (1) and (3) above. The positive credit apportioned to each member with corporate taxable income shall be limited to that member's total available corporate investment tax credit inclusive of carryforwards generated by such member. Any difference between the total of each member's allocated investment tax credit, in accordance with the above procedures and the total consolidated investment tax credit shall be allocated to the members of the consolidated group with remaining corporate investment tax credit available, inclusive of tax loss companies, in proportion to the corporate credit available to each member, again limiting the credit allocated to each member to the remaining corporate credit available to that member. The negative investment tax credit allocated to member companies with tax losses is similar to a reversal of investment tax credits utilized in prior years which would have resulted from a net operating tax loss carryback had the loss company filed a separate return. This reversal or negative investment tax credit will reduce the credit tax allocated to the loss company in procedure (1). Any negative credit reversals allocated to a member generating a corporate tax loss will be added to that member's available corporate credit for future allocations.

    (5) Any special benefits other than investment tax credits shall be allocated directly to the members of the consolidated group giving rise to them.

    (6) Should the consolidated group generate a net operating tax loss for a calendar year, special procedures shall be adopted to allocate the resultant consolidated carryback refund or the reduction in consolidated net current federal income taxes, which will result in future years when the carryforward tax losses are applied to reduce consolidated taxable income. The tax benefits of any resultant carryback shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of credits, including investment tax credit reversals, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. Investment tax credit reversals allocated to a member will be added to that member's available corporate investment tax credit for future allocations. A prior year consolidated net operating tax loss carryfoward applied to reduce current year consolidated taxable income shall be allocated proportionately to member companies that generated a corporate tax loss in the year the consolidated net operating tax loss was generated.

    (7) A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

   (8) No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

   Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

 This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

 The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

      COMPANY                                             OFFICER'S SIGNATURE

American Electric Power Company, Inc.                      /s/ W. L.   Scott

American Electric Power Service Corporation                /s/ W. L.   Scott

AEP Communications, Inc.                                   /s/ W. L.   Scott

AEP Energy Services, Inc.                               /s/John L. DiLorenzo


AEP Generating Company                                     /s/ W. L.   Scott


AEP Investments, Inc.                                      /s/ W. L.   Scott


AEP Power Marketing, Inc.                               /s/John L. DiLorenzo


AEP Resources, Inc.                                        /s/ W. L.   Scott


AEP Resources Australia Investments, Inc.                  /s/ W. L.   Scott


AEP Resources Australia Ventures, Inc.                     /s/ W. L.   Scott


AEP Resources Delaware, Inc.                               /s/ W. L.   Scott


AEP Resources Gas Holding Company                          /s/ W. L.   Scott


AEP Resources Investments, Inc.                            /s/ W. L.   Scott


AEP Resources Service Company                              /s/ W. L.   Scott


AEP Resources Ventures, Inc.                               /s/ W. L.   Scott


AEP Resources Ventures II, Inc.                            /s/ W. L.   Scott


AEP Resources Ventures III, Inc.                           /s/ W. L.   Scott


Appalachian Power Company                                  /s/ W. L.   Scott


Blackhawk Coal Company                                     /s/ W. L.   Scott


Cedar Coal Company                                         /s/ W. L.   Scott

      COMPANY                                             OFFICER'S SIGNATURE

Central Appalachian Coal Company                           /s/ W. L.   Scott


Central Coal Company                                       /s/ W. L.   Scott


Central Ohio Coal Company                                  /s/ W. L.   Scott


Central Operating Company                                  /s/ W. L.   Scott


Colomet, Inc.                                              /s/ W. L.   Scott


Columbus Southern Power Company                            /s/ W. L.   Scott


Conesville Coal Preparation Company                        /s/ W. L.   Scott


Franklin Real Estate Company                               /s/ W. L.   Scott


Indiana Franklin Realty, Inc.                              /s/ W. L.   Scott


Indiana Michigan Power Company                             /s/ W. L.   Scott


Kentucky Power Company                                     /s/ W. L.   Scott


Kingsport Power Company                                    /s/ W. L.   Scott


LIG Chemical Company                                       /s/ W. L.   Scott


LIG, Inc.                                                  /s/ W. L.   Scott


LIG Liquids Company, L.L.C.                                /s/ W. L.   Scott


LIG Pipline Company                                        /s/ W. L.   Scott


Louisiana Intrastate Gas Company, L.L.C.                   /s/ W. L.   Scott


Ohio Power Company                                         /s/ W. L.   Scott


Price River Coal Company, Inc.                             /s/ W. L.   Scott


Simco, Inc.                                                /s/ W. L.   Scott


Southern Appalachian Coal Company                          /s/ W. L.   Scott

     COMPANY                                             OFFICER'S SIGNATURE

Southern Ohio Coal Company                                 /s/ W. L.   Scott


Tuscaloosa Pipeline Company                                /s/ W. L.   Scott


West Virginia Power Company                                /s/ W. L.   Scott


Wheeling Power Company                                     /s/ W. L.   Scott


Windsor Coal Company                                       /s/ W. L.   Scott

EXHIBIT E
                         CONTENTS

1  CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER RULE 26

2  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b)

____________________________________________________________


EXHIBIT E DOCUMENT:

     CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES

Pursuant to Rule 26 the identity of the chart of accounts used by American Electric Power Company, Inc. and each subsidiary company is indicated below. The companies using the Federal Energy Regulatory Commission Uniform System of Accounts are indicated by "FERC USA" and the companies using the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies are indicated by "USA SC".

                                                          Chart of Accounts
American Electric Power Company, Inc. (AEP)                 USA SC   (a)
  AEP Communications, Inc. (AEPC)                           USA SC   (a)
    AEP Communications, LLC (AEPCLLC)                       USA SC   (a)
  AEP Energy Services, Inc. (AEPES)                         USA SC   (a)
  AEP Generating Company (AEGCo)                            FERC USA
  AEP Investments, Inc. (AEPINV)                            USA SC   (a)
  AEP Power Marketing, Inc. (AEPPM)                         USA SC   (a)
  AEP Resources Service Company (AEPRESC)                   USA SC   (a)
    AEP Energy Services International, Limited (AEPESI)     USA SC   (a)
  AEP Resources, Inc. (AEPR)                                USA SC   (a)
    AEP Resources Australia Investments, Inc. (AEPRAI)      USA SC   (a)
    AEP Resources Australia Ventures, Inc. (AEPRAV)         USA SC   (a)
    AEP Resources Australia Pty., Ltd. (AEPRA)              USA SC   (a)
    AEP Resources Delaware, Inc. (AEPRD)                    USA SC   (a)
    AEP Resources Gas Holdings Company                      FERC USA
     AEP Resources Ventures, Inc.                           FERC USA
     AEP Resources Ventures II, Inc.                        FERC USA
     AEP Resources Ventures III, Inc.                       FERC USA
       AEP Acquisition L.L.C.                               FERC USA
          Jefferson Island Storage and Hub, L.L.C.          FERC USA
     AEP Resources Investments, Inc.                        FERC USA
      LIG Pipeline Company                                  FERC USA
        LIG, Inc.                                           FERC USA
        Louisiana Intrastate Gas Company, L.L.C.            FERC USA
           LIG Chemical Company                             FERC USA
           LIG Liquids Company, L.L.C.                      FERC USA
           Tuscaloosa Pipeline Company                      FERC USA
    AEP Resources International, Ltd. (AEPRI)               USA SC   (a)
      AEP Pushan Power, LDC (Pushan)                        USA SC   (a)
        Nanyang General Light Electric Co. Ltd. (NGLE)      FERC USA
      AEP Resources Mauritius Company (Mauritius)           USA SC   (a)
    AEP Resources Project Management Company, Ltd. (AEPRPM) USA SC   (a)
    AEP Resources Limited (AEPRL)                           USA SC   (a)
    AEPR Global Investments B.V. (AEPRGI)                   USA SC   (a)
      AEPR Global Holland Holding B.V. (AEPRGHH)            USA SC   (a)
    AEPR Global Ventures B.V. (AEPRGV)                      USA SC   (a)
    Yorkshire Power Group Limited (YPG)                       (c)
      Yorkshire Holdings plc (YH)                             (c)
        Yorkshire Electricity Group plc (YEG)                 (c)
      Yorkshire Power Finance Limited (YPF)                   (c)

  American Electric Power Service Corporation (AEPSC)       USA SC   (a)

  Appalachian Power Company  (APCo)                         FERC USA
    Cedar Coal Co. (CeCCo)                                  FERC USA (b)
    Central Appalachian Coal Company (CACCo)                FERC USA (b)
    Central Coal Company (CCCo)                             FERC USA (b)
    Central Operating Company (COpCo)                       FERC USA
    Southern Appalachian Coal Company (SACCo)               FERC USA (b)
    West Virginia Power Company (WVPCo)                     FERC USA

  Columbus Southern Power Company (CSPCo)                   FERC USA
    Colomet, Inc.(COLM)                                     FERC USA
    Conesville Coal Preparation Company (CCPC)              FERC USA (b)
    Simco Inc. (Simco)                                      FERC USA
    Ohio Valley Electric Corporation (OVEC)                 FERC USA

  Franklin Real Estate Company (FRECo)                      USA SC   (a)
    Indiana Franklin Realty, Inc. (IFRI)                    USA SC   (a)

  Indiana Michigan Power Company (I&M)                      FERC USA
    Blackhawk Coal Company (BHCCo)                          FERC USA (b)
    Price River Coal Company (PRCCo)                        FERC USA (b)

  Kentucky Power Company (KEPCo)                            FERC USA
  Kingsport Power Company (KGPCo)                           FERC USA

  Ohio Power Company (OPCo)                                 FERC USA
    Cardinal Operating Company (CdOCo)                      FERC USA
    Central Coal Company (CCCo)                             FERC USA (b)
    Central Ohio Coal Company (COCCo)                       FERC USA (b)
    Central Operating Company (COpCo)                       FERC USA
    Southern Ohio Coal Company (SOCCo)                      FERC USA (b)
    Windsor Coal Company (WCCo)                             FERC USA (b)

  Ohio Valley Electric Corporation (OVEC)                   FERC USA
    Indiana-Kentucky Electric Corporation (IKEC)            FERC USA

  Wheeling Power Company (WPCo)                             FERC USA



NOTES:

(a) These companies will adopt the FERC Uniform System of Accounts effective January 1, 1999.

(b) These companies use the FERC Uniform System of Accounts except for the operation and maintenance accounts.

(c)  These companies use the chart of accounts presented below.


                YORKSHIRE POWER FINANCE LIMITED
                 YORKSHIRE POWER GROUP LIMITED
                     YORKSHIRE HOLDINGS PLC
                YORKSHIRE ELECTRICITY GROUP PLC


Invest Prop Qual IBA                   Asset
Investment Properties - Qualif         Asset
Invest Prop No Qual Cap Al             Asset
Investment Properties - Not Qua        Asset
Fixed Assets Distributions             Asset
Distribution - Transfers               Asset
Non Op Land & Bldgs                    Asset
Other - Transfers                      Asset
Other - Disposals                      Asset
Other - Additions                      Asset
Other - B/F                            Asset
Other Reclassified                     Asset
Other Leased Assets                    Asset
Other HP Assets                        Asset
Other Motor Vehicles                   Asset
Other: Computers - Asset               Asset
Other Fixtures                         Asset
Fixtures Qualifying for CA             Asset
Fixed Assets - Fixtures Qualify        Asset
FA Generation                          Asset
Gen Qual WDA                           Asset
Generation Non Qual WDA                Asset
Capital Contributions                  Asset
Generation Write Offs                  Asset
Capital contributions Quali            Asset
Capital Contributions Non Q            Asset
Cap Cont Non Qual WDA                  Asset
Consol will be Disabled                Asset
Tools                                  Asset
Tools Qualifying for CA                Asset
Tools Qualifying for Revenue           Asset
Meters                                 Asset
Investments Other than Loans           Asset
Investments - Own share                Asset
Investments - YEG Holdings             Asset
Loans                                  Asset
Stocks                                 Asset
Raw materials / stores                 Asset
WIP                                    Asset
Finished goods and goods for r         Asset
Payment on account                     Asset
Mentor Stock                           Asset
Debtors                                Asset
Trade Debtors                          Asset
Debtors Amounts owed by Group          Asset
Disco95 Loan                           Asset
Intercompany Debtor - Team tel         Asset
Debtors Amounts owed by Assoc          Asset
Debtors Credit Sale Inst not y         Asset
Debtors Investment in Finance          Asset
Debtors Prepayments & Accrued          Asset
Debtors Prepay & Accrued Incom         Asset
Debtors Dividends Receivable           Asset
Debtors Purchase of electricity        Asset
VAT                                    Asset
Debtors - Bad Debt Provision           Asset
PPS                                    Asset
Debtors Other                          Asset
Suspense Account                       Asset
Short Term Investments                 Asset
Cash at Bank and in Hand               Asset
Bank Receipts                          Asset
Midland Treasury                       Asset
Giro Receipts                          Asset
Petty Cash                             Asset
Cash in Suspense                       Asset
Bank 7 Cash Yen A/C                    Asset
YEGas Cash                             Asset
Creditors                              Asset
Creditors Amounts Owed to Group        Asset
Creditors Interdivisional - Po         Asset
Stores Control                         Asset
Inter Divisional Transfers Con         Asset
Transfer Pricing Control Income        Asset
Transfer Pricing Control Costs         Asset
PPS Adjustment Control                 Asset
Cash Control                           Asset
NED Cash Collection Control            Asset
TP Bank Control                        Asset
GAS Cash Collection Account            Asset
Balancing Control                      Asset
Payments & Stores Control              Asset
Inter Divisional Transfers             Asset
Intangible Assets                      Asset
Devlopment Costs                       Asset
Concessions, patents, licenses         Asset
Goodwill                               Asset
Payment on Account                     Asset
Fixed Assets Invest Prop               Asset

FA Cap Cont                            Liability
FA Cap Cont Qual WDA                   Liability
Accumulated Depn Generation            Liability
Accumulated Depn Inv Properti          Liability
Accumulated Depn Distribution          Liability
Accum Depn Operational Building        Liability
Accum Depn Distribution P&M Di         Liability
Accum Depn Distribution Land           Liability
Accum Depn Reval Adj                   Liability
Accumulation Depn Op Bldgs             Liability
Accum Depn Distribution                Liability
Accumulated Depn Other                 Liability
Output Tax Std 5%                      Liability
Creditors                              Liability
Payroll Deductions                     Liability
Superannuating                         Liability
Trade Creditors                        Liability
Provisions for Liabilities and         Liability

Capital & Reserves                     Owners  Equity
Called Up Share Capital                Owners  Equity
Share Premium                          Owners  Equity
Profit & Loss Reserve                  Owners  Equity

Turnover                               Revenue
Gas Sales                              Revenue
YE Gas Brigg Charges                   Revenue
Turn Other Internal                    Revenue
Turn Int Cap profit                    Revenue
Turnover Int Co Capital Prof           Revenue
Other Operating Income                 Revenue
Income from Investments                Revenue
Sale of FA Investments                 Revenue
Int Received/Receivable                Revenue

Test Only Not for Use                  Expense
VAT Memorandum Account                 Expense
Chargeable Output tax Std 5%           Expense
VAT Input Car Leasing 50% Disa         Expense
VAT Input Overseas Services            Expense
GS Failures                            Expense
GS Jobs                                Expense
Average Minutes Lost / Custom          Expense
OS Failures                            Expense
OS Jobs                                Expense
No of Complaints of Chairman           Expense
Offer Complaints                       Expense
Other Complaints                       Expense
No Not Answered within Target          Expense
Units Distributed                      Expense
Units sold                             Expense
Customers Retained No                  Expense
Customers Lost No.                     Expense
Answer Written to Customer Eng         Expense
Telephone Response Time                Expense
Quarterly Debtor Days                  Expense
Decrease Bad Debt Prov                 Expense
Electricity Generated - Ovende         Expense
Availability - Ovenden moor            Expense
Generation (MW hrs) Commonside         Expense
Staff costs/Turnover BSD               Expense
Total Costs / Turnover BSD             Expense
Mainframe Av Availability              Expense
Mainframe OP availability              Expense
Mainframe outtages                     Expense
OP Outages                             Expense
Development Projects Delivered         Expense
Service Agreement Failures OP          Expense
Network Availability                   Expense
Average Resolution Times               Expense
Non Industrial Staff Nos               Expense
Industrial Staff Nos                   Expense
Overtime % Normal                      Expense
Sickness % Normal                      Expense
Lost Time Accidents                    Expense
3 Day Absences                         Expense
project Accounting Contrl              Expense
Miscellaneous Transactions             Expense
Salaries Oncost Control                Expense
Distribution - System Charges          Expense
Car Allowances Control                 Expense
Transport SuspenseCable Oil Location   Expense
Credit Sale Agreements                 Expense
Staff Expenses suspense                Expense
Bad Debt Control                       Expense
Drums & Packages Control               Expense
Sale of Assets Control                 Expense
Control & Suspense -                   Expense
Capital Expenditure Written Of         Expense
Customer Contributions Control         Expense
Other Capital Receipts Control         Expense
Lease Installments Payment Control     Expense
Credit Sale Deposits Suspense          Expense
Capital Oncost Suspense                Expense
Homepower Cash Control                 Expense
Club 24 Control                        Expense
Payments & Stores Control              Expense
Powerlink                              Expense
Salaries Control                       Expense
Monthly Paid Industrial Staff          Expense
Batch Differences Suspense             Expense
NED Suspense for cash collection       Expense
Drawings Control                       Expense
Mentor Drawings (NED only)             Expense
CIT Control Account                    Expense
Test Only Not for Use                  Expense
064                                    Expense
Domestic Gas                           Expense
Turn Other Int Cap - Group Act         Expense
Turn Int Cap Profit - Group Ac         Expense
Turn Other Int Cap exc Profit          Expense
Turn Other Int Rev                     Expense
Turn Other Inter Co Cap                Expense
 .Turn Other Inter Co Cap Profit        Expense
Turn Other Inter Co Cap Exc Pr         Expense
Turn Other Inter Co Rev - Group        Expense
Turnover Inter Co Revenue Natu         Expense
Turn Other Non Discretionary           Expense
Cost of Sales                          Expense
Cofs Purch of Electricity              Expense
Cost of Sales - Gas Costs              Expense
Cost of Sales - Gas Transportat        Expense
Cofs Exit Charges                      Expense
Cofs - Other Directs                   Expense
Distribution Costs                     Expense
Dist Indirect                          Expense
Distribution Costs                     Expense
Dist Indirect                          Expense
Cont Accs nil co wide                  Expense
Admin Costs                            Expense
Admin Non Discretionary                Expense
Admin Indirects                        Expense
Gas YEL Recharges Retail               Expense
Gas Salaries                           Expense
Admin Costs                            Expense
Admin indirect Bad Debts               Expense
Group Non Discretionary                Expense
Energy Efficiency                      Expense
Takeover Costs                         Expense
Sale of FA investments                 Expense
Interest Paid/Payable                  Expense
Int Pay Bank Loans Ext                 Expense
Interest Payable                       Expense
Int Pay Other Loans                    Expense
Interest Payable - Bonds               Expense
Int Pay Capitalized                    Expense
P & L Taxation                         Expense
Tax Corp - Tax Payable                 Expense
Tax UK Corp Tax                        Expense
Tax Assoc Companies                    Expense
Tax FII - %                            Expense
Tax Adj re earlier years               Expense
P&L Dividends                          Expense

AEP Resources Australia Holdings Pty. Ltd.
AEP Resources CitiPower I Pty, Ltd.
AEP Ressources CitiPower II Pty, Ltd.
Australia's Energy Partnership
Entergy Victoria LDC Pty, Ltd.
Marregon Pty, Ltd.
CitiPower Pty, Ltd.
CitiPower Trust

  Cash                                 Assets
  Account Receivable Current           Assets
  Work in Progress Current             Assets
  Provision for Doubtful Debts         Assets
  Intercompany Receivable              Assets
  Accrued Revenue                      Assets
  Other Current Assets                 Assets
  A/Cs Receivable                      Assets
  Investments                          Assets
  Fixed Assets in Service              Assets
  Work in Progress                     Assets
  Acc Dep - Prop/Plant & Equip         Assets
  Intangible                           Assets
  Deferred Charges                     Assets
  Other NonCurrent Assets              Assets
  A/Cs Payable & Accruals              Liability
  Suspense Oncosts                     Liability
  Borrowings                           Liability
  InterCo Payable                      Liability
  Customer & Trust Deposits            Liability
  Provisions                           Liability
  Borrowings                           Liability
  InterCompany Payable                 Liability
  Provisions                           Liability
  Shareholders Equity                  Liability
  Profit/Loss                          Liability

EXHIBIT E DOCUMENT:

  COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48(b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy . . . . . . .  Incorporated by Reference to
                                         1994 Form U5S Annual Report,
                                         File No. 30-150

American Electric Power Employee
Equipment Installation Program. . . . .  See Document below

EXHIBIT E DOCUMENT:
Employee Equipment Installation Program

In the belief that the actions of our employees are examples for our customers and that employees play an important role in demonstrating efficient electric concepts, AEPSC offers an Employee Equipment Installation Program. The availability of this program within an operating company is subject to legislative limitations existing within each state. All operating companies and AEP subsidiaries (Fuel Supply, United Mine Workers, Barge Division, etc.) may offer active employees an Equipment Installation Program. This is available to regular, active employees, including those who do not receive retail electric service from an AEP operating Company.

Two Equipment Installation Program options for employees are available. These are as follows:

Option #1

The company will finance approved HVAC equipment installations for heat pumps and dual fuel heat pump at 2% simple interest per annum.

Note - The 2% financing option may NOT be available in all operating companies due to regulatory restrictions.

The minimum finance rate of 2.0% is offered in lieu of any sort of company sponsored employee rebate/installation allowance program.

Employees that prefer a cash rebate and/or installation allowance may opt for Option #2.

Option #2

The company will offer a rebate and/or an equipment installation allowance. The difference between allowances for employees converting from fossil fuel or constructing a new home and allowances for employees with existing electric heat helps offset the cost of adding breakers/increasing switch gear size. The allowances are as follows:

          For Employees With Existing Electric Heat
               Heat Pump                $300 Allowance
               Dual Fuel Heat Pump      $200 Allowance

               For Employees Without Electric Heat Or
               Constructing A New Home
               Heat Pump                $600 Allowance
               Dual Fuel Heat Pump      $400 Allowance

If an employee selects this Option #2 rebate/installation allowance, a minimum loan of not less than 8% simple interest per annum (maximum term 10 years) can be offered for any HVAC system that meets company specifications.

Generally speaking, program Options #1 and #2 will be available to all active, regular, employees of any AEP System Company or subsidiary but only for their primary residence.

Employees on Long-Term Disability (LTD) cannot apply for participation in a finance program until such time as they return to an active employee status; however, such employees are eligible to receive the rebate/installation allowance under Option #2. The operating company that is the employer of the employees will be responsible for implementing this program for their employee regardless of where the employee lives.
Accounting instructions issued by AEPSC Treasury Staff and C&MS Department Policy memos have been issued for these programs.
Only those equipment installation options that can be financed or receive rebates for employees by an operating company are:

Equipment Efficiency and Control Requirements

* High Efficiency Heat Pump (minimum SEER rating of 10).
* Dual Fuel Heat Pumps (Efficiency minimum same as high efficiency heat pump criteria listed above).

Repayment of finance Options #1 and #2 should be made through payroll deductions. The period for any loan cannot exceed ten years.

Repayment of loans by persons on Long-Term Disability or employees called to active duty by the armed forces will be deferred until such time as the employee returns to active status. A loan will not exceed the installed cost of the equipment to be financed and may include the cost of wiring but exclude any physical modification to the home and/or major ductwork installation except for minor ductwork modifications required by an equipment replacement.

Retiree/Surviving Spouse Allowance Program

AEP System retirees or their surviving spouses will be eligible to receive the rebate/wiring allowance Portion of Option #2. Eligibility for this group is limited only to those retirees or their surviving spouses who are retail customers of an AEP operating company that offers the program. Also, the rebate is a one-time payment for a retiree/surviving spouse and is applicable only for their principle place of residence.

EXHIBIT F
            SCHEDULES SUPPORTING ITEMS OF THE REPORT

SCHEDULE SUPPORTING ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

The following tables show the intercompany transactions recorded pursuant to the AFFILIATED TRANSACTIONS AGREEMENT.

                                                                         KINGSPORT POWER COMPANY                           PAGE 1
                                                                 1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                      0         0          0         0         0          0         0          0         0
     KEY ACCOUNTS                          424         0        424         0         0          0         0          0         0
     ECONOMIC DEVELOPMENT                    0         0          0         0         0          0         0          0         0
     BUSINESS SERVICES                       0         0          0         0         0          0         0          0         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                          2,591         0      2,591         0         0          0         0          0         0
     CUSTOMER SERVICES                   9,122         0      9,122         0         0          0         0          0         0
     ENG - ENGINEERING & PLANNING       13,026         0     13,026         0         0          0         0          0         0
     ENG - ENGINEERING & DRAFTING            0         0          0         0         0          0         0          0         0
     OPERATIONS - ADMINISTRATIVE             0         0          0         0         0          0         0          0         0
     OPERATIONS - METER                  4,814         0      4,814         0         0          0         0          0         0
     OPERATIONS - LINE                  11,385         0     11,385         0         0          0         0          0         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS                 0         0          0         0         0          0         0          0         0
     RIGHT OF WAY MAINTENANCE                0         0          0         0         0          0         0          0         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                  0         0          0         0         0          0         0          0         0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                   0         0          0         0         0          0         0          0         0
     JOINT USE                               0         0          0         0         0          0         0          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS                   0         0          0         0         0          0         0          0         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                      36         0         36         0         0          0         0          0         0
     PROTECTION & CONTROL                  962         0        962         0         0          0         0          0         0
     STATION                            65,421         0     65,421         0         0          0         0          0         0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                        0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/RIGHT OF WAY           0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.           0         0          0         0         0          0         0          0         0
   OPERATIONS CENTER                         0         0          0         0         0          0         0          0         0

                                                                         KINGSPORT POWER COMPANY                           PAGE 2
                                                                 1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT             0         0          0         0         0          0         0          0         0
     METER OPERATIONS                        0         0          0         0         0          0         0          0         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS      11,900         0     11,900         0         0          0         0          0         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                0         0          0         0         0          0         0          0         0
     LAND MANAGEMENT-REAL ESTATE             0         0          0         0         0          0         0          0         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF           160         0        160         0         0          0         0          0         0
     CORPORATE COMMUNICATIONS                0         0          0         0         0          0         0          0         0
     RATES                                   0         0          0         0         0          0         0          0         0
     OTHER ADMINISTRATIVE GROUPS         1,086         0      1,086         0         0          0         0          0         0
   ACCOUNTING
     ADMINISTRATIVE                          0         0          0         0         0          0         0          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                     0         0          0         0         0          0         0          0         0
     DATA PROCESSING                         0         0          0         0         0          0         0          0         0
     ELECTRIC PLANT                          0         0          0         0         0          0         0          0         0
     GENERAL RECORDS                         0         0          0         0         0          0         0          0         0
     REPORTS                                 0         0          0         0         0          0         0          0         0
     PC & SOFTWARE SUPPORT                   0         0          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                0         0          0         0         0          0         0          0         0
     FLEET MANAGEMENT                   22,302         0     22,302         0         0          0         0          0         0
     BUILDING SERVICES                   6,457         0      6,457         0         0          0         0          0         0
     OFFICES SERVICES                        0         0          0         0         0          0         0          0         0
LABOR FRINGES ON O&M LABOR              33,567         0     33,567         0         0          0         0          0         0
TOTAL O&M COSTS                        183,253         0    183,253         0         0          0         0          0         0
 CONSTRUCTION, RETIREMENT, OTHER WIP   190,048         0    190,048         0         0          0         0          0         0
 MATERIAL & SUPPLY COSTS                22,695         0     22,377       209       109          0         0          0         0
 FACILITY COSTS                         12,302         0          0         0         0          0         0          0    12,302
 INVESTMENT CARRYING CHARGES             4,394         0          0         0         0          0         0          0     4,394
COMPANY TOTAL                          412,692         0    395,678       209       109          0         0          0    16,696

                                                         APPALACHIAN POWER COMPANY                                          PAGE 3
                                                  1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                 27,082       721          0    24,456        91        414       163      1,237         0
     KEY ACCOUNTS                        1,442     1,388          0        54         0          0         0          0         0
     ECONOMIC DEVELOPMENT                9,690     8,250          0         0         0          0     1,440          0         0
     BUSINESS SERVICES                     421       203          0       130         0         57         0         32         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                         27,510    25,012          0     1,283         0         67        66      1,082         0
     CUSTOMER SERVICES                 261,081   202,164          0     7,876       546      7,902     3,073     39,520         0
     ENG - ENGINEERING & PLANNING       12,285     2,397          0       540         0          0         0      9,348         0
     ENG - ENGINEERING & DRAFTING       27,342    21,742          0         3         0          0         0      5,597         0
     OPERATIONS - ADMINISTRATIVE        47,388    43,504          0     3,863      (115)         0         0        136         0
     OPERATIONS - METER                 37,246    12,808          0         0         0     14,954         0      9,484         0
     OPERATIONS - LINE                  37,790     6,255          0     2,531       648      1,510         0     26,845         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS               543       543          0         0         0          0         0          0         0
     RIGHT OF WAY MAINTENANCE           16,257     1,987          0    14,270         0          0         0          0         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                130       130          0         0         0          0         0          0         0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS              (4,823)        0          0         0    (2,425)    (1,439)        0       (959)        0
     JOINT USE                               0         0          0         0         0          0         0          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS             342,435   332,622          0         0         0      1,163         0      8,650         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS                      0         0          0         0         0          0         0          0         0
     TRANSMISSION LINE                  13,949    11,137          0     1,914         0          0         0        898         0
     PROTECTION & CONTROL               43,071       605          0    42,461        12          0         0         (7)        0
     STATION                           129,956    16,102          0    78,503     2,262      3,128        12     29,950         0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                        0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/RIGHT OF WAY       1,597         0          0     1,597         0          0         0          0         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.      96,855    11,323          0    81,405         0          0         0      4,127         0
   OPERATIONS CENTER                   586,394   195,523          0   388,355       516          0       110      1,890         0

                                                         APPALACHIAN POWER COMPANY                                          PAGE 4
                                                 1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT         1,818         0          0     1,818         0          0         0          0         0
     METER OPERATIONS                   31,546     6,531          0    20,741       194      2,765       113      1,202         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS      67,982     2,370          0     2,506         0        162         0     62,944         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                0         0          0         0         0          0         0          0         0
     LAND MANAGEMENT-REAL ESTATE         2,911         7          0       403         0          0         0      2,500         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF        62,039    19,743          0       432         0          0    41,864          0         0
     CORPORATE COMMUNICATIONS           16,083     7,023          0         0         0          0     9,060          0         0
     RATES                              29,724         0          0         0         0          0    29,724          0         0
     OTHER ADMINISTRATIVE GROUPS         6,798       383          0     3,222       109        448     2,925       (289)        0
   ACCOUNTING
     ADMINISTRATIVE                      8,200     5,254          0       628     1,731          0       586          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                 5,743     5,743          0         0         0          0         0          0         0
     DATA PROCESSING                     2,598     2,538          0         0         0          0         0         60         0
     ELECTRIC PLANT                      4,377     3,727          0         0         0          0       650          0         0
     GENERAL RECORDS                    47,434    29,357          0         0         0          0    18,077          0         0
     REPORTS                            13,213     8,335          0         0         0          0     4,878          0         0
     PC & SOFTWARE SUPPORT                 993       993          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN            1,867     1,867          0         0         0          0         0          0         0
     FLEET MANAGEMENT                  162,836    30,270          0   107,718       131          0     1,902      9,555    13,260
     BUILDING SERVICES                  17,964    15,995          0         0         0          0         0      1,969         0
     OFFICES SERVICES                   23,344    18,131          0     1,589         0          0       215      3,409         0
LABOR FRINGES ON O&M LABOR             465,018   219,271          0   172,681       538      4,719    27,416     40,393         0
TOTAL O&M COSTS                      2,688,129 1,271,954          0   960,979     4,238     35,849   142,275    259,574    13,260
 CONSTRUCTION, RETIREMENT, OTHER WIP 1,747,590   384,522          0 1,058,700    96,571     16,214     9,941    181,642         0
 MATERIAL & SUPPLY COSTS             1,585,507    33,533          0   740,338   123,309    350,838       963    336,526         0
 FACILITY COSTS                        649,841         0          0         0         0     58,602         0     13,825   577,414
 INVESTMENT CARRYING CHARGES           144,840         0          0         0         0     39,868         0      9,332    95,640
COMPANY TOTAL                        6,815,907 1,690,009          0 2,760,017   224,118    501,371   153,179    800,899   686,314

                                                         KENTUCKY POWER COMPANY                                             PAGE 5
                                               1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
 MARKETING
     CONSUMER MARKETING                      0         0          0         0         0          0         0          0         0
     KEY ACCOUNTS                         (817)        0       (739)        0         0          0       (78)         0         0
     ECONOMIC DEVELOPMENT                    0         0          0         0         0          0         0          0         0
     BUSINESS SERVICES                   1,156        40        930         0         0        120         0         66         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                         13,023         0      6,934         0         0          0         0      6,089         0
     CUSTOMER SERVICES                 314,140         0    245,381         0         0        932         0     67,827         0
     ENG - ENGINEERING & PLANNING       42,983         0     21,000         0     4,022          0         0     17,961         0
     ENG - ENGINEERING & DRAFTING        4,816         0      1,485         0         0          0         0      3,331         0
     OPERATIONS - ADMINISTRATIVE        63,654         0     37,737         0       393          0         0     25,524         0
     OPERATIONS - METER                      0         0          0         0         0          0         0          0         0
     OPERATIONS - LINE                 372,574       207    362,285         0     1,201      2,498         0      6,383         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS                 0         0          0         0         0          0         0          0         0
     RIGHT OF WAY MAINTENANCE               41         2         39         0         0          0         0          0         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                  0         0          0         0         0          0         0          0         0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                   0         0          0         0         0          0         0          0         0
     JOINT USE                               0         0          0         0         0          0         0          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS             646,413         0          0         0   244,212     19,083   367,969     15,149         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                 205,166         0     88,599         0       183     40,918     3,542     71,924         0
     PROTECTION & CONTROL               26,754         0     26,260         0         0          0         0        494         0
     STATION                           207,145       331    176,637         0       112      6,225         6     23,834         0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                      454         0          0         0         0        454         0          0         0
     LINE ENGINEERING/RIGHT OF WAY           0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.           0         0          0         0         0          0         0          0         0
   OPERATIONS CENTER                         0         0          0         0         0          0         0          0         0

                                                         KENTUCKY POWER COMPANY                                             PAGE 6
                                                1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT         1,291         0        629         0         0        662         0          0         0
     METER OPERATIONS                   55,510     1,545     30,134         0       205          0     3,233     20,393         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS      22,542         0     15,601         0     1,887      1,887        29      3,138         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                0         0          0         0         0          0         0          0         0
     LAND MANAGEMENT-REAL ESTATE             0         0          0         0         0          0         0          0         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
     STATE PRES/ENVIR & GOV'T AFF            0         0          0         0         0          0         0          0         0
     CORPORATE COMMUNICATIONS                0         0          0         0         0          0         0          0         0
     RATES                                   0         0          0         0         0          0         0          0         0
     OTHER ADMINISTRATIVE GROUPS             0         0          0         0         0          0         0          0         0
   ACCOUNTING
     ADMINISTRATIVE                          0         0          0         0         0          0         0          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                     0         0          0         0         0          0         0          0         0
     DATA PROCESSING                         0         0          0         0         0          0         0          0         0
     ELECTRIC PLANT                          0         0          0         0         0          0         0          0         0
     GENERAL RECORDS                         0         0          0         0         0          0         0          0         0
     REPORTS                                 0         0          0         0         0          0         0          0         0
     PC & SOFTWARE SUPPORT                   0         0          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                0         0          0         0         0          0         0          0         0
     FLEET MANAGEMENT                   32,134       133      2,715         0       770        161    15,518      5,610     7,227
     BUILDING SERVICES                  34,993         0     22,418         0         0          0         0     12,575         0
     OFFICES SERVICES                        0         0          0         0         0          0         0          0         0
LABOR FRINGES ON O&M LABOR             422,544       149    217,711         0    65,485     15,441    62,861     60,898         0
TOTAL O&M COSTS                      2,466,517     2,407  1,255,756         0   318,470     88,380   453,080    341,197     7,227
 CONSTRUCTION, RETIREMENT, OTHER WIP 1,914,620    38,521  1,478,837         0    77,663    197,196         0    122,403         0
 MATERIAL & SUPPLY COSTS               288,966         0    107,746         0    22,701      5,333         0    153,186         0
 FACILITY COSTS                        557,124       156    279,234         0         0      5,052    24,696     56,190   191,796
 INVESTMENT CARRYING CHARGES           589,312         6    305,581         0         0      5,934    22,733     77,782   177,276
COMPANY TOTAL                        5,816,539    41,090  3,427,154         0   418,834    301,895   500,509    750,758   376,299

                                                         INDIANA/MICHIGAN POWER COMPANY                                     PAGE 7
                                                    1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
  MARKETING
     CONSUMER MARKETING                    400         0          0         0         0          0         0        400         0
     KEY ACCOUNTS                            0         0          0         0         0          0         0          0         0
     ECONOMIC DEVELOPMENT                    0         0          0         0         0          0         0          0         0
     BUSINESS SERVICES                       0         0          0         0         0          0         0          0         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                         15,557         0          0         0         0         65         0     15,492         0
     CUSTOMER SERVICES                  26,521         0          0         0         0          0         0     26,521         0
     ENG - ENGINEERING & PLANNING       25,960     1,850         54         0         0      3,992         0     20,064         0
     ENG - ENGINEERING & DRAFTING       24,753         0          0         0         0          8         0     24,745         0
     OPERATIONS - ADMINISTRATIVE           765         0          0         0         0          0         0        765         0
     OPERATIONS - METER                  1,718         0          0        36         0          0         0      1,682         0
     OPERATIONS - LINE                  18,218     2,471     10,193     1,547         0        172         0      3,835         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS            30,696         0      3,289         0         0      2,398         0     25,009         0
     RIGHT OF WAY MAINTENANCE            6,504         0          0       127         0          0     2,684      3,693         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING             12,555         0          0        18         0          0        15     12,522         0
   DISTRIBUTION DATA SYSTEMS                 0         0          0         0         0          0         0          0         0
     DATABASE APPLICATIONS                   0         0          0         0         0          0         0          0         0
     JOINT USE                             167         0          0       167         0          0         0          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS               9,918         0      2,395       380         0      7,143         0          0         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                   5,935     4,547          0         0         0          0         0      1,388         0
     PROTECTION & CONTROL                5,549         0          0         0         0          0         0      5,549         0
     STATION                            72,695         0         72         0         0          0         0     72,623         0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                        0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/RIGHT OF WAY       1,598         0          0         0         0          0         0      1,598         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.      38,231         0     11,158        (3)        0          0     1,069     26,007         0
   OPERATIONS CENTER                        22         0         22         0         0          0         0          0         0

                                                         INDIANA/MICHIGAN POWER COMPANY                                     PAGE 8
                                                    1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT             0         0          0         0         0          0         0          0         0
     METER OPERATIONS                    2,608         0          0       662         0          0         0      1,946         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS      15,714         0          0         0         0          0         0     15,714         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                0         0          0         0         0          0         0          0         0
     LAND MANAGEMENT-REAL ESTATE             0         0          0         0         0          0         0          0         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
     STATE PRES/ENVIR & GOV'T AFF            0         0          0         0         0          0         0          0         0
     CORPORATE COMMUNICATIONS            4,032       340          0         0         0          0         0      3,692         0
     RATES                                   0         0          0         0         0          0         0          0         0
     OTHER ADMINISTRATIVE GROUPS             0         0          0         0         0          0         0          0         0
   ACCOUNTING
     ADMINISTRATIVE                          0         0          0         0         0          0         0          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                     0         0          0         0         0          0         0          0         0
     DATA PROCESSING                         0         0          0         0         0          0         0          0         0
     ELECTRIC PLANT                          0         0          0         0         0          0         0          0         0
     GENERAL RECORDS                         0         0          0         0         0          0         0          0         0
     REPORTS                                 0         0          0         0         0          0         0          0         0
     PC & SOFTWARE SUPPORT                   0         0          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN               44         0          0         0         0          0         0         44         0
     FLEET MANAGEMENT                   93,569         0        638     2,083         0          0       240     78,305    12,303
     BUILDING SERVICES                   2,450         0          0     1,293         0          9         0      1,148         0
     OFFICES SERVICES                    2,174         0          0         0         0          0         0      2,174         0
LABOR FRINGES ON O&M LABOR              54,093     1,280      3,105        11         0      1,662       763     47,272         0
TOTAL 0&M COSTS                        472,446    10,488     30,926     6,321         0     15,449     4,771    392,188    12,303
 CONSTRUCTION, RETIREMENT, OTHER WIP   993,502         0    184,763     1,555         0    188,998         0    618,186         0
 MATERIAL & SUPPLY COSTS               578,600       892     93,027    83,072         0     52,962       614    348,033         0
FACILITY COSTS                       1,541,030         0          0         0         0          0         0          0 1,541,030
 INVESTMENT CARRYING CHARGES               370         0          0         0         0          0         0          0       370
COMPANY TOTAL                        3,585,948    11,380    308,716    90,948         0    257,409     5,385  1,358,407 1,553,703

                                                         WHEELING POWER COMPANY                                             PAGE 9
                                                1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
  MARKETING
     CONSUMER MARKETING                      0         0          0         0         0          0         0          0         0
     KEY ACCOUNTS                            0         0          0         0         0          0         0          0         0
     ECONOMIC DEVELOPMENT                    0         0          0         0         0          0         0          0         0
     BUSINESS SERVICES                       0         0          0         0         0          0         0          0         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                              0         0          0         0         0          0         0          0         0
     CUSTOMER SERVICES                     (17)        0          0         0         0          0         0        (17)        0
     ENG - ENGINEERING & PLANNING          130         0          0         0         0          0         0        130         0
     ENG - ENGINEERING & DRAFTING           56         0          0         0         0          0         0         56         0
     OPERATIONS - ADMINISTRATIVE             0         0          0         0         0          0         0          0         0
     OPERATIONS - METER                 16,505         0          0         0         0          0         0     16,505         0
     OPERATIONS - LINE                   5,797       214          0       439         0          0         0      5,144         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS                 0         0          0         0         0          0         0          0         0
     RIGHT OF WAY MAINTENANCE                0         0          0         0         0          0         0          0         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                  0         0          0         0         0          0         0          0         0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                   0         0          0         0         0          0         0          0         0
     JOINT USE                               0         0          0         0         0          0         0          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS                   0         0          0         0         0          0         0          0         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                       0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL                    0         0          0         0         0          0         0          0         0
     STATION                           149,764         0          0         0         0          0         0    149,764         0
   TRANSMISSION SYSTEM ENGINEERING           0         0          0         0         0          0         0          0         0
     LINE ENGINEERING                        0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/RIGHT OF WAY           0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.           0         0          0         0         0          0         0          0         0
   OPERATIONS CENTER                         0         0          0         0         0          0         0          0         0

                                                         WHEELING POWER COMPANY                                            PAGE 10
                                                1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT             0         0          0         0         0          0         0          0         0
     METER OPERATIONS                        0         0          0         0         0          0         0          0         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS           0         0          0         0         0          0         0          0         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY                0         0          0         0         0          0         0          0         0
     LAND MANAGEMENT-REAL ESTATE             0         0          0         0         0          0         0          0         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
     STATE PRES/ENVIR & GOV'T AFF            0         0          0         0         0          0         0          0         0
     CORPORATE COMMUNICATIONS                0         0          0         0         0          0         0          0         0
     RATES                                   0         0          0         0         0          0         0          0         0
     OTHER ADMINISTRATIVE GROUPS             0         0          0         0         0          0         0          0         0
   ACCOUNTING
     ADMINISTRATIVE                          0         0          0         0         0          0         0          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                     0         0          0         0         0          0         0          0         0
     DATA PROCESSING                         0         0          0         0         0          0         0          0         0
     ELECTRIC PLANT                          0         0          0         0         0          0         0          0         0
     GENERAL RECORDS                         0         0          0         0         0          0         0          0         0
     REPORTS                                 0         0          0         0         0          0         0          0         0
     PC & SOFTWARE SUPPORT                   0         0          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                0         0          0         0         0          0         0          0         0
     FLEET MANAGEMENT                   14,926         0          0         0         0        139         0     14,771        16
     BUILDING SERVICES                   3,598         0          0         0         0          0         0      3,598         0
     OFFICES SERVICES                        0         0          0         0         0          0         0          0         0
LABOR FRINGES ON O&M LABOR              47,181        67          0       108         0          0         0     47,006         0
TOTAL O&M COSTS                        237,940       281          0       547         0        139         0    236,957        16
 CONSTRUCTION, RETIREMENT, OTHER WIP   267,801         0     66,684    18,444    10,954     16,486         0    155,233         0
 MATERIAL & SUPPLY COSTS                 3,893         0          0         0        58         38         0      3,797         0
 FACILITY COSTS                              0         0          0         0         0          0         0          0         0
 INVESTMENT CARRYING CHARGES                 0         0          0         0         0          0         0          0         0
COMPANY TOTAL                          509,634       281     66,684    18,991    11,012     16,663         0    395,987        16

                                                         OHIO POWER COMPANY                                                PAGE 11
                                              1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
  MARKETING
     CONSUMER MARKETING                 14,832         0          0         0         0     14,734        98          0         0
     KEY ACCOUNTS                            0         0          0         0         0          0         0          0         0
     ECONOMIC DEVELOPMENT                    6         0          0         0         0          6         0          0         0
     BUSINESS SERVICES                       0         0          0         0         0          0         0          0         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                        134,908       404     39,991     4,779       187     47,812    41,735          0         0
     CUSTOMER SERVICES                 361,579       619    159,749     2,446      (961)   160,799    38,928          0         0
     ENG - ENGINEERING & PLANNING      138,288       (20)    26,294     1,394         0     54,462    56,158          0         0
     ENG - ENGINEERING & DRAFTING       19,250         0          0         0        86     (6,095)   25,259          0         0
     OPERATIONS - ADMINISTRATIVE        69,370         0        558    13,631         0      5,354    49,828          0         0
     OPERATIONS - METER                 35,762       213      7,392     1,360         0     15,255    11,541          0         0
     OPERATIONS - LINE                 732,826       982    255,554    54,941        74    382,994    38,281          0         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS             5,166         0          0         0         0      4,851       315          0         0
     RIGHT OF WAY MAINTENANCE              472         0          0        94         0        352        26          0         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING                  0         0          0         0         0          0         0          0         0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS                   0         0          0         0         0          0         0          0         0
     JOINT USE                          37,624         0          0       171         0     35,267     2,186          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS             (22,322)        0          0         0         0    (22,322)        0          0         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                 606,661     1,344     71,852    42,164    18,694    434,900    37,707          0         0
     PROTECTION & CONTROL               83,993     1,017      6,151     3,897     1,719     32,902    38,307          0         0
     STATION                           512,497     5,112     61,974    21,045     4,582    301,871   117,913          0         0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                        0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/RIGHT OF WAY           0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.      33,513         0      9,678     1,647         0     19,776     2,412          0         0
   OPERATIONS CENTER                 1,024,186         0      3,857         0     5,052    946,085    69,191          0         0

                                                         OHIO POWER COMPANY                                                PAGE 12
                                              1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT         3,115         0          0       772     2,343          0         0          0         0
     METER OPERATIONS                  356,059       998        251     4,836   106,614    226,241    17,118          0         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS      35,239         0      1,196         0       203      4,226    29,614          0         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY            3,642         0         47       229        65      3,299         3          0         0
     LAND MANAGEMENT-REAL ESTATE         3,686         0          0         0         0      3,612        74          0         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF         1,242         0          0         0         0      1,242         0          0         0
     CORPORATE COMMUNICATIONS           20,484         0          0         0     3,523     16,961         0          0         0
     RATES                               8,095         0          0         0         0      8,095         0          0         0
     OTHER ADMINISTRATIVE GROUPS       640,798    13,979    311,615    62,799   227,731     12,331    12,343          0         0
   ACCOUNTING
     ADMINISTRATIVE                        140         0          0         0         0          0       140          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                     0         0          0         0         0          0         0          0         0
     DATA PROCESSING                         0         0          0         0         0          0         0          0         0
     ELECTRIC PLANT                          0         0          0         0         0          0         0          0         0
     GENERAL RECORDS                         0         0          0         0         0          0         0          0         0
     REPORTS                                 0         0          0         0         0          0         0          0         0
     PC & SOFTWARE SUPPORT                   0         0          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN                0         0          0         0         0          0         0          0         0
     FLEET MANAGEMENT                  190,923     1,825     12,798     1,390    13,007     84,859    47,925          0    29,118
     BUILDING SERVICES                  16,232         0      1,165       240       235     11,823     2,769          0         0
     OFFICES SERVICES                   72,796     1,072     24,378     8,794    20,054     16,704     1,794          0         0
LABOR FRINGES ON O&M LABOR           1,397,763     1,259    205,811    45,323    47,399    900,327   197,643          0         0
TOTAL O&M COSTS                      6,538,823    28,804  1,200,311   271,953   450,607  3,718,722   839,307          0    29,118
 CONSTRUCTION, RETIREMENT, OTHER WIP 6,914,933     1,224  2,060,186   428,458   189,363  3,838,659   397,043          0         0
 MATERIAL & SUPPLY COSTS             4,968,676       800  1,204,934   419,935   229,567  2,816,631   296,809          0         0
FACILITY COSTS                         855,858         0     58,908    18,744     7,872    141,414    44,328          0   584,592
 INVESTMENT CARRYING CHARGES         1,525,444         0    292,217   126,226    36,661    661,477    53,753          0   355,110
COMPANY TOTAL                       20,803,734    30,828  4,816,556 1,265,316   914,070 11,176,903 1,631,240          0   968,820

                                                          COLUMBUS SOUTHERN POWER COMPANY                                   PAGE 13
                                                     1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 O&M COSTS
  MARKETING
     CONSUMER MARKETING                333,458       110          0         0         0          0    17,296    316,052         0
     KEY ACCOUNTS                        3,492         0        196         0         0          0         0      3,296         0
     ECONOMIC DEVELOPMENT              287,291         0          0         0         0          0         0    287,291         0
     BUSINESS SERVICES                  17,606         0          0         0     1,560          0       104     15,942         0
     MARKETING SUPPORT SERVICES              0         0          0         0         0          0         0          0         0
 DISTRIBUTION REGIONS
     MANAGERIAL                         61,381     1,486     14,119     2,119     1,423          0         0     42,233         0
     CUSTOMER SERVICES                 312,091       380     59,043        22         0          0         0    252,646         0
     ENG - ENGINEERING & PLANNING      101,852        31     26,535     3,135       140          0         0     72,011         0
     ENG - ENGINEERING & DRAFTING       15,756         0      2,237         0         0          0         0     13,519         0
     OPERATIONS - ADMINISTRATIVE        66,964     2,344     11,655         0         0          0         0     52,965         0
     OPERATIONS - METER                 39,640        93      8,044     3,389         0          0         0     28,115         0
     OPERATIONS - LINE                 134,670       239     31,316         0         0          0       124    102,991         0
 ENERGY DISTRIBUTION SUPPORT
   DISTRIBUTION OPERATIONS
     DISTRIBUTION OPERATIONS           177,670         0      2,295         0         0          0     7,197    168,178         0
     RIGHT OF WAY MAINTENANCE           17,515         0          0     3,265         0          0       891     13,359         0
   DISTRIBUTION ENGINEERING
     ENGINEERING & PLANNING             77,458         0          0       368         0          0     4,278     72,812         0
   DISTRIBUTION DATA SYSTEMS
     DATABASE APPLICATIONS              17,913         0          0         0     7,754          0       535      9,625         0
     JOINT USE                               0         0          0         0         0          0         0          0         0
   CUSTOMER SERVICES
     CUSTOMER CALL CENTERS           4,580,409         0      5,036    (1,635)   20,159          0         0  4,556,849         0
 ENERGY TRANSMISSION
   TRANSMISSION REGIONS
     TRANSMISSION LINE                  12,543         0      1,485       990         0          0       495      9,573         0
     PROTECTION & CONTROL              134,012         0     12,351     6,794         0          0     2,952    111,915         0
     STATION                           665,413       635     96,336    46,549     3,271          0    12,567    506,056         0
   TRANSMISSION SYSTEM ENGINEERING
     LINE ENGINEERING                        0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/RIGHT OF WAY           0         0          0         0         0          0         0          0         0
     LINE ENGINEERING/SURVEY                 0         0          0         0         0          0         0          0         0
     PROTECTION & CONTROL ENG.               0         0          0         0         0          0         0          0         0
     STATION ENGINEERING                     0         0          0         0         0          0         0          0         0
   STATION CONSTRUCTION, O&M ADMIN
     SYSTEM MAINT., TOOLS & EQUIP.     249,155      (102)    39,094    12,818    10,863          0     1,599    184,787        96
   OPERATIONS CENTER                   120,595         0          0         0         0          0     4,125    116,470         0

                                                         COLUMBUS SOUTHERN POWER COMPANY                                   PAGE 14
                                                    1998 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
 ENERGY DELIVERY SUPPORT
   MEASUREMENTS & CUSTOMER SUPPORT
     MEASUREMENTS ENG. & SUPPORT             0         0          0         0         0          0         0          0         0
     METER OPERATIONS                        0         0          0         0         0          0         0          0         0
   TELECOMMUNICATIONS
     TELECOMMUNICATIONS ENGINEERING          0         0          0         0         0          0         0          0         0
     TELECOMMUNICATIONS OPERATIONS     193,869        48     18,041    13,702    27,340          0         0    134,738         0
   OPERATIONS IMPROVEMENT
     LAND MANAGEMENT-FORESTRY           40,765         0          0         0         0          0         0     40,765         0
     LAND MANAGEMENT-REAL ESTATE       138,819         0      3,457     1,083    23,412          0       390    110,477         0
     OPERATIONS ANALYSIS                     0         0          0         0         0          0         0          0         0
 ADMINISTRATIVE SUPPORT
   ADMINISTRATIVE
    STATE PRES/ENVIR & GOV'T AFF       350,334         0          0         0         0          0         0    350,334         0
     CORPORATE COMMUNICATIONS          134,357         0          0         0         0          0         0    134,357         0
     RATES                             166,349         0          0         0         0          0         0    166,349         0
     OTHER ADMINISTRATIVE GROUPS        76,271    50,427          0        15         0          0        84     27,742     1,997
   ACCOUNTING
     ADMINISTRATIVE                          0         0          0         0         0          0         0          0         0
     ACCOUNTS PAYABLE                        0         0          0         0         0          0         0          0         0
     CASH MANAGEMENT                         0         0          0         0         0          0         0          0         0
     CENTRALIZED CASH                        0         0          0         0         0          0         0          0         0
     CUSTOMER ACCOUNTING                     0         0          0         0         0          0         0          0         0
     DATA PROCESSING                         0         0          0         0         0          0         0          0         0
     ELECTRIC PLANT                          0         0          0         0         0          0         0          0         0
     GENERAL RECORDS                         0         0          0         0         0          0         0          0         0
     REPORTS                                 0         0          0         0         0          0         0          0         0
     PC & SOFTWARE SUPPORT                   0         0          0         0         0          0         0          0         0
   CORPORATE SERVICES
     CORPORATE SERVICES-ADMIN          115,163         0      4,084         0         0          0     6,311    104,768         0
     FLEET MANAGEMENT                  276,221       208      1,538     6,948     5,772          0    10,477     74,846   176,431
     BUILDING SERVICES                 381,253         0     14,892         0         0          0    22,148    344,212         0
     OFFICES SERVICES                  120,701         0      2,853         0         0          0     4,538    113,310         0
LABOR FRINGES ON O&M LABOR           2,166,619     1,122     97,701    21,292    20,186          0    18,108  2,008,210         0
TOTAL O&M COSTS                     11,587,604    57,021    452,307   120,855   121,879          0   114,219 10,546,792   178,524
 CONSTRUCTION, RETIREMENT, OTHER WIP 2,106,842        16    788,922    99,258    26,298          0    81,939  1,110,409         0
 MATERIAL & SUPPLY COSTS                97,242       769     44,546    10,946    13,465          0     2,552     24,964         0
 FACILITY COSTS                      2,559,339         0     26,564     3,899    19,355          0    25,950  1,196,418 1,287,153
 INVESTMENT CARRYING CHARGES         1,307,568         0      7,718     2,006    12,480          0    11,444    422,502   851,418
COMPANY TOTAL                       17,658,595    57,806  1,320,057   236,964   193,477          0   236,104 13,301,085 2,317,095

                                         1998 INTERCOMPANY BILLING COSTS INCURRED SUMMARY BY COMPANY                       PAGE 15

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
ORGANIZATION PROVIDING SERVICE
KINGSPORT POWER                        412,692         0    395,678       209       109          0         0          0    16,696

APPALACHIAN POWER                    6,815,907 1,690,009          0 2,760,017   224,118    501,371   153,179    800,899   686,314

KENTUCKY POWER                       5,816,539    41,090  3,427,154         0   418,834    301,895   500,509    750,758   376,299

INDIANA MICHIGAN POWER               3,585,948    11,380    308,716    90,948         0    257,409     5,385  1,358,407 1,553,703

WHEELING POWER                         509,634       281     66,684    18,991    11,012     16,663         0    395,987        16

OHIO POWER                          20,803,734    30,828  4,816,556 1,265,316   914,070 11,176,903 1,631,240          0   968,820

COLUMBUS SOUTHERN POWER             17,662,589    57,806  1,320,057   236,964   193,477          0   236,104 13,301,085 2,317,095

TOTAL                               55,607,043 1,831,394 10,334,846 4,372,446 1,761,620 12,254,241 2,526,418 16,607,135 5,918,943

                                         1998 INTERCOMPANY BILLING COSTS INCURRED SUMMARY BY EXPENDITURE CATEGORY

COMPANY BENEFITING FROM WORK..>           TOTAL     KGPCO       APCO      KPCO       I&M        CSP      WPCO       OPCO       AEP
EXPENDITURE CATEGORY
O&M                                 24,178,706 1,370,955  3,122,554 1,360,656   895,194  3,858,539 1,553,653 11,776,707   240,448

CONSTRUCTION, RETIREMENT, OTHER WIP 14,135,336   424,283  4,769,440 1,606,415   400,849  4,257,553   488,923  2,187,873         0

MATERIAL & SUPPLIES                  7,545,579    35,994  1,472,630 1,254,500   389,209  3,225,802   300,938    866,506         0

FACILITY COSTS                       6,175,494       156    364,706    22,643    27,227    205,068    94,974  1,266,433 4,194,287

INVESTMENT CARRYING CHARGES          3,571,928         6    605,516   128,232    49,141    707,279    87,930    509,616 1,484,208

TOTAL                               55,607,043 1,831,394 10,334,846 4,372,446 1,761,620 12,254,241 2,526,418 16,607,135 5,918,943

                               EXHIBIT G

SEE EXHIBIT 27 FOR FINANCIAL DATA SCHEDULES.




EXHIBIT H

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it not indented to the same degree. The percentage ownership is 100% except where noted.

American Electric Power Company, Inc.
  AEP Resources, Inc.
    AEP Resources Australia Pty., Ltd.
      Pacific Hydro Ltd. (20%) (FUCO)
    AEPR Australia Holdings Pty., Ltd.
      CitiPower (FUCO)
    AEP Resources International, Limited
      AEP Pushan Power LDC (a)
        Nanyang General Light Electric Co., Ltd. (FUCO) (b)
      AEP Resources Project Management Company, Ltd.
        AEP Pushan Power LDC (a)
          Nanyang General Light Electric Co., Ltd. (FUCO) (b)
    Yorkshire Power Group Limited (c)
      Yorkshire Holdings plc
        Yorkshire Electricity Group plc (FUCO)

(a) Owned 99% by AEP Resources International, Limited and 1% by AEP Resources Project Management Company, Ltd.
(b) AEP Pushan Power LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(c)  Owned 50% by AEP Resources, Inc.

   As of December 31, 1998 the direct and indirect investment as defined in Rule 53 by AEP Co., Inc. in EWG's and FUCO's was $810,049,000.

                               EXHIBIT I


In March 1998 a 20% interest in Pacific Hydro, Ltd. was acquired through AEP Resources Australia Pty., Ltd. a special purpose subsidiary of AEP Resources, Inc. In December 1998, AEP Resources, Inc., through wholly-owned subsidiaries, acquired CitiPower Pty. (CitiPower). Audited financial statements for American Electric Power Company's EWG's and FUCO's are not available, therefore unaudited statements are filed confidentially pursuant to Rule 104(b) of the PUHCA.

The unaudited financial statements for CitiPower and Nanyang General Light Electric Co., Ltd. are filed confidentially pursuant to Rule 104(b) of the PUHCA.

Pacific Hydro, Ltd. are filed confidentially pursuant to Rule 104(b) of the PUHCA.

Yorkshire Power Group Limited's financial statements are incorporated by reference to the Form 10-Q for the quarter ended December 31,1998 and the annual report on Form 10-K for the year ended March31,1998.

                              SIGNATURE



		The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.




					AMERICAN ELECTRIC POWER COMPANY, INC.

						By    /s/ Armando S. Pena
							  Armando S. Pena
							     Treasurer


April 29, 1999